Exhibit 10.1

Execution Version

STOCK PURCHASE AGREEMENT

by and among

TUPPERWARE SERVICES MÉXICO, S. DE R.L. DE C.V.,

As Seller and Sellers’ Representative,

Premiere Brands International Coöperatief U.A.,

TUPPERWARE BRANDS AMERICAS B.V., and

LATIN AMERICA INVESTMENTS, INC.,

As Sellers,

BETTERWARE DE MÉXICO, S.A.P.I. DE C.V.,

As Purchaser,

DART, S.A. DE C.V.,

DART DO BRASIL INDUSTRIA E COMERCIO LTDA., and

CAV SUL CENTRO DE APOIO DE VENDAS DE PRODUTOS PESSOAIS E ARTIGOS PARA LAR LTDA.,

As Companies,

dated as of

January 19, 2026

i

	Article VII
	OTHER COVENANTS

Section 7.1.	Confidentiality	54
Section 7.2.	Publicity	55
Section 7.3.	Antitrust Approval and Other Approvals from Governmental Authorities	56
Section 7.4.	Third Party Consents	58
Section 7.5.	Further Assurances and Notifications	58
Section 7.6.	Pre-Closing Transactions and Arrangements	58
Section 7.7.	Further Assurances on Intellectual Property	59
Section 7.8.	Termination of Related Party Contracts	59
Section 7.9.	Exclusive Dealing	59
Section 7.10.	Sellers Release	60
Section 7.11.	Tax Matters	60
Section 7.12.	Post-Closing Brazilian Filings	62

	Article VIII
	CONDITIONS PRECEDENT

Section 8.1.	Conditions to Obligations of Purchaser	63
Section 8.2.	Conditions to Obligations of the Companies and the Sellers	64

	Article IX
	TERMINATION

Section 9.1.	Termination	65
Section 9.2.	Effect of Termination	67

	Article X
	SURVIVAL

Section 10.1.	Survival	67

	Article XI
	PARTIES’ ACKNOWLEDGMENT AND NON RECOURSE

Section 11.1.	Purchaser’s Further Acknowledgment	68
Section 11.2.	Sellers’ Further Acknowledgments	69
Section 11.3.	Non-Recourse	71

EXHIBITS

Exhibit A-1	Definitions
Exhibit A-2	Index of Defined Terms
Exhibit B-1	Percentage Interest and Allocation Schedule
Exhibit B-2	Sample Closing Statement
Exhibit C	Resignations
Exhibit D	Form of Escrow Agreement
Exhibit E	Knowledge of Purchaser
Exhibit F	Knowledge of Companies
Exhibit G	Form of License Agreement
Exhibit H	Form of Offset Agreement
Exhibit I	Form of Registration Rights and Lock-up Agreement
Exhibit J-1	Territory
Exhibit J-2	Recordation Condition
Exhibit K	Pre-Closing Arrangements
Exhibit L	Form of Manufacturing Agreement
Exhibit M	Form of Molds Purchase Agreement
Exhibit N	Form of NDA Termination

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into on January 19, 2026 by and among:

(I)	Tupperware Services México, S. de R.L. de C.V., a sociedad de responsabilidad limitada de capital variable duly organized and validly existing under the laws of Mexico (“TSM” or “Sellers’ Representative”);

(II)	Premiere Brands International Coöperatief U.A., a cooperative with excluded liability (coöperatie met uitgesloten aansprakelijkheid), incorporated under the laws of the Netherlands (“Coöperatief”);

(III)	Tupperware Brands Americas B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) duly incorporated and validly existing under the laws of the Netherlands (“Brands Americas BV”);

(IV)	Latin America Investments, Inc., a corporation duly incorporated and validly existing under the laws of Delaware (“Investments,” and collectively with TSM, Coöperatief and Brands Americas BV, the “Sellers,” and each individually, a “Seller”);

(V)	Betterware de México, S.A.P.I. de C.V., a sociedad anónima promotora de inversión de capital variable duly incorporated and validly existing under the laws of Mexico (“Betterware” or “Purchaser”);

(VI)	Dart, S.A. de C.V., a sociedad anónima de capital variable duly incorporated and validly existing under the laws of Mexico (“Dart Mexico”);

(VII)	Dart do Brasil Industria e Comercio Ltda., a sociedade limitada duly organized and validly existing under the laws of Brazil (“Dart Brazil”); and

(VIII)	Cav Sul Centro de Apoio de Vendas de Produtos Pessoais e Artigos para Lar Ltda., a sociedade limitada duly organized and validly existing under the laws of Brazil (“Cav Sul,” and collectively with Dart Mexico and Dart Brazil, the “Companies,” and each individually, a “Company;” and the Companies, collectively with the Sellers and Purchaser, the “Parties,” and each individually, a “Party”).

This Agreement is subject to the following Recitals and Clauses:

RECITALS

WHEREAS, Coöperatief is the record and beneficial owner of one share of capital stock of Dart Mexico, representing approximately 0.000001% of the capital stock of Dart Mexico (such share, the “Dart Mexico Coöperatief Share”);

WHEREAS, TSM is the record and beneficial owner of 147,052,476 shares of capital stock of Dart Mexico, representing, except for the Dart Mexico Coöperatief Share, all the capital stock of Dart Mexico (such capital stock owned by TSM, the “Dart Mexico TSM Shares,” and collectively with the Dart Mexico Coöperatief Share, the “Dart Mexico Shares”);

WHEREAS, Brands Americas BV is the record and beneficial owner of 98,129,914 quotas of capital stock of Dart Brazil, representing 100% of the issued and outstanding quotas of capital stock of Dart Brazil (the “Dart Brazil Shares”);

WHEREAS, Investments is the record and beneficial owner of 50,000 quotas of capital stock of Cav Sul, representing 100% of the issued and outstanding quotas of capital stock of Cav Sul (the “Cav Sul Shares,” and collectively with the Dart Mexico Shares and the Dart Brazil Shares, the “Shares”);

WHEREAS, in connection with, and as a condition for entering into, this Agreement, Party IP Holdings LLC, a Delaware limited liability company and an Affiliate of the Sellers (“Party Licensor”), on the one hand, and Betterware or its Affiliate, on the other hand, will, at the Closing, enter into the License Agreement, pursuant to which Party Licensor will grant to Betterware or its Affiliate, subject to the terms of such License Agreement, an exclusive, sublicensable, transferable, perpetual, irrevocable, royalty-free, fully paid-up right and license to use the “Tupperware” brand and other intellectual property described thereunder in exchange for a one time license fee payment of $175,000,000 (“One-Time License Fee”) to Party Licensor;

WHEREAS, in connection with, and as a condition for entering into, this Agreement, Sellers’ Representative, on the one hand, and Campalier, S.A. de C.V., on the other hand, entered into on the date hereof into the Transaction Support Agreement.

WHEREAS, in connection with, and as a condition for entering into, this Agreement, Party US Operations LLC, a Delaware limited liability company and an Affiliate of the Sellers (“Party Operations”), on the one hand, and Betterware de México, S.A. de C.V., an Affiliate of Purchaser, on the other hand, will, at the Closing, enter into the Manufacturing Agreement;

WHEREAS, in connection with, and as a condition for entering into, this Agreement, Party Licensor, on the one hand, and Dart Mexico, on the other hand, will, at the Closing, enter into the Molds Purchase Agreement; and

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Sellers wish to sell to Purchaser, and Purchaser wishes to purchase and acquire from the Sellers, all the Shares.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and the intent of the Parties to be legally bound, the Parties hereto agree as follows:

CLAUSES

Article I

DEFINITIONS

Section 1.1. Definitions. Unless otherwise provided for in this Agreement, capitalized terms used in this Agreement but not defined herein shall have the meanings given to them on Exhibit A-1 hereto.

Article II

PURCHASE OF SHARES; CLOSING

Section 2.1. Purchase of the Shares.

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Sellers shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall, directly or indirectly, purchase, acquire and accept from the Sellers, the Shares, free and clear of any Encumbrances (other than Permitted Encumbrances set forth in clause (e) of the definition of Permitted Encumbrances) for the payment by Purchaser of the Total Consideration.

Section 2.2. Closing.

(a) The purchase and sale of the Shares contemplated hereby shall take place at a closing (the “Closing”) to be held at 10:00 a.m., New York time, no later than five Business Days following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the applicable conditions set forth in Article VIII (other than conditions which, by their nature, are to be satisfied on the Closing Date but subject to the satisfaction or waiver of those conditions), at the offices of Greenberg Traurig S.C., Paseo de la Reforma No. 265 PH1, Colonia Cuauhtémoc, CDMX, C.P. 06500, Mexico, or at such other time, date or place as Purchaser and the Sellers’ Representative may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

(b) At the Closing, Purchaser shall deliver or cause to be delivered:

(i) to the Sellers’ Representative, a cash payment equivalent to the Estimated Cash Consideration, minus the Adjustment Escrow Amount, payable by means of electronic wire transfers of immediately available funds, to the account notified to Purchaser by the Sellers’ Representative in writing at least five Business Days prior to the Closing Date, and to be allocated by the Sellers’ Representative to the Sellers in accordance with written instructions to be provided by the Sellers’ Representative at least three Business Days prior to the Closing; provided that such allocation shall be made so that the cumulative Dollar amount of all Total Consideration (whether in Stock Consideration or in Cash Consideration) shall be allocated to each Seller in accordance with their respective Sellers’ Percentage Interest;

(ii) to the Sellers, the number of Betterware Shares (NYSE: BWMX) equal to (A) $35,000,000 divided by (B) the VWAP of Betterware Shares for the period of 30 consecutive trading days ending on the trading day immediately prior to the date of this Agreement (“Stock Consideration”), to be allocated among the Sellers in accordance with written instructions to be provided by the Sellers’ Representative at least three Business Days prior to the Closing; provided that such allocation shall be made so that the cumulative Dollar amount of all Total Consideration (whether in Stock Consideration or in Cash Consideration) shall be allocated to each Seller in accordance with their respective Sellers’ Percentage Interest. The Stock Consideration shall be delivered by Purchaser in book-entry form bearing the restrictive legend provided in Section 4.7(c) and, promptly thereafter on the Closing Date, Purchaser shall deliver to the Sellers’ Representative a copy of the records of Continental Stock Transfer & Trust Company, transfer agent for Purchaser, showing each applicable Seller as the record holder of the number of Betterware Shares as directed by the Sellers’ Representative in accordance with the immediately preceding sentence. The Parties agree that the VWAP for the period of 30 consecutive trading days ending on the last trading day prior to the date of this Agreement is $15.6171;

(iii) to the Escrow Agent, the Adjustment Escrow Amount, payable by means of electronic wire transfers of immediately available funds to the account of the Escrow Agent, to be held in escrow in accordance with the terms of the Escrow Agreement for the purpose of securing the obligations of the Sellers in Section 2.4(f);

(iv) to Party Licensor, a cash payment equivalent to the One-Time License Fee, payable by means of electronic wire transfers of immediately available funds, to the account notified to Purchaser by Party Licensor and the Sellers’ Representative in writing at least three Business Days prior to the Closing Date;

(v) to Party Licensor, a cash payment of $10,000,000 to be paid in connection with the Molds Purchase Agreement, payable by means of electronic wire transfers of immediately available funds, to the account notified to Purchaser by Party Licensor and the Sellers’ Representative in writing at least three Business Days prior to the Closing Date;

(vi) to each of the Sellers’ Representative and Escrow Agent, the Escrow Agreement duly executed by Purchaser;

(vii) to the Sellers’ Representative, the Registration Rights and Lock-up Agreement, duly executed by Purchaser;

(viii) to Party Licensor, the License Agreement, duly executed by Purchaser;

(ix) to Party Operations, the Manufacturing Agreement, duly executed by Purchaser;

(x) to Party Products Holdings LLC, a Delaware limited liability company and an Affiliate of the Sellers (“Party Holdings”), the NDA Termination, duly executed by Purchaser;

(xi) to the Sellers’ Representative, a certificate signed by the secretary or any authorized signatory of Purchaser certifying as to: (i) the Organizational Documents of Purchaser; and (ii) resolutions of the board of directors, shareholders or other appropriate governing body of Purchaser authorizing and approving the issuance and delivery of the Stock Consideration and the execution, delivery and performance by Purchaser of this Agreement and any agreements, instruments, certificates, or other documents executed by Purchaser pursuant to this Agreement;

(xii) a certificate or resolution signed on behalf of Purchaser, by an authorized signatory or officer or director of Purchaser, dated as of the Closing Date, stating that the conditions set forth in Section 8.1 as they relate to the representations, warranties and covenants of Purchaser have been satisfied; and

(xiii) to the Sellers’ Representative, the Offset Agreement, duly executed by Purchaser.

(c) At the Closing, each Seller or the Sellers’ Representative shall deliver or cause to be delivered to Purchaser:

(i) the Offset Agreement, duly executed by each of the Sellers;

(ii) a certificate signed by the secretary or any authorized signatory of each of Party Licensor and Party Operations certifying as to the: (i) Organizational Documents of each of Party Licensor and Party Operations, and (ii) resolutions of the sole member or other appropriate governing body of each of Party Licensor and Party Operations authorizing and approving the execution, delivery and performance by each of Party Licensor and Party Operations of the Ancillary Agreements to which each is a party and any agreements, instruments, certificates, or other documents executed by each of Party Licensor and Party Operations pursuant to such Ancillary Agreements;

(iii) (A) a certification (titulo de acciones) representing the Dart Mexico Coöperatief Share, duly endorsed (endoso en propiedad) in favor of Purchaser or its designee by an authorized representative of Coöperatief, (B) a certification (titulo de acciones) representing the Dart Mexico TSM Shares, duly endorsed (endoso en propiedad) in favor of Purchaser or its designee by an authorized representative of TSM, (C) a copy, certified by the secretary of the board of directors (or equivalent governing body) of Dart Mexico of the notation made by an authorized legal representative in the stock registry book (libro de registro de acciones) of Dart Mexico evidencing the transfer of the corresponding Dart Mexico Shares to Purchaser and/or its designee, and (D) the Corporate Records of the Companies;

(iv) A tax invoice (comprobante fiscal digital por internet per its denomination in Spanish) and a simplified tax invoice issued by TSM that complies with Article 29 and Article 29-A of the Mexican Federal Tax Code (Código Fiscal de la Federación per its denomination in Spanish) and rule 2.7.1.14. of the Resolución Miscelánea Fiscal for 2025 (or any substitute or successor provision) (“Mexican Miscellaneous Resolution”) and applicable Tax Law, and accurately reflects the proper allocation of the Total Consideration between the Dart Mexico TSM Shares and the Dart Mexico Coöperatief Share, as set forth on Exhibit B-1;

(v) an amendment to the articles of association (alteração do contrato social) of Dart Brazil duly executed by Brands Americas BV, accurately and properly reflecting (x) the transfer of the Dart Brazil Shares to Purchaser and/or its designees in accordance with the terms hereunder and (y) the election of the individuals appointed by Purchaser as the officers of Dart Brazil as of the Closing Date, and (B) an amendment to the articles of association (alteração do contrato social) of Cav Sul duly executed by Investments, accurately and properly reflecting (x) the transfer of the Cav Sul Shares to Purchaser and/or its designees in accordance with the terms hereunder and (y) the election of the individuals appointed by Purchaser as the officers of Cav Sul as of the Closing Date (“Brazil Amendments”);

(vi) the Escrow Agreement, duly executed by the Sellers’ Representative;

(vii) the Registration Rights and Lock-up Agreement, duly executed by each Seller;

(viii) the License Agreement, duly executed by Party Licensor;

(ix) the Molds Purchase Agreement, duly executed by each of Party Licensor and Dart Mexico (unless the transactions contemplated thereby are completed prior to the Closing);

(x) the Manufacturing Agreement, duly executed by Party Operations;

(xi) the NDA Termination, duly executed by Party Holdings;

(xii) a certificate signed by the secretary or any authorized signatory of each Seller certifying as to: (i) the Organizational Documents of such Seller, and (ii) resolutions of the board of directors, board of managers, shareholders or other appropriate governing body of such Seller authorizing and approving the execution, delivery and performance by such Seller of this Agreement and any agreements, instruments, certificates, or other documents executed by such Seller pursuant to this Agreement;

(xiii) a certificate signed by the secretary or any authorized signatory of each Company certifying as to the: (i) Organizational Documents of such Company, and (ii) resolutions of the board of directors, board of managers, shareholders or other appropriate governing body of such Company authorizing and approving the execution, delivery and performance by such Company of this Agreement and any agreements, instruments, certificates, or other documents executed by such Company pursuant to this Agreement and the change in the holders of capital stock of each such Company pursuant to the terms hereunder;

(xiv) a certificate or resolution signed on behalf of each Seller and Company, by an authorized signatory or officer or director of each Seller and Company, dated as of the Closing Date, stating that the conditions set forth in Section 8.2 as they relate to the representations, warranties and covenants of such Seller and the Companies have been satisfied;

(xv) a certificate or resolution signed on behalf of each Company, by an authorized signatory or officer or director of each Company, dated as of the Closing Date, stating that the conditions set forth in Section 8.1 as they relate to the representations, warranties and covenants of such Company have been satisfied;

(xvi) effective as of the Closing, (a) corporate resolutions of the applicable corporate body of each of the Companies approving the transfer of the Shares in accordance with the terms hereunder and evidencing that each of the individuals listed on Exhibit C are no longer acting directors or managers of any of the Companies, with Companies granting customary releases in favor of any resigning managers and directors, (b) the revocation of the powers of attorney conferred in favor of the attorneys-in-fact of the Companies identified in writing by Purchaser no later than five Business Days prior to the Closing Date, (c) the appointment of the new members of the board of directors or managers of the Companies nominated in writing by Purchaser no later than five Business Days prior to the Closing Date, and (d) the appointment of the attorneys-in-fact of the Companies nominated in writing by Purchaser no later than five Business Days prior to the Closing Date; and

(xvii) evidence reasonably satisfactory to Purchaser that Party Licensor has submitted a copy of the assignment document to record Party Licensor as the exclusive owner of the issued Patents and Patent applications and registered Trademarks and applications to register Trademarks constituting Intellectual Property licensed to Purchaser under the Licensed Agreement with the relevant Governmental Authorities in each of the countries listed on Exhibit J-2; except to the extent that a “force majeure” is the primary reason that Party Licensor has been unable to file prior to the Closing any assignment document in any country listed on Exhibit J-2 other than Brazil and Mexico (in which case such filing shall not be required to be completed prior to the Closing, other than in Brazil and Mexico, subject to Party Licensor’s continuing obligations under the License Agreement with respect thereto). For purposes of this Section 2.2(c)(xvii), “force majeure” event means any government shutdowns, natural disasters, fires, earthquakes, hurricanes or other acts of nature, pandemics or other health emergencies, acts of war (whether or not declared), armed hostilities, insurrection or terrorism, or the escalation or worsening thereof or other similar event that, in any such case, prevents, interferes with or renders impossible the required preparation of or filing of the applicable assignment documentation in such country.

Section 2.3. Total Consideration and Closing Statement.

The consideration payable by Purchaser for the Shares shall be equal to the sum of the Stock Consideration and the Cash Consideration (such sum, the “Total Consideration”). On or prior to the fifth Business Day prior to the Closing, Sellers’ Representative shall prepare and deliver to Purchaser a statement (the “Closing Statement”) setting forth Sellers’ good faith estimate of (a) Closing Cash, (b) Net Working Capital (the “Estimated Net Working Capital”), (c) Closing Indebtedness (the “Estimated Closing Indebtedness”), (d) Transaction Expenses (the “Estimated Transaction Expenses”), and (e) the resulting calculation of the Cash Consideration (such resulting calculation, the “Estimated Cash Consideration”). The Closing Statement shall be prepared in accordance with this Agreement and the Accounting Principles. After receipt of the Closing Statement and prior to the Closing Date, Purchaser shall have the right to review and comment on the Closing Statement. Sellers and Sellers’ Representative (i) shall consider in good faith any comments received from Purchaser regarding the contents of the Closing Statement, including Sellers’ Representative’s calculation of the Estimated Cash Consideration, and (ii) may, but will not be required to, deliver to Purchaser a revised Closing Statement prior to the Closing Date based on such comments. Purchaser’s delivery of any comments to the Closing Statement (or failure to do so) shall not be deemed to constitute any waiver or release of any of Purchaser’s rights under this Agreement. To the extent requested by Purchaser, Sellers shall make available to Purchaser and their Representatives all records and work papers used in preparing the Closing Statement and provide reasonable access during normal business hours to members of their accounting and financial staff in connection with Purchaser’s review thereof.

Section 2.4. Post-Closing Adjustments.

(a) No later than 60 days following the Closing Date, Purchaser shall prepare and deliver to the Sellers’ Representative a statement (the “Post-Closing Statement”) setting forth its calculation of (i) Closing Cash, (ii) Net Working Capital, (iii) Closing Indebtedness, (iv) Transaction Expenses, and (v) the resulting calculation of the Cash Consideration. The Post-Closing Statement shall (w) be prepared and calculated in good faith, and in the manner and on a basis consistent with the terms of this Agreement and the Accounting Principles, and shall be in the same form and include only the line items for Net Working Capital and Closing Indebtedness included in the sample statement set forth on Exhibit B-2, (x) not include any changes or purchaser accounting adjustments to assets or liabilities arising from or resulting as a consequence of the transactions contemplated hereby, (y) be based on facts and circumstances as they exist at the Closing Time and (z) exclude the effect of any decision or event occurring after the Closing Time. In furtherance of the foregoing, Purchaser acknowledges and agrees that, with respect to the calculation of Net Working Capital, the Accounting Principles are not intended to permit the introduction of judgments, accounting methods, reserves, principles, practices, procedures, classifications or estimated methodologies different to the ones included on the line items and sample calculations set forth on Exhibit B-2.

(b) Following receipt of the Post-Closing Statement, the Sellers’ Representative shall have 45 days (the “Review Period”) to review the Post-Closing Statement. During the Review Period, Purchaser and the Companies shall give the Sellers’ Representative and its Representatives reasonable access to the books and records of the Companies, the personnel of, and work papers prepared by, Purchaser to the extent that they relate to the Post-Closing Statement, including historical financial information (to the extent in the possession of any of Purchaser or the Companies) relating to the Post-Closing Statement as the Sellers’ Representative may reasonably request for the purpose of reviewing the Post-Closing Statement; provided, that such access shall be in a manner that does not interfere with the normal business operations of Purchaser or any of the Companies. If the Sellers’ Representative has accepted such Post-Closing Statement in writing or fails to deliver a written statement setting forth Sellers’ Representative’s objections in reasonable detail, indicating each disputed item or amount and the basis for Sellers’ Representative’s disagreement therewith (the “Statement of Objections”) prior to the expiration of the Review Period, then the Post-Closing Statement shall be final and binding upon the Parties, and shall be deemed the Final Statement for purposes of Section 2.4(f).

(c) If the Sellers’ Representative delivers a Statement of Objections in accordance with Section 2.4(b) prior to expiration of the Review Period, then (i) any items and amounts in the Post-Closing Statement that were not expressly disputed in the Statement of Objections shall be final, binding and non-appealable by the Sellers and the Sellers’ Representative, and (ii) in respect of any amounts and items that are disputed on the Statement of Objections, the Post-Closing Statement (as revised in accordance with this sentence) shall become final, binding and non-appealable upon the Parties and be deemed the Final Statement for purposes of Section 2.4(f) on the earlier of (A) the date the Sellers’ Representative and Purchaser resolve in writing (signed by an authorized representative) any differences they have with respect to the amounts and items specified in the Statement of Objections, or (B) the date any disputed matters are finally resolved in writing by the Accounting Firm. Purchaser and Sellers’ Representative shall negotiate in good faith to resolve the disputed items during the 30-day period commencing on the date of Purchaser’s receipt of the Statement of Objections. Any written resolution executed by Sellers’ Representative and Purchaser as to any amounts and items in dispute shall be final, binding and conclusive.

(d) At the end of such 30 day period, either the Sellers’ Representative or Purchaser may submit any and all amounts and items that remain in dispute and that were included in the Statement of Objections (the “Disputed Amounts”) to the Mexico City office of KPMG International Limited or, if such firm is unable or unwilling to act, to an internationally recognized independent public accounting firm mutually agreed by the Sellers’ Representative and Purchaser (the “Accounting Firm”) for resolution of the Disputed Amounts. The Accounting Firm shall act as an expert and not an arbitrator to determine only those Disputed Amounts remaining in dispute. The Accounting Firm will deliver to Purchaser and the Sellers’ Representative a written determination (such determination to include a work sheet setting forth all material calculations and corresponding explanations used in arriving at such determination and to be based solely on information provided to the Accounting Firm by the Sellers’ Representative and Purchaser) of the Disputed Amounts submitted to the Accounting Firm within 30 calendar days of receipt of such Disputed Amounts, which determination will be final, binding and conclusive absent manifest error. The final, binding and conclusive Post-Closing Statement based either upon agreement or deemed agreement by Purchaser and the Sellers’ Representative in accordance with Section 2.4(b), or the written determination delivered by the Accounting Firm in accordance with this Section 2.4(d) will be the Final Statement. If any Party fails to submit a statement regarding any Disputed Amounts submitted to the Accounting Firm within the time determined by the Accounting Firm, then the Accounting Firm shall render a decision based solely on the evidence timely submitted and the access afforded to the Accounting Firm.

(e) Subject to the provisions of this Section 2.4(e) the terms of appointment and engagement of the Accounting Firm shall be as reasonably agreed upon between the Sellers’ Representative and Purchaser, and any associated engagement fees shall be initially borne fifty percent (50%) by the Sellers and fifty percent (50%) by Purchaser; provided that all such fees shall ultimately be borne by the Sellers and Purchaser in inverse proportion as such Party ultimately prevails on the matters resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time the decision of the Accounting Firm is rendered on the merits of the Disputed Amounts. Except as provided in the preceding sentence, all other costs and expenses incurred by the Parties hereto in connection with resolving any dispute hereunder before the Accounting Firm shall be borne by the Party incurring such cost and expense. In resolving the Disputed Amounts, the Accounting Firm shall, and shall be instructed by the Sellers’ Representative and Purchaser to, (i) be bound by the provisions of this Section 2.4, and apply this Agreement to resolve any such Disputed Amounts, (ii) not assign a value to any item higher than the highest value claimed for such item, or lower than the lowest value claimed for such item, by either Purchaser or Sellers’ Representative, (iii) base its award solely on the Post-Closing Statement and the Statement of Objections and not otherwise conduct an independent investigation, and (iv) limit its decision to only the Disputed Amounts which remain in dispute following the end of the 30-day period in Section 2.4(c). The Parties shall in good faith cooperate and assist the Accounting Firm in the calculation of the Cash Consideration and its components, and in the conduct of the review by the Accounting Firm of any proposed calculations of the Cash Consideration and its components.

(f) The Post-Closing Statement that has become final and binding pursuant to this Section 2.4 is referred to herein as the “Final Statement” and the Cash Consideration set forth on such Final Statement shall be deemed the final Cash Consideration (the “Final Cash Consideration”). Within five Business Days of the determination of the Final Statement:

(i) if the Final Cash Consideration is greater than the Estimated Cash Consideration (such excess, the “Final Overage”), Purchaser shall deliver or cause to be delivered to the Sellers’ Representative an aggregate amount equal to the Final Overage by wire transfer of immediately available funds to the account designated in writing by the Sellers’ Representative, to be allocated by the Sellers’ Representative to the Sellers in accordance with the Sellers’ Percentage Interest;

(ii) if the Estimated Cash Consideration is greater than the Final Cash Consideration (such excess, the “Final Underage”), Purchaser and the Sellers’ Representative shall deliver or cause to be delivered a joint written instruction to the Escrow Agent to deliver to Purchaser by wire transfer of immediately available funds to the account designated in writing by Purchaser an aggregate amount equal to the Final Underage from the Adjustment Escrow Fund (not to exceed the amount of funds in the Adjustment Escrow Fund); and

(iii) if (A) no Final Underage exists or (B) the amount available in the Adjustment Escrow Fund exceeds the Final Underage, Purchaser and the Sellers’ Representative shall deliver or cause to be delivered a joint written instruction to the Escrow Agent to deliver to the Sellers’ Representative by wire transfer of immediately available funds to the account designated in writing by the Sellers’ Representative an aggregate amount equal to the funds remaining in the Adjustment Escrow Fund, to be allocated by the Sellers’ Representative to the Sellers in accordance with the Sellers’ Percentage Interest.

(g) Except as otherwise set forth in this Agreement, this Section 2.4 shall constitute the exclusive remedy of the Parties with respect to determination of the Final Cash Consideration. The Parties agree that any payments made pursuant to Section 2.4 shall be treated as an adjustment to the Total Consideration for Tax purposes, unless otherwise required by Law. For the avoidance of doubt, Purchaser acknowledges that, other than with respect to claims against a Party involving the Fraud of such Party, the sole and exclusive remedy to receive payments owed to it under this Section 2.4 shall in no event exceed the aggregate amount of funds remaining in the Adjustment Escrow Fund and shall be recoverable solely from the funds in the Adjustment Escrow Fund and that the Adjustment Escrow Fund and funds in the Adjustment Escrow Fund shall not be available to satisfy any other claim or obligation hereunder. In the event that the funds in the Adjustment Escrow Fund are insufficient to pay to Purchaser any amounts owed to it pursuant to this Section 2.4, Purchaser shall not be entitled to collect any remaining amounts not satisfied from the funds in the Adjustment Escrow Fund, and none of the Sellers’ Representative, the Sellers or any of their respective Affiliates or any other Person shall have any liability or obligation for any such deficiency.

Section 2.5. Income and Withholding Tax.

(a) Sellers shall be responsible for, and shall timely pay to each applicable Governmental Authority in Mexico, all income Taxes arising from the sale and transfer of the Shares pursuant to this Agreement; provided, that income Taxes in connection with the sale and transfer of Cav Sul Shares and Dart Brazil Shares shall be paid pursuant to Section 2.5(d) below; provided further, that Purchaser shall not be required to deduct or withhold any amounts in connection with the sale and transfer of the Dart Mexico TSM Shares.

(b) Purchaser, each Company and the Escrow Agent shall be entitled to deduct and withhold from amounts payable to any Person pursuant to this Agreement or any Ancillary Agreement all amounts that Purchaser, such Company or the Escrow Agent reasonably determine may be required to be deducted and withheld under any provision of applicable Tax Law. All such withheld amounts shall be treated as having been paid to the Person in respect of which such deduction and withholding was made. Notwithstanding the foregoing, prior to withholding or deducting any amounts hereunder from any payments, Purchaser, each Company and the Escrow Agent, as applicable, shall provide a reasonable opportunity to the payee to provide forms, documentation or other evidence that would exempt such payments from withholding or deductions or reduce or minimize the amount of any such withholding or deduction under applicable Tax Law. To the extent any amounts are withheld pursuant to this paragraph, Purchaser, each Company and the Escrow Agent, as applicable, shall pay the amounts so withheld to the applicable Governmental Authority within the time periods prescribed by applicable Law, and after completion of such payment, provide the party with respect to which such withholding is made with proof of payment of such withheld amounts to the applicable Governmental Authority, and such other forms or documents as may be provided for by applicable Law that relate to such withholding.

(c) To the extent Coöperatief is subject to Mexican income Tax on the transfer of the Dart Mexico Coöperatief Share pursuant to Article 161 of the Mexican Ley del Impuesto sobre la Renta (“Mexican Income Tax Statute”), and Coöperatief elects to be taxed on the capital gain derived from such transfer in accordance with Article 161, paragraph six of the Mexican Income Tax Statute and Section 2.5(c) of this Agreement, then Purchaser or any party shall not withhold, with respect to the payments made to Coöperatief in accordance with the terms of this Section 2.5(c). In such case, Coöperatief shall be solely responsible for the calculation, reporting and payment of the applicable Mexican income Tax. To the extent Coöperatief does not elect net basis taxation pursuant to Article 161, paragraph six of the Mexican Income Tax Statute pursuant to this Section 2.5(c), Purchaser shall be entitled to withhold pursuant to Section 2.5(b) of this Agreement:

(i) at least 10 Business Days prior to the Closing Date, (A) written confirmation informing Purchaser of Coöperatief’s election to apply for the net gain alternative provided under article 161 of the Mexican Income Tax Statute and Articles 215 and 284 of the regulations issued thereunder; and (B) a copy of Coöperatief ’s tax residency certificate in accordance with article 4 of the Mexican Income Tax Statute or article 6 of the regulations issued thereunder;

(ii) no later than five Business Days following its filing: (A) evidence of the receipt of the filing made (including any attachments, annexes, exhibits or schedules thereto) before the appropriate Taxing Authority in Mexico pursuant to procedure form 160/ISR of annex 1-A of the Mexican Miscellaneous Resolution, (B) evidence that the Tax Return filed by Coöperatief in connection with the transfer of the Dart Mexico Coöperatief Share has been filed no later than 15 Business Days after the Closing Date, and (C) a copy of the Tax Return filed by Coöperatief in connection with the transfer of the Dart Mexico Coöperatief Share, together with documentation evidencing the payment of the corresponding Taxes;

(iii) no later than 15 Business Days following the date in which Coöperatief files its Tax Return (or the date in which such Tax Return should have been filed pursuant to applicable Law), a copy of form 39 “notice to file a tax report for the transfer of shares” filed with the appropriate Taxing Authority in Mexico accordance with article 284 of the regulations issued under the Mexican Income Tax Statute; and

(iv) no later than 30 Business Days following the date in which Coöperatief files its Tax Return (or the date in which such Tax Return should have been filed pursuant to applicable Law), a copy of form 40 “cover letter to the tax report related to the transfer of shares” and the corresponding tax report (dictamen fiscal) issued by a certified public accountant and filed in accordance with article 284 of the regulations issued under the Mexican Income Tax Statute.

(d) With respect to any payments of the Total Consideration attributable to the sale of Dart Brazil Shares and Cav Sul Shares by Brands Americas BV and Investments:

(i) Purchaser shall withhold and remit to the competent Taxing Authorities in Brazil any amounts of income Tax withheld (Imposto de Renda Retido na Fonte) pursuant to this Section 2.5 due in connection with all payments attributable to the sale of Dart Brazil Shares and Cav Sul Shares, in accordance with applicable Law in Brazil.

(ii) Brands Americas BV and Investments shall provide Purchaser no later than 10 Business Days prior to the Closing Date (A) the information and supporting documentation each of them has used to calculate the tax basis (custo de aquisição) of the Total Consideration in Reais; and (B) an estimate of the calculation (including supporting documentation) of the corresponding total capital gain (if any) in Reais and the precise amount of the total withholding income Tax due as a result of such capital gain (if any). The estimate of the calculation of the corresponding total capital gain (if any) and the precise amount of the total withholding income Tax due as a result of such capital gain (if any) shall be confirmed by Brands Americas BV and Investments to Purchaser no later than 10 Business Days prior to the Closing Date. Purchaser shall be entitled to deduct and withhold from amounts payable under or in connection with this Agreement the amount of income Taxes required to be withheld under the laws of Brazil (Imposto de Renda Retido na Fonte) based on the information provided by Brands Americas BV and Investments. The Parties acknowledge and accept that Purchaser will rely on the information delivered by Brands Americas BV and Investments to Purchaser for purposes of assessing, withholding and paying the withholding Taxes, and each of Brands Americas BV and Investments agrees to hold Purchaser harmless and indemnify Purchaser for any Taxes that should have been withheld by Purchaser and were not withheld as a result of the information delivered by Brands Americas BV or Investments to Purchaser.

(iii) Purchaser shall provide Brands Americas BV and Investments with a copy of the Tax payment receipt (Documento de Arrecadação de Receitas Federais) evidencing remittance of the withheld income Tax promptly following such payment.

(e) The obligations of the Parties under this Section 2.5 shall survive the Closing.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANIES

Except as set forth in the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules”), the Sellers and the Companies hereby represent to Purchaser as of the date hereof and as of the Closing Date, as follows:

Section 3.1. Organization and Authority.

Each of the Companies is duly incorporated, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Companies have all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements to which the Companies are a party, to carry out their obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Companies of this Agreement and the Ancillary Agreements to which the Companies are a party, the performance by the Companies of their obligations hereunder and thereunder and the consummation by the Companies of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Companies. This Agreement has been duly executed and delivered by the Companies, and (assuming due authorization, execution and delivery by each other Party hereto) this Agreement constitutes a legal, valid and binding obligation of the Companies enforceable against the Companies in accordance with its terms, subject to the Enforceability Exceptions. When each Ancillary Agreement to which the Companies are or will be a party has been duly executed and delivered by such Companies (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Agreement will constitute a legal and binding obligation of the Companies enforceable against them in accordance with its terms, subject to the Enforceability Exceptions.

Section 3.2. Representatives’ Authority.

The Representatives of the Companies have the necessary power and authority to execute this Agreement and the Ancillary Agreements to which the Companies are a party on their behalf, which powers and authorities have not been modified, limited or revoked in any manner as of the date hereof.

Section 3.3. Capitalization.

(a) (i) The capital stock of Dart Mexico is represented by 147,052,477 shares of capital stock that have been issued and are outstanding, and (ii) all issued and outstanding shares of capital stock of Dart Mexico have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record, legally and beneficially by such Sellers set forth on Section 3.3(a) of the Disclosure Schedules, free and clear of all Encumbrances. Other than with respect to the Dart Mexico Coöperatief Share, TSM is the sole legal and beneficial owner of all the issued and outstanding shares of capital stock of Dart Mexico, free and clear of all Encumbrances (other than Encumbrances in the Organizational Documents of Dart Mexico, as described on Section 3.3(a) of the Disclosure Schedules). Coöperatief is the sole legal and beneficial owner of the Dart Mexico Coöperatief Share, free and clear of all Encumbrances (other than Encumbrances in the Organizational Documents of Dart Mexico, as described on Section 3.3(a) of the Disclosure Schedules). Upon consummation of the transactions contemplated by this Agreement, Purchaser or its designee(s) shall own all the Dart Mexico Shares, free and clear of all Encumbrances (other than Encumbrances in the Organizational Documents of Dart Mexico, as described on Section 3.3(a) of the Disclosure Schedules, or Permitted Encumbrances set forth in clause (e) of the definition of Permitted Encumbrances).

(b) (i) Dart Brazil is authorized to issue an unlimited number of quotas, of which 98,129,914 quotas are issued and outstanding, all of which constitute the Dart Brazil Shares, and (ii) all the Dart Brazil Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record, legally and beneficially by Brands Americas BV, free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, Purchaser and/or its designees shall own all the Dart Brazil Shares, free and clear of all Encumbrances.

(c) (i) Cav Sul is authorized to issue an unlimited number of quotas, of which 50,000 quotas are issued and outstanding, all of which constitute the Cav Sul Shares, and (ii) all the Cav Sul Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record, legally and beneficially by Investments, free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, Purchaser and/or its designees shall own all the Cav Sul Shares, free and clear of all Encumbrances.

(d) All of the Shares, as set forth on Section 3.3(d) of the Disclosure Schedules, were issued in compliance with applicable Laws. None of the Shares, as set forth on Section 3.3(d) of the Disclosure Schedules, were issued in violation of any agreement, arrangement or commitment to which any Seller or any Company is a party or are subject to or in violation of any preemptive or similar rights of any Person.

(e) There are no outstanding (i) securities of any Company convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in any Company, (ii) options, calls, puts, warrants or convertible or exchangeable securities, or conversion, preemptive, subscription or other rights or agreements, commitments or understandings of any kind to acquire from any Company, or other obligation of any Seller, any Company or any of their Affiliates to issue, transfer or sell, any shares of capital stock of or other voting or equity interests in any Company or securities convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in any Company, (iii) voting trusts, stockholder agreements, proxies or other similar rights, agreements or understandings to which any Seller, any Company or any of their Affiliates is a party or by which Seller, any Company or any of their Affiliates is bound with respect to the voting, transfer or dividend rights of any shares of capital stock of or other voting or equity interests in any Company, (iv) contractual obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of or other voting or equity interests in any Company, (v) obligations, contingent or otherwise, of any Company to repurchase, redeem (or establish any fund with respect to redemption) or otherwise acquire any Shares or items in subclauses (ii) or (iii). There are no bonds, debentures, notes or other indebtedness of any Company having voting rights (or convertible into securities having voting rights), and there are no securities convertible into or exercisable or exchangeable for any such bonds, debentures, notes or other indebtedness. There are no capital appreciation rights, phantom stock plans, securities with participation rights or features or similar obligations or commitments of any Company. Section 3.3(e) of the Disclosure Schedules sets forth a true and correct list of each subsidiary, together with its jurisdiction of organization or formation and the ownership interest (and percentage interest) of each of the Companies.

Section 3.4. No Conflicts.

Except as set forth in Section 3.4 of the Disclosure Schedules, each of (a) the execution, delivery and performance by each Company of this Agreement and the Ancillary Agreements to which each Company is a party, (b) the performance by each Company of this Agreement and/or the Ancillary Agreements to which each Company is a party and (c) the consummation of the transactions contemplated hereby and thereby do not and will not (i) conflict with or violate any provision of any Company’s Organizational Documents, (ii) result in a breach of or constitute a default under, give to others any right of termination, amendment, acceleration or cancellation of, result in triggering any payment or other obligations pursuant to, any note, bond, mortgage, contract, confidentiality agreement or similar agreement, lease, license, or other agreement to which any Company is a party or by which any Company’s properties or assets are bound or affected, (iii) violate or conflict with, constitute a breach of or default under, any Law or Governmental Order applicable to any Company or by which any Company’s properties are bound, or (iv) result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances) on any properties or assets of any Company; except, in the cases of each of items (ii) and (iii) above, for any conflict, violation, breach, default, termination, amendment, acceleration or cancellation which, individually or in the aggregate, would not materially and adversely affect any Company or materially impair any Company’s ability to effect the Closing.

Section 3.5. Consents, Filings and Approvals.

Except as set forth in Section 3.5 of the Disclosure Schedules, no consent, approval, notification, authorization or order of, or declaration, filing or registration with, any Governmental Authority or other third party is required to be obtained or made by or with respect to the execution, delivery and performance by each Company of this Agreement or the Ancillary Agreements to which each Company is a party or the consummation of the transactions contemplated hereby or thereby, except for cases where the failure to obtain (or give or make, as applicable) such consent, approval, notification, authorization, order, declaration, filing or registration would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Companies, taken as a whole, or materially impair any Company’s ability to effect the Closing.

Section 3.6. Financial Statements.

(a) The Sellers’ Representative and the Companies have made available to Purchaser (i) in the case of Cav Sul and Dart Brazil, (1) copies of the audited financial statements consisting of the balance sheet of each of Cav Sul and Dart Brazil as at December 31, 2023 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the year then ended, and (2) copies of the unaudited financial statements consisting of the balance sheets of Cav Sul and Dart Brazil as at December 31, 2024 and the related statements of income and retained earnings for the year then ended, (ii) in the case of Dart Mexico, copies of the unaudited financial statements consisting of the balance sheets of Dart Mexico as at December 31 in each of the years 2024 and 2023 and the related statements of income and retained earnings for the years then ended (collectively, clause (i) and (ii), the “Annual Financial Statements”), and (iii) unaudited financial statements consisting of the balance sheets of each of the Companies as of September 30, 2025 (“Reference Date”) and the related statements of income and retained earnings for the nine-month period then ended (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”). The Financial Statements and all notes accompanying the Financial Statements are set forth on Section 3.6(a) of the Disclosure Schedules.

(b) Except as set forth on Section 3.6(b) of the Disclosure Schedules, the Financial Statements have been prepared in accordance with the applicable Accounting Principles applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Annual Financial Statements). The Financial Statements are based on the books and records of the Companies, and fairly present, in all material respects, the financial position, results of operations, changes in shareholders equity and cash flows of the Companies as of the respective dates they were prepared and for the periods indicated therein.

(c) Since the Reference Date, there has been no material change in any of the accounting (and Tax accounting) policies, practices or procedures of any of the Companies, except for any changes required under the applicable Accounting Principles or applicable Law.

Section 3.7. No Undisclosed Liabilities.

None of the Companies have any Liabilities, except for those Liabilities (a) which are adequately reflected or reserved against in the Financial Statements, (b) which have been incurred in the ordinary course of business since the Reference Date and that are not, individually or in the aggregate, material in amount, (c) set forth in Section 3.7 of the Disclosure Schedules, or (d) as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Companies, taken as a whole.

Section 3.8. Absence of Certain Changes, Events and Conditions.

Since the Reference Date and except with respect to acts required in connection with the transactions contemplated by this Agreement (including the Pre-Closing Arrangements), (a) each Company has conducted its business in the ordinary course of business in all material respects consistent with past practice and there has not been any action taken that, if it would have been taken after the date hereof without Purchaser’s prior written consent, would constitute a breach of Section 6.1 and (b) there has not been any event, occurrence, fact, condition or change that is, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.9. Assets and Real Property.

(a) Each Company has good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and material personal property and other assets reflected in the Financial Statements or acquired after the Reference Date, other than (x) properties and assets sold or otherwise disposed of in the ordinary course of business since the Reference Date and (y) Intellectual Property, which is covered in Section 3.12. All such properties and assets (including leasehold interests) are, (i) except for ordinary wear and tear, in good condition in all material respects, and (ii) owned by the Companies free and clear of Encumbrances except for Permitted Encumbrances. Upon completion of the transactions contemplated by the Molds Purchase Agreement at or prior to Closing, Dart Mexico will have good and valuable title to all of the Molds, free and clear of all Encumbrances (other than Permitted Encumbrances). All of the Molds are, except for ordinary wear and tear taking into account the age and historical volume of use of any given Mold, in good condition in all material respects.

(b) Section 3.9(b) of the Disclosure Schedules sets forth a true, correct and complete list of (i) the street address of each parcel of Real Property, (ii) if such Real Property is owned, leased or subleased by a Company and, if applicable, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease, and (iii) the current use of such Real Property, as of the date hereof. With respect to Real Property owned by any of the Companies, the Sellers’ Representative and the Companies have made available to Purchaser copies of the deeds and other instruments (as recorded) by which any Company acquired such Real Property, and copies of all title insurance policies, abstracts, surveys and other relevant documentation in the possession of any Company and relating to the Real Property owned by the Companies. Except as set forth in Section 3.9(b) of the Disclosure Schedules, no Company is a lessor, sublessor or grantor under any lease, sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any Real Property. With respect to Real Property owned by the Companies, to the Knowledge of the Companies, the use and operation of such Real Property in the conduct of the business of the Companies does not violate in any material respect any applicable Law or Material Contract. With respect to Real Property leased or subleased by the Companies, to the Knowledge of the Companies, the use and operation of such Real Property in the conduct of the business of the Companies does not violate in any material respect any applicable Law or Material Contract.

(c) Except as set forth in Section 3.9(b) of the Disclosure Schedules, no material improvements constituting a part of any of the Real Property encroach on real property owned or leased by a Person other than the Companies. Except as set forth in Section 3.9(b) of the Disclosure Schedules, there are no Actions pending or, to the Knowledge of the Companies, threatened against or affecting any of the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings. No Company has granted any option to purchase, lease or sublease any Real Property, or any portion thereof or interest therein.

Section 3.10. Environmental Matters.

(a) (i) Each Company is and has been since November 27, 2024 in compliance in all material respects with Environmental Laws and Permits applicable to its assets and operations, including by possessing all Permits required to use, store and/or transport controlled products and/or hazardous materials under Environmental Laws, or as may otherwise be required under Environmental Laws to operate their business (the “Environmental Permits”), except for those Environmental Permits set forth on Section 3.10(a) of the Disclosure Schedules, (ii) each Company is and has been since November 27, 2024 in compliance in all material respects with the Environmental Permits, including its constraints and other perfection requirements, and (iii) no Company has received any written notice from any Governmental Authority or third party stating that there is a material pending or threatened Action against any of the Companies involving the breach of any Environmental Law or Environmental Permit.

(b) The Environmental Permits are in full force and effect, and to the Knowledge of the Companies, there are no circumstances that would reasonably be expected to lead to the revocation, suspension, modification, or non-renewal of any of the Environmental Permits.

(c) To the Knowledge of the Companies, there have been (i) no Releases of Hazardous Substances on any Real Property or any indoor or outdoor environment, and (ii) no other actions, activities, events or conditions, in either case that have resulted in, or could reasonably be expected to give rise to, an Action related to the breach of any Environmental Law or Environmental Permit by any of the Companies.

(d) Except for those Environmental Permits set forth on Section 3.10(d) of the Disclosure Schedules, to the Knowledge of the Companies, there is no underground storage tank or underground injection well on any Real Property of any of the Companies.

Section 3.11. Material Contracts.

(a) Section 3.11 of the Disclosure Schedules sets forth a true, correct and complete list of each of the following Contracts to which any Company is a party or by which any of the assets of any Company are bound as of the date hereof (“Material Contracts”):

(i) all Contracts involving aggregate consideration payable to or by any Company after the date hereof in excess of $1,000,000;

(ii) all material Contracts with any Commercial Agent, distributor, dealer, manufacturer, manufacturer’s representative or sales representative;

(iii) all Contracts containing a “key person” or other provision requiring the continuity of one or more shareholders of any Company or any director, officer or employee of any Company;

(iv) all Contracts that require any Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(v) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or all or a material amount of assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(vi) all Contracts relating to Indebtedness (other than Indebtedness set forth in subclauses (f), (g) and (h) (in the case of subclause (h), solely to the extent guaranteeing obligations on behalf of any third party of the types of Indebtedness set forth in subclauses (f) and (g)) of the definition of Indebtedness) of any Company in excess of $250,000 individually or $500,000 in the aggregate;

(vii) all Contracts that limit or purport to limit the ability of any Company to compete in any line of business or with any Person or in any geographic area or during any period of time, including exclusivity provisions;

(viii) all Contracts that provide for any joint venture, partnership or similar arrangement involving any Company;

(ix) all Contracts concerning the occupancy, management or operation of any Real Property;

(x) all Companies IP Agreements

(xi) all collective bargaining Contracts with any union;

(xii) all Contracts that provide for the indemnification of any Person (other than a Company) or the assumption of any Tax or environmental Liability, or any other material Liability of any Person (other than a Company); and

(xiii) all Contracts with any Governmental Authority.

(b) Each Material Contract constitutes a legal, valid and binding obligation of the Companies party thereto and, to the Knowledge of the Companies, of the remaining parties thereto. Each Material Contract is valid and enforceable in accordance with its terms and is in full force and effect, subject to the Enforceability Exceptions, as of the date hereof. None of the Companies or their Affiliates or, to the Knowledge of the Companies, any other party thereto is in breach of or default under, or has provided or received any written notice alleging any party is in breach of or default under or has any intention to terminate any Material Contract.

Section 3.12. Intellectual Property.

(a) Section 3.12(a) of the Disclosure Schedules sets forth a true, correct and complete list of all (i) active issued, registered and applied for Companies Intellectual Property in the Territory (the “Companies Registered Intellectual Property”), including (A) issued Patents and Patent applications, (B) registered Trademarks and applications to register Trademarks, (C) registered Copyrights and applications to register Copyrights and (D) domain names and social media accounts, and (ii) all material Software and other material unregistered Intellectual Property that constitutes Companies Intellectual Property, specifying as to each such item, as applicable, the owners (and in the case of domain names, the registrant, and in the case of social media accounts, the account holder), jurisdiction of application and/or registration, the application and/or registration number and whether such Intellectual Property constitutes Companies Owned Intellectual Property or Companies Licensed Intellectual Property. All material Companies Registered Intellectual Property that has issued or registered, is subsisting and has not expired, been cancelled, or been abandoned, and is valid and enforceable in full force and effect. Except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Companies, taken as a whole, to the Knowledge of the Companies, all of the material unregistered Intellectual Property constituting Companies Intellectual Property is valid and enforceable. Except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Companies, taken as a whole, all required filings and fees related to the maintenance of the Companies Intellectual Property have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars. Except as set forth in Section 3.12(a) of the Disclosure Schedules, Party Licensor is the sole and exclusive owner of all rights, title and interests with respect to the Companies Licensed Intellectual Property free and clear of any Encumbrances (other than Permitted Encumbrances) and has all necessary rights, power and authority to grant the exclusive license granted under the License Agreement and perform its obligations thereunder.

(b) At the Closing, the Companies shall exclusively own all right, title and interest in and to the Companies Owned Intellectual Property, and the Companies shall have sufficient rights to use all of the Companies Intellectual Property, in each case, free and clear of any Encumbrances, except Permitted Encumbrances and the License Agreement. Each item of Companies Registered Intellectual Property identified in Section 3.12(a) of the Disclosure Schedules forming part of the Companies Owned Intellectual Property is or will be at Closing registered and/or recorded in the name of the Companies identified in Section 3.12(a) of the Disclosure Schedules.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Companies, taken as a whole, each Company has entered into binding, valid and enforceable, written Contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property for such Company during the course of employment or engagement with such Company, pursuant to which such employee or independent contractor (i) acknowledges such Company’s exclusive ownership of all such Intellectual Property invented, created, or developed by such employee or independent contractor within the scope of his or her employment or engagement with such Company, (ii) grants to such Company a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property, and (iii) irrevocably waives any right or interest, including any moral rights, regarding such Intellectual Property, to the extent permitted by applicable Law, or such rights have vested in such Company under operation of Law.

(d) Except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Companies, taken as a whole, neither the execution, delivery or performance of this Agreement or any Ancillary Agreement, nor the consummation of the transactions contemplated hereunder or thereunder, will result in a loss or impairment of or require payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, any Company’s right to own or use any Companies Intellectual Property, or impair any right, title or interest of any of the Companies in or to any of the Companies IT Systems or Companies Software, and immediately subsequent to the Closing, the Companies Intellectual Property, Companies IT Systems and Companies Software will be owned by, licensed to or available for use by the Companies at least to the full extent owned, licensed to or used by them immediately prior to the Closing.

(e) Except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Companies, taken as a whole, and each Company, Seller, Party Licensor and their other Affiliates, to the extent that any of them possess any Trade Secrets included in the Companies Intellectual Property, have each taken commercially reasonable steps to preserve the confidentiality of all Trade Secrets included in the Companies Intellectual Property, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements related to the use of such Trade Secrets. Except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Companies, taken as a whole, there has not been any unauthorized access to, or use or disclosure of, any Trade Secrets included in the Companies Intellectual Property.

(f) Except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Companies, taken as a whole, the Companies own or possess the right to use pursuant to valid licenses, sublicenses, agreements or permissions all items of Intellectual Property that are used in or are reasonably necessary for the operation of the business of the Companies as currently conducted. Except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Companies, taken as a whole, none of the Companies Intellectual Property used for the operation of the business of the Companies or their Affiliates in the Territory is subject to any Contract or Governmental Order restricting or otherwise limiting the use, validity, enforceability, scope, licensing or ownership thereof or any right, title or interest of any of the Companies with respect thereto, other than the agreements listed on Section 3.12(f) of the Disclosure Schedules, and, with respect to the Companies Licensed Intellectual Property, the License Agreement. Except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Companies, taken as a whole, no predecessor in interest with respect to any of the Companies Intellectual Property has any right, title, or interest with respect to any of the Companies Intellectual Property.

(g) Except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Companies, taken as a whole, none of the Companies or any of their Affiliates in the Territory, nor the conduct of any of their respective businesses, or any Companies Product (including any development, manufacture, reproduction, performance, display, marketing, distribution, importation, offer for sale, sale, license or use thereof), infringes, misappropriates, dilutes or otherwise violates, or, in the past three years, has infringed, misappropriated, diluted or otherwise violated, any Intellectual Property of any Person. Except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Companies, taken as a whole, in the past three years, to the Knowledge of the Companies, no Person has infringed, misappropriated, diluted or otherwise violated any of the Companies Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Companies, taken as a whole, no Person is contesting, nor, to the Knowledge of the Companies, in the past three years has previously contested, the validity, use, registrability, ownership or enforceability of any Companies Intellectual Property (including any cancellation, opposition or similar proceedings), and no Action regarding any of the foregoing is pending or is threatened in writing.

(h) Except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Companies, taken as a whole, the information technology systems, including the software, hardware, databases, networks, servers, websites and related assets used, operated or held for use in the business of any of the Companies (the “Companies IT Systems”) are reasonably sufficient for the operation of their business as currently conducted and, as of the Closing Date, will be either owned, leased or licensed by the Companies. The Companies implement, maintain and have periodically tested commercially reasonable security, disaster recovery and business continuity plans, and procedures designed to protect the Companies IT Systems against unauthorized access or manipulation by third parties and which include reasonable recovery and business continuity procedures with respect to (i) overload, failure, limitation of system capacities, manual misuses and other interruptions of regular business operations, and (ii) fire, explosion, flood, any other calamity and other interruptions of regular business operations. In the prior 24 months, there has been no material failure, breakdown, or other substandard performance of any Companies IT Systems that has not been remediated in all material respects. Except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Companies, taken as a whole, the Companies IT Systems are free of any Malicious Code or material bugs. “Malicious Code” means any computer code or other procedures, routines or mechanisms which are designed to: (A) disrupt, disable, harm or impair in any material way such Software’s operation, (B) cause such Software to damage or corrupt any data, storage media, programs, or equipment, or otherwise materially interfere with any of the Company’s operations or (C) permit any third party to access any such Software to cause disruption, disablement, harm, impairment, damage erasure or corruption (sometimes referred to as “traps”, “viruses”, “access codes”, “ransomware,” “back doors” “trojan horses,” “time bombs,” “worms,” or “drop dead devices”). No third Person has gained unauthorized access to any Companies IT Systems.

(i) Except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Companies, taken as a whole, all Software included in the Companies Owned Intellectual Property (“Companies Software”) that is licensed, distributed or otherwise made available for use by the Companies to third parties is licensed, distributed or made available pursuant to an end user license agreement that has been made available to Purchaser or is otherwise publicly available. Except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Companies, taken as a whole, (i) no Companies Software or tangible embodiments thereof have been placed in escrow, (ii) none of the Sellers, the Companies or their Affiliates has disclosed, delivered or licensed to any Person or agreed or obligated itself to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any source code for the Companies Software, other than disclosures to employees, contractors and consultants (A) involved in the development of Companies Software and (B) subject to a written confidentiality agreement, (iii) no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by any of the Sellers, Companies or their Affiliates of any source code for the Companies Software, other than disclosures to employees and consultants involved in the development of Companies Software, (iv) the source code for Companies Software has been documented in a professional manner that is consistent with customary code annotation conventions and practices in the software industry and (v) no Companies Software was or is developed in whole or in part using, linked to or distributed with, any software, software development toolkits, databases, libraries, scripts, or other, similar modules of software that are subject to “open source” or similar license terms in a manner that subjects or purports to subject the Companies Software to any copyleft license or that requires or purports to require any of the Companies to grant any license or disclose any source code with respect to Intellectual Property included in Companies Software, or permit third parties to decompile, disassemble or otherwise reverse engineer, or create derivative works based on, any Companies Software, or grant rights to any Companies Software free of charge.

(j) Section 3.12(j) of the Disclosure Schedules lists all Companies Products that are not exclusively produced to final packaged form at the manufacturing facilities owned or operated by a Company and the applicable third-party manufacturer of such Companies Products. Except as otherwise disclosed in Section 3.12(j) of the Disclosure Schedules, the Companies Intellectual Property includes all material Intellectual Property necessary to continue the production, marketing, distribution and sale of all Companies Products in substantially the same manner and extent currently undertaken by the Companies and their Affiliates in the Territory.

Section 3.13. Data Privacy.

(a) Schedule 3.13(a) of the Disclosure Schedules identifies and describes each electronic or other database used by the Companies, including any database containing (in whole or in part) Personal Information maintained by or for the Companies, as well as the types of Personal Information Processed by the Companies, the means by which such Personal Information was collected, and the security policies that have been adopted and maintained with respect to each such database and such Personal Information. The Companies, and to the Knowledge of the Companies, each of their contractors or agents that Process Personal Information for or on behalf of the Companies or that share Personal Information with the Companies (collectively, “Data Partners”), comply in all material respects, and during the past three years have complied in all material respects, with all applicable Data Privacy and Security Requirements.

(b) Neither the execution, delivery or performance of this Agreement or any Ancillary Agreement, nor the consummation of the transactions contemplated hereunder or thereunder, will result in a violation or breach of, or conflict with, any Data Privacy and Security Requirements in any material respect.

(c) In the past three years, the Companies have implemented a commercially reasonable policy designed to conduct due diligence on all Data Partners.

(d) The Companies have at all times during the past three years, implemented, maintained and complied in all material respects with, commercially reasonable and appropriate technical, physical, and organizational measures, to (i) protect Personal Information and confidential information against a Security Incident, and (ii) identify and address material risks to the privacy and security of Personal Information and material confidential information Processed or controlled by the Companies. During the past three years none of the Companies, nor, to the Knowledge of the Companies, any of their respective Data Partners, have experienced any material Security Incidents.

(e) During the past three years, in relation to any Security Incident or violation of a Data Privacy and Security Requirement related to Processing of Personal Information in connection with the business of the Companies, neither any of the Companies nor, to the Knowledge of the Companies, any of their respective Data Partners (with respect to Personal Information Processed for or on behalf of the Companies) has: (i) notified or been required to notify any Person or (ii) received any written notice, inquiry, request, claim, complaint, correspondence or other written communication from, or been the subject of any investigation or enforcement action by, any Person.

(f) During the past three years, the Companies, and, to the Knowledge of the Companies, their respective Data Partners, have not received any written notice or other written correspondence from any Person or Governmental Authority alleging that the Companies, or, to the Knowledge of the Companies, any of their respective Data Partners, have failed to comply in any material respect with any Data Privacy and Security Requirements related to Processing of Personal Information in connection with the business of the Companies.

Section 3.14. Suppliers.

Section 3.14 of the Disclosure Schedules sets forth the ten largest suppliers of the Companies, taken as a whole, based on Dollar amounts of products and services supplied to the Companies (the “Suppliers”), in each case, for the 12 months ended on the Reference Date, and the amounts for which such Suppliers invoiced the Companies during such period. Except as set forth in Section 3.14 of the Disclosure Schedules, (a) all Suppliers continue to be suppliers of the Companies, (b) none of the Companies has received any written notice that any Supplier will reduce materially its business with the Companies from the levels achieved during the 12 months ended on the Reference Date, and, to the Knowledge of the Companies, no Supplier has threated in writing to do so, (iii) no Supplier has terminated its relationship with any of the Companies and, to the Knowledge of the Companies, no Supplier has threated in writing to do so, and (iv) none of the Companies are involved in any material claim, dispute or controversy with any Supplier.

Section 3.15. Corporate Records.

The Corporate Records of each of the Companies are complete and correct in all material respects and have been maintained in all material respects in accordance with the requirements under applicable Laws. At the Closing, all the Corporate Records of the Companies will be in the possession of the Companies.

Section 3.16. Permits.

The Companies own or possess all Permits that are necessary under applicable Law to enable them to carry on their business, free and clear of any Encumbrances, other than Permitted Encumbrances and those Permits the failure of which to hold would not reasonably be expected to be materially adverse to the Companies, taken as a whole, and are in compliance in all material respects with all of such Permits. In the past three years, none of the Companies has received any written notice or claim from any Governmental Authority that asserts, or raises the possibility of assertion of, any material noncompliance with any Permits.

Section 3.17. No Actions or Governmental Orders.

There are no Actions pending, or to the Knowledge of the Companies, threatened (a) against, relating to or involving any of the Companies, their business or any properties or assets owned, leased or used by any of the Companies, or (b) that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated under this Agreement or any Ancillary Agreement. There are no material outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting any of the Companies or any of their properties or assets.

Section 3.18. Compliance with Laws and Companies Products.

(a) In the past three years, each of the Companies has complied with all Laws applicable to it or its business, properties or assets, except for instances of non-compliance that would not reasonably be expected to be materially adverse to the Companies, taken as a whole.

(b) In the past three years, all the products produced, marketed, sold, or otherwise made available by any of the Companies and their Affiliates in the Territory (“Companies Products”) have been advertised, manufactured, exported, imported, packaged and labeled in compliance in all material respects with all applicable Laws. In the past three years, none of the Companies or Sellers has received written notice from any Governmental Authority (including any consumer protection agency) notifying any of them that an Action has been commenced against it or notifying any of them of the potential imposition of fines or any other sanctions or penalties with respect to the Companies Products (or with respect to the advertisement, manufacture, packaging or labeling of the Companies Products) for failure to comply with applicable Laws. In the past three years, none of the Companies or their Affiliates in the Territory has withdrawn or recalled any of the Companies Products.

Section 3.19. Tax Matters. In each case, (x) except as set forth on Section 3.19 of the Disclosure Schedules, and (y) except as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Companies, taken as a whole, and (z) solely as relates to the period following November 27, 2024:

(a) All Tax Returns required to be filed by any of the Companies have been duly and timely filed and were prepared consistent in all material respects with all applicable Tax Laws. Such Tax Returns are true, complete and correct in all material respects. All Taxes due and owing by or on behalf of any of the Companies (whether or not shown on any Tax Return) have been timely paid to the appropriate Taxing Authority.

(b) Each of the Companies has withheld and paid over to the appropriate Taxing Authority all Taxes required to have been withheld and paid over in connection with amounts paid or owing to any Employee, Independent Contractor, Commercial Agent, creditor, customer, shareholder or other Person, and complied in all material respects with all applicable Law relating to the payment and withholding of Taxes.

(c) No written claim has been made by any Taxing Authority in any jurisdiction where any of the Companies does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction or required to file such Tax Returns. Except as set forth on Section 3.19 of the Disclosure Schedules, as of the date hereof, there are no Actions, claims, notices of deficiency, or assessments pending against any Company for any material amount of Taxes.

(d) There are no Governmental Orders, special Tax incentives, Contracts, installment payment programs or similar arrangements with any Governmental Authority with respect to Taxes, Tax Returns or the determination of the Tax Liability of any of the Companies that would have continuing effect or be binding for periods (or portions thereof) ending after the Closing Date.

(e) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of any of the Companies. No power of attorney has been granted with respect to any matter relating to Taxes of or with respect to any of the Companies that will be in force following the Closing.

(f) No deficiencies for any Taxes have been proposed, asserted or assessed against or with respect to the income or assets of any of the Companies. As of the date hereof, there are no Actions pending or, to the Knowledge of the Companies, threatened against or with respect to any of the Companies regarding Taxes. None of the Companies has commenced a voluntary disclosure proceeding with any Taxing Authority in any jurisdiction that has not been fully resolved or settled.

(g) There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon any of the assets of the Companies.

(h) None of the Companies is a party to, nor bound by, any Tax indemnity, Tax sharing or Tax allocation Contract or arrangement.

(i) No private letter rulings, technical advice memoranda or similar Contracts, agreements or rulings have been requested, entered into or issued by any Taxing Authority with respect to any of the Companies.

(j) None of the Companies has been a member of an affiliated, combined, consolidated, unitary, loss-sharing or similar group for Tax purposes.

(k) All Tax credits, which are currently recognized, appraised and registered by the Companies in their applicable Tax Returns, and in the Financial Statements, are accurate and can be deducted, recovered or otherwise used by the corresponding Company in accordance with applicable Law. The CUCA balance of Dart Mexico as of the date hereof is set forth on Section 3.19(k) of the Disclosure Schedules.

(l) None of the Companies will be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:

(i) any change in a method of accounting or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date;

(ii) an installment sale or open transaction occurring on or prior to the Closing Date; or

(iii) a prepaid amount received on or before the Closing Date.

(m) Except for the express representations and warranties made by the Sellers and the Companies in this Section 3.19, none of the Sellers or the Companies makes any representation or warranty, express or implied, concerning Taxes, Tax Returns (including information reporting), or other Tax matters and except for the representations and warranties under Section 3.19(d), (e), and (k), none of the representations and warranties under this Section 3.19 refer to any Taxes, Tax Returns or other Tax matters for any period after the Closing Date. In no event shall any of the representations and warranties made by the Sellers and the Companies in this Agreement be deemed to include Taxes, Tax Returns or other Tax matters arising from successor liability.

Section 3.20. Labor and Employee Benefits. In each case, (x) except as set forth on Section 3.20 of the Disclosure Schedules, and (y) except as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Companies, taken as a whole:

(a) A true, correct and complete list of all current employees of the Companies as of the date hereof (collectively with all current employees of the Affiliates of the Companies in the Territory that will be offered employment with Dart Mexico pursuant to the Pre-Closing Arrangements, each an “Employee” and collectively, the “Employees”), including their: (i) name, (ii) title or position (including whether full or part time), (iii) hire date, (iv) date of seniority (if different from date of hire), (v) legal entity employer, (vi) work location (including city, state and country), (vii) salary and other compensation, and (viii) leave of absence status and type (if applicable) has been made available to the Purchaser. To the Knowledge of the Companies, there are no verbal agreements or understandings that establish special rights, terms or conditions of work, including any general or specific salary increase or any increase in any type of remuneration or benefits, direct or indirect due to any Employees (including bonuses, pension plans and stock option plans). To the extent required by applicable Law, each of the Companies and their Affiliates in the Territory have a written Contract executed with each and all Employees in the Territory. Each of the Companies and their Affiliates in the Territory is in compliance with all their labor and social security obligations as it relates to their Employees and, if applicable, their Independent Contractors.

(b) Section 3.20(b) of the Disclosure Schedules contains a true, correct and complete list of all current Independent Contractors engaged by the Companies in the Territory as of the date hereof, including their: (i) name, (ii) date of execution of the Contracts entered into with the Companies, (iii) name of the Companies parties to Contracts with any Independent Contractors, and (iv) country where the activities of the Independent Contractors are performed. The Companies and/or their Affiliates in the Territory have entered into written Contracts with each and all Independent Contractors in the Territory.

(c) Section 3.20(c) of the Disclosure Schedules contains a true, correct and complete list of all collective bargaining Contracts to which any of the Companies are a party to, or that the Companies are currently negotiating. There is no labor strike, request for representation, material slowdown or material stoppage pending or, to the Knowledge of the Companies, threatened against or adversely affecting any of the Companies or their Affiliates in the Territory, that would reasonably be expected to be, individually or in the aggregate, material to the Companies, taken as a whole. In the past three years, the Companies and their Affiliates in the Territory have not experienced any significant union organization attempts or any work stoppage due to any labor disagreement, nor as of the date hereof is there any labor strike, request for representation, slowdown or stoppage pending, or to the Knowledge of the Companies, threatened against or affecting any Company or any of their Affiliates in the Territory.

(d) All of the Employees of Dart Mexico and its Affiliates in Mexico are duly registered before the Mexican Social Security Institute (Instituto Mexicano del Seguro Social), the Federal Housing Fund (Instituto del Fondo Nacional de la Vivienda para los Trabajadores), and all other applicable federal, state and municipal Governmental Authorities necessary to comply with applicable Law.

(e) Except as set forth on Section 3.20(e) of the Disclosure Schedules, there are no Actions pending, or to the Knowledge of the Companies, threatened, either commenced by any Employee or Independent Contractor against any Companies or any of their Affiliates in the Territory, or by any of the Companies or their Affiliates in the Territory against any of its Employee or Independent Contractor, including with respect to discrimination, harassment or sexual misconduct, that would reasonably be expected to be, individually or in the aggregate, materially adverse to the Companies, taken as a whole.

(f) Each of the Companies and their Affiliates in the Territory: (i) has in the past three years, properly classified in all material respects all Employees and Independent Contractors in the Territory as employees or independent contractors, respectively, pursuant to applicable Law, (ii) has in the past three years, complied in all material respects with all payment obligations owed to current or former Employees or Independent Contractors for any services or amounts required to be reimbursed or otherwise paid, including mandatory profit sharing (participación de los trabajadores en las utilidades de las empresas), and, (iii) other than with respect to Dart Mexico, is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for any current or former Independent Contractors or Employees (other than routine payments to be made in the ordinary course of business).

(g) To the Knowledge of the Companies, no Employee or Independent Contractor is in material violation of any term of any employment Contract, consulting Contract, non-competition Contract, non-solicitation Contract, or non-disclosure Contract, proprietary information Contract or any other Contract relating to confidential or proprietary information, Intellectual Property, or competition, except as where such violations would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Companies, taken as a whole. There are no Contracts providing for retention (in connection with the transactions contemplated under this Agreement or any Ancillary Agreement), non-statutory severance, or other non-statutory consideration in the event of termination of an Employee or Independent Contractor that would not reasonably be expected to be, individually or in the aggregate, material to the Companies, taken as a whole.

(h) Except as set forth on Section 3.20(h) of the Disclosure Schedules, to the Knowledge of the Companies, no Key Employee has provided written notice of his or her intent to terminate his or her employment with the Companies, nor do any of the Companies have a present intention to terminate the employment of any Key Employee.

(i) Except as set forth on Section 3.20(i) of the Disclosure Schedules, no permanent or temporary layoff of a significant number of employees, facility closure or shutdown (whether voluntary or by Law), material reduction-in-force, furlough, material work schedule change or material reduction in hours, or material reduction in salary or wages, or other material workforce changes affecting Employees or Independent Contractors has occurred in the last three years or is currently contemplated, planned or announced.

(j) Section 3.20(j) of the Disclosure Schedules contains a true, correct and complete list of all Benefit Plans. With respect to each Benefit Plan, the Sellers have made available to Purchaser copies of each of the following (to the extent applicable) (i) where such Benefit Plan has been reduced to writing, the plan document together with all amendments, (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms, (iii) where applicable, copies of any Contracts or other applicable Benefit Plan documents, (iv) copies of any material written communications (or a description of any material oral communications) relating to such Benefit Plan with any Governmental Authority, and (v) in the case of any such Benefit Plan that is intended to be Tax- qualified, a copy of the most recent determination, opinion or advisory letter from a Governmental Authority with respect to such Benefit Plan’s continued qualification.

(k) None of the Companies or their Affiliates in the Territory has designed any structure or entered into any Contract with any Person, the intention or effect of which would be to reduce their respective overall social security and labor-related obligations, including any type of subcontracting or outsourcing structures, in each case in material violation of applicable Law.

(l) Each of the Companies and their Affiliates in the Territory has performed in all material respects all obligations required to be performed by it under the applicable Benefit Plan and the applicable Benefit Plan has been maintained and funded in all material respects in compliance with its terms and all applicable Laws, except as where such non-compliance would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Companies, taken as a whole.

(m) None of the Companies or their Affiliates in the Territory has any written commitment or obligation to, nor has any of the Companies or their Affiliates in the Territory made any written representations to any Employee, Independent Contractor or Commercial Agent that it will, adopt, amend, modify or terminate any Benefit Plan or any collective bargaining Contract, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(n) Each Benefit Plan (other than the Benefit Plans of Dart Mexico) has been established, maintained, and administered in all material respects in accordance with its terms and all applicable Laws and orders of any controlling Governmental Authority. Except as would not reasonably be expected to result in material Liability to any of the Companies or with respect to the Benefit Plans of Dart Mexico, (i) each Benefit Plan that is required to be registered has been registered and maintained in good standing with applicable Governmental Authorities, and (ii) each Benefit Plan that is required to be funded and/or book reserved is funded and/or book reserved, as appropriate, in accordance with applicable Laws.

(o) With respect to each Benefit Plan (other than the Benefit Plans of Dart Mexico), except as would not reasonably be expected to result in material Liability to any of the Companies, (i) all statutory contributions due, owing and payable from each Company and its Affiliates in the Territory have been made and all amounts and Liabilities of the Companies thereunder have been properly accrued and (ii) there are no Actions pending (other than routine claims for benefits) or, to the Knowledge of the Companies, threatened.

(p) Neither the execution of this Agreement or the Ancillary Agreements nor any of the transactions contemplated hereunder or thereunder will (i) entitle any current or former director, officer, Employee, Independent Contractor, Commercial Agent or consultant of any of the Companies or any of their Affiliates in the Territory to severance pay or any other payment, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due, owing and payable to any such Person, (iii) limit or restrict the right of any of the Companies or their Affiliates in the Territory to merge, amend, or terminate any Benefit Plan, or (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan, in each case, except as where such non-compliance would not reasonably be expected to be, individually or in the aggregate, materially adverse the Companies, taken as a whole.

Section 3.21. Accounts Payable, Accounts Receivable and Inventory.

(a) The accounts receivable, accounts payable and accrued Liabilities of the Companies, in each case reflected in the Financial Statements and those incurred following the end of the period covered by the Interim Financial Statements, have arisen from bona fide transactions in the ordinary course of business consistent with past practice and represent arm’s length transactions in the ordinary course of business, other than those that have been reserved for in accordance with the Accounting Principles or as would not reasonably be expected to be material to the Companies, taken as a whole.

(b) To the Knowledge of the Companies, there is no contest, claim, defense, or right of setoff (i) with any obligor of any of the accounts receivable of the Companies, or (ii) as to the amount or validity of such accounts receivable, except to the extent reserved for in accordance with the Accounting Principles or as would not reasonably be expected to be material to the Companies, taken as a whole.

(c) Since the end of the period covered by the Interim Financial Statements, the Companies have not materially altered the payment terms of their accounts payable.

(d) The inventory of each Company reflected in the Interim Financial Statements and the inventory included in the Net Working Capital consists of items held for resale that are of a quality and quantity usable and saleable (without material discount or price reduction). The values of inventory known to the Companies to be obsolete or below standard quality have been in all material respects written down on the applicable Company’s books and records. All the inventory is located in the Companies’ facilities, other than inventory that is in consignment with the Companies’ customers. To the Knowledge of the Companies, there are no pending, or threatened Actions under or pursuant to any warranty, whether expressed or implied, on Companies Products sold on or prior to the date hereof by the Companies. Neither the Companies nor any of their Affiliates doing business in the Territory have engaged in any recall for any reason whatsoever of any inventory or other products (including Companies Products) in connection with their respective businesses in the Territory.

Section 3.22. Commercial Agents.

(a) Section 3.22(a) of the Disclosure Schedules contains a true, correct and complete list of all current Commercial Agents used in the business of the Companies and their Affiliates in the Territory as of the date of execution of this Agreement, including the: (i) name of the Commercial Agents, (ii) date of the engagement of the Commercial Agent, and (iii) country where the activities of the Commercial Agents are performed.

(b) Except as set forth on Section 3.22(b) of the Disclosure Schedules, there are no Actions pending, or to the Knowledge of the Companies, threatened in writing, either commenced by any of the Companies or their Affiliates in the Territory against any Commercial Agent or by any Commercial Agent against any of the Companies or their Affiliates in the Territory.

(c) Each of the Companies and their Affiliates in the Territory: (i) has properly classified in all material respects all Employees and Commercial Agents in the Territory as employees or independent contractors, respectively, pursuant to applicable Law, (ii) has complied timely and in all material respects with all payment obligations owed to current or former Commercial Agents for any services or amounts required to be reimbursed or otherwise paid, (iii) has withheld, remitted, and reported all material amounts required by Law or by Contract to be withheld, remitted, and reported with respect to payments to any current or former Commercial Agent, and (iv) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for any current or former Commercial Agent.

(d) Each material Contract with a Commercial Agent to which any Company or any of its Affiliates in the Territory is a party as of the date hereof constitutes a legal, valid and binding obligation of the Companies and such Affiliates in the Territory party thereto and, to the Knowledge of the Companies, of the remaining parties thereto. Each such material Contract with a Commercial Agent is valid and enforceable in accordance with its terms and is in full force and effect, subject to the Enforceability Exceptions, as of the date hereof. None of the Companies or their Affiliates in the Territory or, to the Knowledge of the Companies, any other party thereto is in breach of or default under, or has provided or received any written notice alleging any party is in breach of or default under or has any intention to terminate any material Contract with a Commercial Agent. There are no Contracts providing for retention (in connection with the transactions contemplated under this Agreement or any Ancillary Agreement), non-statutory severance, or other non-statutory consideration in the event of termination of a Contract with any Commercial Agent.

Section 3.23. Insurance Policies.

Section 3.23 of the Disclosure Schedules contains, as of the date of execution of this Agreement, a list of all insurance policies and bonds carried by or for the benefit of the Companies, specifying the insurer, amount and nature of coverage and the date through which coverage will continue by virtue of premiums already paid. Except as would not reasonably be expected to be materially adverse to the Companies, taken as a whole, all insurance policies and bonds with respect to each of the Companies described in Section 3.23 of the Disclosure Schedules are in full force and effect as of the date hereof, subject to the Enforceability Exceptions. All premiums related to such insurance policies that were due to date have been paid in full.

Section 3.24. Related Party Transactions.

(a) Section 3.24(a) of the Disclosure Schedules sets forth a true, correct and complete list of all Contracts between or among any of the Companies, on the one hand, and any Seller or any Affiliate, direct or indirect shareholders, directors, officers or any other related persons of any Seller (other than the Companies), on the other hand (“Related Party Contracts”), as of the date of the execution of this Agreement.

(b) Each Related Party Contract complies, in all material respects, with all applicable Laws.

Section 3.25. Brokers.

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements based upon arrangements made by or on behalf of any of the Companies.

Section 3.26. Anticorruption and Sanctions.

(a) During the past three years, there have been no actions taken by any of the Companies or, to the Knowledge of the Companies, by any Persons on behalf of any Seller or any of the Companies, that would cause any of the Companies or such Persons to be in material violation of any Anti-Corruption Laws or Sanctions.

(b) Except as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Companies, taken as a whole, during the past three years, neither the Companies nor, to the Knowledge of the Companies, any of their respective officers or directors, nor any of their respective employees, consultants, representatives, or agents (nor any Person acting on behalf of any of the foregoing) has, directly or indirectly through a third-party intermediary, paid, offered, given, promised to pay, or authorized the payment of any money property, contribution, or any other thing of value, in each case, in violation of Anti-Corruption Laws, to (i) any officer or employee of a Governmental Authority or of a government-owned or controlled entity, (ii) any Person acting for or on behalf of any Governmental Authority or government-owned or controlled entity, (iii) any political party official or employee, (iv) any candidate for political office, or (v) any other Person at the suggestion, request, direction or for the benefit of any of the foregoing Persons for any of the following purposes: (A) (1) influencing any act or decision of such individual, in his official capacity, (2) inducing such individual to do or omit to do any act in violation of the lawful duty of such individual, or (3) securing any improper business advantage, or (B) inducing such individual to use his influence with any Governmental Authority or government-owned or controlled entity to affect or influence any act or decision of such Governmental Authority or government-owned or controlled entity in order to assist any Company in obtaining or retaining business for or with or directing business to any Person.

(c) No Company is party to any actual or, to the Knowledge of the Companies, threatened in writing, Actions or outstanding enforcement action or Governmental Order relating to any alleged breach of Anti-Corruption Laws or Sanctions.

(d) No Company, nor, to the Knowledge of the Companies, their directors or officers, employees or agents (in each case acting on behalf of or for the benefit of any Company) (i) is a Sanctioned Person nor (ii) has engaged in, nor is it now engaged in, any dealings or transactions with or for the benefit of any Sanctioned Person, nor has otherwise materially violated Sanctions.

Section 3.27. No Additional Representations and Warranties.

(a) EACH OF THE COMPANIES ACKNOWLEDGES AND AGREES THAT (I) OTHER THAN THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE V (AS QUALIFIED BY THE DISCLOSURE SCHEDULES) AND THE ANCILLARY AGREEMENTS, NONE OF BETTERWARE OR ITS SUBSIDIARIES, OR ANY OF THEIR AFFILIATES OR REPRESENTATIVES, HAS MADE OR MAKES ANY REPRESENTATION OR WARRANTY, WRITTEN OR ORAL, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED UNDER THIS AGREEMENT, INCLUDING WITH RESPECT TO BETTERWARE, ANY OF ITS SUBSIDIARIES OR THE STOCK CONSIDERATION, AND (II) EXCEPT FOR CLAIMS AGAINST A PARTY INVOLVING THE FRAUD OF SUCH PARTY, EACH OF THE COMPANIES WILL HAVE NO RIGHT OR REMEDY (AND PURCHASER WILL HAVE NO LIABILITY WHATSOEVER) ARISING OUT OF ANY REPRESENTATION OR WARRANTY MADE BY OR ON BEHALF OF PURCHASER REGARDING BETTERWARE, ANY OF ITS SUBSIDIARIES OR THE STOCK CONSIDERATION, OTHER THAN THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE V (AS QUALIFIED BY THE DISCLOSURE SCHEDULES) AND IN THE ANCILLARY AGREEMENTS, AND THE RIGHTS OF THE COMPANIES EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN THE ANCILLARY AGREEMENTS IN RESPECT OF SUCH REPRESENTATIONS AND WARRANTIES, WHICH REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT WILL NOT SURVIVE THE CLOSING.

(b) OTHER THAN THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III (AS QUALIFIED BY THE DISCLOSURE SCHEDULES) AND THE ANCILLARY AGREEMENTS, NEITHER THE COMPANIES, NOR ANY OF THEIR NON-RECOURSE PARTIES (OTHER THAN THE SELLERS, WHO MAKE THE REPRESENTATIONS AND WARRANTIES SET FORTH IN Article IV), HAS MADE OR MAKES, INCLUDING BY OMISSION ANY REPRESENTATION OR WARRANTY, WRITTEN OR ORAL, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED UNDER THIS AGREEMENT, INCLUDING WITH RESPECT TO ANY OF THE COMPANIES OR ANY OF THEIR NON-RECOURSE PARTIES. THE COMPANIES HEREBY DISCLAIM ANY REPRESENTATIONS AND WARRANTIES OTHER THAN THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III (AS QUALIFIED BY THE DISCLOSURE SCHEDULES), AND IN THE ANCILLARY AGREEMENTS WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED UNDER THIS AGREEMENT, WHETHER MADE BY THE COMPANIES, ANY OF THEIR NON-RECOURSE PARTIES (OTHER THAN THE SELLERS, WHO MAKE THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE IV OR ANY OF THEIR RESPECTIVE REPRESENTATIVES.)

Article IV
REPRESENTATIONS AND WARRANTIES OF EACH SELLER

Except as set forth in the Disclosure Schedules attached hereto, each Seller, as to itself and as to each of Party Licensor and Party Operations, represents to Purchaser as of the date hereof and as of the Closing Date, as follows:

Section 4.1. Organization and Authority.

Except as would not, individually or in the aggregate, materially impair such Seller’s ability to effect the Closing, each Seller is duly incorporated or formed, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Except as would not, individually or in the aggregate, materially impair the ability of Party Licensor or Party Operations to consummate any of the transactions under the Ancillary Agreements, each of Party Licensor and Party Operations is duly formed, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Seller has all requisite corporate or similar entity power and authority to enter into this Agreement and the Ancillary Agreements to which such Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Each of Party Licensor and Party Operations has all requisite limited liability company power and authority to enter into the Ancillary Agreements to which each is a party, to carry out its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery by such Seller of this Agreement and the Ancillary Agreements to which such Seller is a party, the performance by such Seller of its obligations hereunder and thereunder and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or other similar entity action on the part of such Seller. The execution and delivery by Party Licensor and Party Operations of the Ancillary Agreements to which each is a party, the performance by Party Licensor and Party Operations of their respective obligations thereunder and the consummation by Party Licensor and Party Operations of the transactions contemplated thereby have been duly authorized by all requisite limited liability company action on the part of each of Party Licensor and Party Operations. This Agreement has been duly executed and delivered by such Seller, and (assuming due authorization, execution and delivery by each other Party hereto) this Agreement constitutes a legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, subject to the Enforceability Exceptions. When each Ancillary Agreement to which such Seller, Party Licensor or Party Operations is or will be a party has been duly executed and delivered by such Seller, Party Licensor or Party Operations, as applicable (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Agreement will constitute a legal and binding obligation of such Seller, Party Licensor or Party Operations enforceable against such Seller, Party Licensor or Party Operations in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.2. Ownership of Shares.

(a) Coöperatief is the sole record and beneficial owner of the Dart Mexico Coöperatief Share. The Dart Mexico Coöperatief Share was validly issued, fully subscribed and paid for, and is free of any Encumbrances. Coöperatief has the sole right to vote and dispose the Dart Mexico Coöperatief Share and the Dart Mexico Coöperatief Share is not subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Dart Mexico Coöperatief Share. There are no outstanding contributions for future capital increases pending to be capitalized by or reimbursed to Coöperatief by Dart Mexico.

(b) TSM is the sole record and beneficial owner of the Dart Mexico TSM Shares. The Dart Mexico TSM Shares were validly issued, fully subscribed and paid for, and are free of any Encumbrances. TSM has the sole right to vote and dispose the Dart Mexico TSM Shares and the Dart Mexico TSM Shares are not subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Dart Mexico TSM Shares. There are no outstanding contributions for future capital increases pending to be capitalized by or reimbursed to TSM by Dart Mexico.

(c) Brands Americas BV is the sole record and beneficial owner of the Dart Brazil Shares. The Dart Brazil Shares were validly issued, fully subscribed and paid for, and are free of any Encumbrances. Brands Americas BV has the sole right to vote and dispose the Dart Brazil Shares and none of the Dart Brazil Shares are subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of any Dart Brazil Shares. There are no outstanding contributions for future capital increases pending to be capitalized by or reimbursed to Brands Americas BV or any other Person by Dart Brazil.

(d) Investments is the sole record and beneficial owner of the Cav Sul Shares. The Cav Sul Shares were validly issued, fully subscribed and paid for, and are free of any Encumbrances. Investments has the sole right to vote and dispose the Cav Sul Shares and none of the Cav Sul Shares are subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of any Cav Sul Shares. There are no outstanding contributions for future capital increases pending to be capitalized by or reimbursed to Investments or any other Person by Cav Sul.

Section 4.3. Representatives’ Authority.

The Representatives of such Seller, Party Licensor and Party Operations have the necessary power and authority to execute this Agreement and/or the Ancillary Agreements to which such Seller, Party Licensor or Party Operations is a party on such Person’s behalf, which powers and authorities have not been modified, limited or revoked in any manner as of the date hereof.

Section 4.4. No Conflicts.

Except as set forth in Section 4.4 of the Disclosure Schedules, each of (a) the execution, delivery and performance by such Seller of this Agreement, (b) the execution, delivery and performance by such Seller, Party Licensor and Party Operations of the Ancillary Agreements to which each is a party, and (c) the consummation of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or violate any provision of such Seller’s, Party Licensor’s or Party Operations’ Organizational Documents, (ii) result in a breach of or constitute a default under, give to others any right of termination, amendment, acceleration or cancellation of, result in triggering any payment or other obligations pursuant to, any note, bond, mortgage, contract, confidentiality agreement or similar agreement, lease, license, or other agreement to which such Seller, Party Licensor or Party Operations is a party or by which such Seller’s, Party Licensor’s or Party Operations’ properties or assets are bound or affected, or (iii) violate or conflict with, constitute a breach of or default under, any Law or Governmental Order applicable to such Seller, Party Licensor or Party Operations or by which any of such Seller’s, Party Licensor’s or Party Operations’ properties are bound; except, in the cases of each of items (ii) and (iii) above, for any conflict, violation, breach, default, termination, amendment, acceleration or cancellation which, individually or in the aggregate, would not materially impair such Seller’s, Party Licensor’s or Party Operations’ ability to effect the Closing.

Section 4.5. Consents, Filings and Approvals.

Except as set forth in Section 4.5 of the Disclosure Schedules, no consent, approval, notification, authorization or order of, or declaration, filing or registration with, any Governmental Authority or other third party is required to be obtained or made by or with respect to the execution, delivery and performance by such Seller of this Agreement, the execution, delivery and performance by such Seller, Party Licensor or Party Operations of any Ancillary Agreements to which any of them is a party, or the consummation of the transactions contemplated hereby or thereby, except for cases where the failure to obtain (or give or make, as applicable) such consent, approval, notification, authorization, order, declaration, filing or registration would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the Closing.

Section 4.6. Legal Proceedings.

There are no Actions or Governmental Orders pending or, to Knowledge of the Companies, threatened against such Seller, Party Licensor or Party Operations that challenge, prevent, delay, make illegal or otherwise interfere with, any of the transactions contemplated by this Agreement or any of the Ancillary Agreements to which such Seller, Party Licensor or Party Operations are a party.

Section 4.7. Investment in Stock Consideration.

(a) The Stock Consideration is being acquired by each applicable Seller in accordance with the written instructions provided by the Sellers’ Representative prior to Closing for the account of such Seller for investment purposes only, within the meaning of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), with no intention of offering, selling or assigning any participation or interest therein directly or indirectly, and not with a view to the distribution thereof.

(b) Such Seller acknowledges that the Stock Consideration is being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Stock Consideration has not been registered under the Securities Act. Such Seller understands that the Stock Consideration may not be resold, transferred, pledged or otherwise disposed of by any of the Sellers absent an effective registration statement under the Securities Act or an available exemption from the registration requirements of the Securities Act.

(c) Such Seller agrees that any book-entry positions representing the Stock Consideration shall contain a legend in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND SUCH LAWS WHICH, IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, IS AVAILABLE.

(d) Such Seller acknowledges and agrees that such Seller has received and has had an adequate opportunity to review, such financial and other information as such Seller deems necessary in order to make an investment decision with respect to the Stock Consideration and made such Seller’s own assessment concerning the relevant Tax and other economic considerations relevant to such Seller’s investment in the Stock Consideration. Such Seller and its Representatives have been afforded the opportunity to ask questions of Betterware or its Representatives and to obtain any additional information which Betterware possesses or can acquire without reasonable effort or expense.

Section 4.8. Brokers.

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements based upon arrangements made by or on behalf of such Seller, Party Licensor or Party Operations.

Section 4.9. No Additional Representations and Warranties.

(a) Such Seller has been represented by, and had the assistance of, counsel in the conduct of such Seller’s due diligence, the preparation and negotiation of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby. In entering into this Agreement, such Seller acknowledges that such Seller has relied solely upon its own investigation, review and analysis and has not relied on, and is not relying on, any representation, warranty or other statement made by, on behalf of, or relating to, Betterware or any of its subsidiaries, except for the representations and warranties expressly set forth in Article V (as qualified by the Disclosure Schedules) and in the Ancillary Agreements (as qualified by any disclosure therein) and subject to any limitations set forth in this Agreement.

(b) SUCH SELLER ACKNOWLEDGES AND AGREES THAT (I) OTHER THAN THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE V (AS QUALIFIED BY THE DISCLOSURE SCHEDULES) AND IN THE ANCILLARY AGREEMENTS, NONE OF BETTERWARE OR ITS SUBSIDIARIES, OR ANY OF THEIR AFFILIATES OR REPRESENTATIVES, HAS MADE OR MAKES ANY REPRESENTATION OR WARRANTY, WRITTEN OR ORAL, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED UNDER THIS AGREEMENT, INCLUDING WITH RESPECT TO BETTERWARE, ANY OF ITS SUBSIDIARIES OR THE STOCK CONSIDERATION, AND (II) EXCEPT FOR CLAIMS AGAINST A PARTY INVOLVING THE FRAUD OF SUCH PARTY, SUCH SELLER WILL HAVE NO RIGHT OR REMEDY (AND PURCHASER WILL HAVE NO LIABILITY WHATSOEVER) ARISING OUT OF ANY REPRESENTATION OR WARRANTY MADE BY OR ON BEHALF OF PURCHASER REGARDING BETTERWARE, ANY OF ITS SUBSIDIARIES OR THE STOCK CONSIDERATION, OTHER THAN THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE V (AS QUALIFIED BY THE DISCLOSURE SCHEDULES) AND IN THE ANCILLARY AGREEMENTS, AND THE RIGHTS OF SUCH SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN THE ANCILLARY AGREEMENTS IN RESPECT OF SUCH REPRESENTATIONS AND WARRANTIES, WHICH REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT WILL NOT SURVIVE THE CLOSING.

(c) OTHER THAN THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III AND ARTICLE IV (IN EACH CASE, AS QUALIFIED BY THE DISCLOSURE SCHEDULES) AND THE ANCILLARY AGREEMENTS NEITHER SUCH SELLER, NOR ANY OF ITS NON-RECOURSE PARTIES OR ANY OTHER PERSON, MADE OR MAKES, INCLUDING BY OMISSION, ANY REPRESENTATION OR WARRANTY, WRITTEN OR ORAL, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED UNDER THIS AGREEMENT, INCLUDING WITH RESPECT TO SUCH SELLER OR ANY OF THE COMPANIES OR ANY OF THEIR NON-RECOURSE PARTIES. SUCH SELLER HEREBY DISCLAIMS ANY REPRESENTATIONS AND WARRANTIES OTHER THAN THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III AND ARTICLE IV (IN EACH CASE, AS QUALIFIED BY THE DISCLOSURE SCHEDULES) AND IN THE ANCILLARY AGREEMENTS WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED UNDER THIS AGREEMENT, WHETHER MADE BY SUCH SELLER, ANY OF ITS NON-RECOURSE PARTIES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES.

Article V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in the Disclosure Schedules attached hereto or as disclosed or incorporated by reference in any Betterware SEC Report filed or furnished on or prior to the date hereof (but excluding any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk,” and any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature that do not contain a reasonable level of detail about the risks of which such statements warn and/or any exhibits to such Betterware SEC Reports), Purchaser hereby represents to the Sellers as of the date hereof and as of the Closing Date as follows:

Section 5.1. Organization and Authority.

Purchaser is a sociedad anónima promotora de inversión de capital variable duly incorporated, validly existing and in good standing under the Laws of Mexico and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Except for the Betterware Shareholder Approval, Purchaser has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements to which Purchaser is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and the Ancillary Agreements to which Purchaser is a party, the performance by Purchaser of its obligations hereunder and thereunder and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Purchaser, except for the Betterware Shareholder Approval. This Agreement has been duly executed and delivered by Purchaser, and (assuming due authorization, execution and delivery by each other Party hereto) this Agreement constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, subject to the Enforceability Exceptions. When each Ancillary Agreement to which Purchaser is or will be a party has been duly executed and delivered by Purchaser (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Agreement will constitute a legal and binding obligation of Purchaser enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

Section 5.2. Capitalization.

(a) As of the date hereof, Betterware has 37,316,546 issued and outstanding Betterware Shares. All the issued and outstanding Betterware Shares were validly issued, fully paid and non-assessable.

(b) Except as set forth in Section 5.2(a), as of the date hereof, there are no outstanding (i) capital stock, equity securities or voting securities of Betterware, (ii) securities of Betterware or any subsidiary convertible into or exchangeable for capital stock, equity securities or voting securities of Betterware, (iii) options or other rights to acquire from Betterware, and, other than the Stock Consideration, no obligation of Betterware to issue, any capital stock or equity securities, voting securities or securities convertible or exchangeable for such shares of capital stock or other equity interests or voting securities of Betterware or any of its subsidiaries, or (iv) contributions for future capital increases made to Betterware. The issuance and sale of the Stock Consideration will not obligate Betterware to issue securities to any person (other than the Sellers) and will not result in an adjustment to (or provide any Person the right to adjust) the exercise, conversion, exchange or reset price under any securities issued by Betterware (or in any agreement providing rights to security holders of Betterware).

Section 5.3. Representatives’ Authority.

The Representatives of Purchaser have the necessary power and authority to execute this Agreement and the Ancillary Agreements to which Purchaser is a party on its behalf, which powers and authorities have not been modified, limited or revoked in any manner as of the date hereof.

Section 5.4. No Conflicts.

Except as set forth in Section 5.4 of the Disclosure Schedules, each of (a) the execution, delivery and performance by Purchaser of this Agreement and the Ancillary Agreements to which Purchaser is a party, and (b) the consummation of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or violate any provision of Purchaser’s Organizational Documents, (ii) result in a breach of or constitute a default under, give to others any right of termination, amendment, acceleration or cancellation of, result in triggering any payment or other obligations pursuant to, any note, bond, mortgage, contract, confidentiality agreement or similar agreement, lease, license, or other agreement to which Purchaser is a party or by which Purchaser’s properties or assets are bound or affected, or (iii) violate or conflict with, constitute a breach of or default under, any Law or Governmental Order applicable to Purchaser or by which any of its properties are bound; except, in the cases of each of items (ii) and (iii) above, for any conflict, violation, breach, default, termination, amendment, acceleration or cancellation which, individually or in the aggregate, would not materially impair Purchaser’s ability to effect the Closing.

Section 5.5. Consents, Filings and Approvals.

Except as set forth in Section 5.5 of the Disclosure Schedules or as may be required under the Securities Act, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), the listing rules of the New York Stock Exchange or any applicable state securities laws, no consent, approval, notification, authorization or order of, or declaration, filing or registration with, any Governmental Authority or other third party is required to be obtained or made by or with respect to the execution, delivery and performance by Purchaser of this Agreement or the Ancillary Agreements to which Purchaser is a party or the consummation of the transactions contemplated hereby or thereby, except for cases where the failure to obtain (or give or make, as applicable) such consent, approval, notification, authorization, order, declaration, filing or registration would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the Closing.

Section 5.6. Compliance with Laws; Permits.

(a) During the past three years, Betterware and its subsidiaries have been in compliance with all Laws, except for violations that would not, individually or in the aggregate, reasonably be expected to result in a Purchaser Material Adverse Effect.

(b) During the past three years, Betterware and its subsidiaries have held all Permits necessary for the conduct of their respective businesses as conducted on the date hereof, except where any such failure would not, individually or in the aggregate, reasonably be expected to result in a Purchaser Material Adverse Effect. All material Permits of Betterware and its subsidiaries are in full force and effect, except for any failure to be in full force and effect that would not, individually or in the aggregate, reasonably be expected to result in a Purchaser Material Adverse Effect.

Section 5.7. Legal Proceedings.

There are no Actions or Governmental Orders pending or, to Knowledge of Purchaser, threatened against Betterware or any of its subsidiaries that challenge, prevent, delay, make illegal or otherwise interfere with, any of the transactions contemplated by this Agreement or any of the Ancillary Agreements to which Purchaser is a party.

Section 5.8. SEC Filings; Financial Statements.

(a) Betterware has filed all forms, reports, schedules, statements, registration statements and other documents, including any exhibits thereto, required to be filed by it as a foreign private issuer with the Securities Exchange Commission (the “SEC”) during the past three years, together with any amendments, restatements or supplements thereto (collectively, the “Betterware SEC Reports”). As of their respective dates, the Betterware SEC Reports complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Betterware SEC Reports was prepared in accordance with Accounting Principles (applied in all material respects on a consistent basis) and the applicable provisions of Regulation S-X and Regulation S-K, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 6-K of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in shareholders equity and cash flows of Betterware as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

(c) Betterware is in all material respects in compliance with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.

Section 5.9. Absence of Certain Changes.

Between December 31, 2024, and the date of this Agreement, there has not occurred any Purchaser Material Adverse Effect.

Section 5.10. Illicit Funds; Anti-Corruption Laws.

(a) None of the funds used, directly or indirectly, to pay the Total Consideration or any related fees or expenses has been or will be derived from, or constitute the proceeds of, any unlawful activity, is the property of or beneficially owned by any Sanctioned Person or will be routed through any Sanctioned Country or Sanctioned Person. Purchaser and its subsidiaries have conducted reasonable diligence on all providers of equity or debt financing for the transactions contemplated under this Agreement to confirm the lawful source of funds used to pay the Total Consideration or any related fees or expenses and that no applicable Sanctions or Anti-Money Laundering Laws would be violated by the funding or payment flows made in connection with this Agreement.

(b) In connection with this Agreement, the transactions contemplated hereby, and the financing thereof, neither Purchaser nor its subsidiaries, nor to the Knowledge of Purchaser any of their respective Representatives has, directly or indirectly through a third-party intermediary, paid, offered, given, promised to pay, or authorized the payment of any money property, contribution, or any other thing of value, in each case, in violation of Anti-Corruption Laws, to (i) any officer or employee of a Governmental Authority or of a government-owned or controlled entity, (ii) any Person acting for or on behalf of any Governmental Authority or government-owned or controlled entity, (iii) any political party official or employee, (iv) any candidate for political office, or (v) any other Person at the suggestion, request, direction or for the benefit of any of the foregoing Persons for any of the following purposes: (A) (1) influencing any act or decision of such individual, in his official capacity, (2) inducing such individual to do or omit to do any act in violation of the lawful duty of such individual, or (3) securing any improper business advantage, or (B) inducing such individual to use his influence with any Governmental Authority or government-owned or controlled entity to affect or influence any act or decision of such Governmental Authority or government-owned or controlled entity in order to assist any Company in obtaining or retaining business for or with or directing business to any Person. In connection with this Agreement, the transactions contemplated hereby, and the financing thereof, neither purchaser nor any of its subsidiaries has violated applicable Sanctions, the U.S. Export Administration Regulations, the International Traffic in Arms Regulations, or applicable Anti-Money Laundering Laws or anti-terrorist financing laws. Neither Purchaser nor any of its subsidiaries is a Sanctioned Person, is owned or controlled by a Sanctioned Person, or is organized in, located in, or ordinarily resident in any Sanctioned Country.

Section 5.11. Financial Wherewithal.

(a) Purchaser has delivered to the Sellers’ Representative true, correct, and complete copies of (i) an executed debt commitment letter from the Debt Financing Parties identified therein, dated as of the date hereof (as may be amended or modified in accordance with the terms hereof, the “Debt Commitment Letter”; and the commitments under the Debt Commitment Letter, the “Debt Financing Commitments”), pursuant to which, and subject to the terms and conditions of which, the Debt Financing Parties party thereto have committed to lend the amounts set forth therein to Purchaser for the purpose of funding the transactions contemplated hereby (the “Debt Financing”), (ii) an unexecuted draft Credit Agreement to be entered into in connection with the Debt Financing which is in substantially final form as agreed between Purchaser and the Debt Financing Parties identified therein (the “Credit Agreement”) and (iii) fee letters related to the Debt Commitment Letter, if any, and to the extent any provisions of any such fee letters are redacted, such redacted provisions shall only include fees and other economic provisions and shall not include any imposition of any new conditions (or the expansion of any existing conditions) or modification of any conditions with respect to the Debt Financing or any reduction in the amount of the Debt Financing below the Required Amount.

(b) As of the date of this Agreement, the Debt Commitment Letter (i) is in full force and effect, (ii) has not been withdrawn, rescinded, or terminated, or otherwise amended or modified in any respect and Purchaser is not negotiating or considering any amendment, supplement or modification thereto, and (iii) is a legal, valid and binding obligation of Purchaser and, to the Knowledge of Purchaser, the other parties thereto. As of the date hereof, neither Purchaser nor, to the Knowledge of Purchaser, any of the Debt Financing Parties is in breach of or default under, or has provided or received any written notice alleging any party is in breach of or default under, the Debt Commitment Letter, and, assuming the satisfaction or waiver of the conditions set forth in Section 8.1, Purchaser has no reason to believe (x) that it will be unable to satisfy on a timely basis any term or condition precedent to the occurrence of the Credit Agreement Signing Date and the funding of any portion of the Debt Financing, in each case, to be satisfied by it as set forth in the Debt Commitment Letter, (y) that the Credit Agreement Signing Date will not occur on or prior to the Debt Commitment Letter Termination Date, or (z) that any portion of the Debt Financing to be made thereunder will otherwise not be available to Purchaser on the Closing Date to consummate the transactions contemplated hereby if the conditions thereto are satisfied. Except for any fee letters (true and correct copies of which have been provided to the Sellers’ Representative as redacted in a manner set forth above), as of the date hereof, there are no side letters or other agreements, contracts or arrangements of any kind relating to the Debt Financing Commitments that impose conditions to, or modify, amend or expand the conditions to, the occurrence of the Credit Agreement Signing Date or the funding of the Debt Financing (or affect the availability thereof), other than as expressly set forth in the Debt Commitment Letter. To the Knowledge of Purchaser, there are no facts or circumstances that would reasonably be expected to result, as of the date hereof, in the Credit Agreement Signing Date not occurring on or prior to the Debt Commitment Letter Termination Date or the Debt Financing not being available to Purchaser on the Closing Date. The Debt Commitment Letter contains all of the conditions precedent to the occurrence of the Credit Agreement Signing Date and the conditions precedent to the obligations of the parties thereunder to make the full amount of the Debt Financing available to Purchaser on the terms set forth therein. As of the date of this Agreement, none of the Debt Financing Commitments has been terminated or withdrawn and no lender has notified Purchaser of its intention to terminate or withdraw any of the Debt Financing Commitments.

(c) The obligations of Purchaser under this Agreement are not subject to any conditions regarding Purchaser’s, its Affiliates’ or any other Person’s ability to obtain financing for the consummation of the transactions contemplated hereby (including the Debt Financing and any Alternative Financing).

(d) The net proceeds of the Debt Financing, when funded in accordance with their terms on the Closing Date and when taken together with other cash on hand of Purchaser or other sources of cash (including, if applicable, any Alternative Financing), in each case, which will be available to Purchaser on the Closing Date to fund the transactions contemplated hereby, will provide Purchaser with immediately available cash funds in an amount sufficient to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and to satisfy Purchaser’s obligations hereunder and thereunder (such amount, the “Required Amount”).

Section 5.12. Stock Consideration.

The Betterware Shares that constitute the Stock Consideration, when issued pursuant to this Agreement, will be validly issued, fully paid and non-assessable, free and clear of any Encumbrances and other restrictions (other than restrictions imposed by the Registration Rights and Lock-Up Agreement and securities laws), and will not have been issued in violation of any preemptive rights, rights of first refusal or offer, or registration rights. Each Betterware Share entitles the holder thereof to one vote.

Section 5.13. Brokers.

Except as set forth in Section 5.13 of the Disclosure Schedules, all of whose fees and commissions will be borne solely by Purchaser, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements based upon arrangements made by or on behalf of Purchaser.

Section 5.14. Brazilian Antitrust Filing.

The group of companies comprising Purchaser’s respective economic group, as defined in Article 4, item 82 of Resolution No. 33/2022, enacted by the Brazilian Antitrust Authority, did not record, in the fiscal year preceding the transactions contemplated hereby, gross annual revenues or business volume in Brazil equal to or greater than R$ 75,000,000.00 (seventy-five million reais).

Section 5.15. Independent Investigation; No Additional Representations.

(a) Purchaser has conducted to its satisfaction its own independent investigation, review and analysis of, and reached its own independent conclusions regarding, the Companies, their businesses and their operations, assets, condition (financial or otherwise) and prospects. Purchaser acknowledges that it and its Representatives have been provided such access to the personnel, properties, premises, records and other documents and information of, and relating to the Companies and their businesses as it has requested for such purpose. Purchaser has been represented by, and had the assistance of, counsel in the conduct of its due diligence, the preparation and negotiation of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby. In entering into this Agreement, Purchaser acknowledges that it has relied solely upon its own investigation, review and analysis and has not relied on, and is not relying on, any representation, warranty or other statement made by, on behalf of, or relating to, any Seller or any of the Companies, except for the representations and warranties expressly set forth in Article III and Article IV (in each case, as qualified by the Disclosure Schedules) and the Ancillary Agreements and subject to any limitations set forth in this Agreement.

(b) PURCHASER ACKNOWLEDGES AND AGREES THAT (I) OTHER THAN THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III AND ARTICLE IV (IN EACH CASE, AS QUALIFIED BY THE DISCLOSURE SCHEDULES), AND IN THE ANCILLARY AGREEMENTS, NONE OF THE SELLERS OR THE COMPANIES, OR ANY OF THEIR AFFILIATES OR REPRESENTATIVES, HAS MADE OR MAKES ANY REPRESENTATION OR WARRANTY, WRITTEN OR ORAL, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED UNDER THIS AGREEMENT, INCLUDING WITH RESPECT TO ANY SELLER OR ANY OF THE COMPANIES, AND (II) EXCEPT FOR CLAIMS AGAINST A PARTY INVOLVING THE FRAUD OF SUCH PARTY, PURCHASER WILL HAVE NO RIGHT OR REMEDY (AND THE SELLERS WILL HAVE NO LIABILITY WHATSOEVER) ARISING OUT OF ANY REPRESENTATION OR WARRANTY MADE BY OR ON BEHALF OF THE SELLERS OR THE COMPANIES REGARDING ANY SELLER OR ANY OF THE COMPANIES, OTHER THAN THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III AND ARTICLE IV (IN EACH CASE, AS QUALIFIED BY THE DISCLOSURE SCHEDULES), AND THE ANCILLARY AGREEMENTS, AND THE RIGHTS OF PURCHASER EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN THE ANCILLARY AGREEMENTS IN RESPECT OF SUCH REPRESENTATIONS AND WARRANTIES, WHICH REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT WILL NOT SURVIVE THE CLOSING.

(c) OTHER THAN THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE V (AS QUALIFIED BY THE DISCLOSURE SCHEDULES) AND IN THE ANCILLARY AGREEMENTS, NEITHER PURCHASER, NOR ANY OF ITS AFFILIATES OR THEIR REPRESENTATIVES, MAKES ANY REPRESENTATION OR WARRANTY, WRITTEN OR ORAL, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED UNDER THIS AGREEMENT, INCLUDING WITH RESPECT TO PURCHASER OR ANY OF ITS AFFILIATES OR THEIR REPRESENTATIVES OR THE STOCK CONSIDERATION. PURCHASER HEREBY DISCLAIMS ANY REPRESENTATIONS AND WARRANTIES OTHER THAN THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS Article V (AS QUALIFIED BY THE DISCLOSURE SCHEDULES) AND THE ANCILLARY AGREEMENTS, WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED UNDER THIS AGREEMENT, WHETHER MADE BY PURCHASER, ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES.

Article VI

COVENANTS OF THE COMPANIES, THE SELLERS AND PURCHASER

Section 6.1. Conduct of Business in the Territory.

From the date hereof and until the earlier of the Closing Date and such date as this Agreement is terminated under Section 9.1, the Sellers and the Companies agree that, except (i) as expressly required, contemplated or permitted by this Agreement (including in connection with Section 7.6 and Exhibit K), (ii) as required by applicable Law or any Governmental Authority, (iii) as otherwise consented to in advance in writing by Purchaser (which (x) consent may not unreasonably be withheld, conditioned or delayed and (y) shall be deemed to have been granted if not affirmatively withheld in writing within forty-eight (48) hours of the Sellers’ Representative’s or the Companies’ written request therefor), (iv) for repayments, redemptions or repurchases of loans or other obligations under the Indebtedness, (v) for the declaration or payment of cash distributions and/or dividends to shareholders of the Companies, (vi) payments under any Contracts in effect on the date hereof or entered into after the date hereof in compliance with this Section 6.1, or (vii) as set forth on Schedule 6.1, the Sellers shall cause the Companies and each of their Affiliates in the Territory (other than the Sellers) to, and the Companies shall, (1) operate in the ordinary course of business on a basis consistent with past practice, and (2) maintain the Companies’ books and records in all material respects as required under applicable Law. Without limiting the generality of the foregoing, the Sellers shall cause the Companies, Party Licensor (solely as it relates to subsections (f) and (g) below, but subject to all of the foregoing exceptions in clause (i) – (vii) above) and their Affiliates in the Territory (other than the Sellers) (solely as it relates to subsections (d), (e), (j), (m), (n), (o), and (q) below), not to, and the Companies shall not:

(a) amend any of their respective Organizational Documents;

(b) authorize, issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of their capital stock or any of their other voting securities or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or voting securities;

(c) (i) split, combine or reclassify any of the outstanding capital stock of, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of, their outstanding capital stock, or (ii) allow any Person to have any options, calls, puts, warrants or other rights to acquire any of their shares;

(d) (i) make any loan to, or any investment or capital contribution in, any Person that is not a Company (other than intercompany transactions among the Companies and their Affiliates in the Territory that are settled in full prior to Closing with respect to the Companies), or (ii) enter into any new line of business;

(e) transfer, issue, sell, pledge, encumber or dispose of any of their material assets (excluding inventory sold or disposed of in the ordinary course of business consistent with past practice), other than Permitted Encumbrances;

(f) transfer or assign or grant any license or sublicense under or with respect to any Companies Intellectual Property or Companies IP Agreements, other than entering into any Incidental License in the ordinary course of business consistent with past practice or entering into Contracts that related to any Companies Licensed Intellectual Property that do not relate to the territory licensed in the License Agreement;

(g) abandon, allow to lapse, or fail to maintain in full force and effect any Companies Registered Intellectual Property, other than any Unused Intellectual Property that Purchaser does not elect, in accordance with Section 7.7(b), to maintain in full force and effect at its sole cost and expense;

(h) incur any additional indebtedness to the extent that such indebtedness does not constitute a current liability included in the calculation of Net Working Capital, other than any additional indebtedness incurred in the ordinary course of business consistent with past practice and any draws on credit facilities or credit lines existing on the date hereof; provided that such additional indebtedness shall not exceed $1,000,000 in the aggregate at any time outstanding;

(i) pay, discharge or otherwise satisfy any material third-party claim, Liability or obligation that is not due, or settle, waive or otherwise compromise any right or claim, including litigation, except where such payment, discharge or other satisfaction is necessary in order to timely comply with a definitive court order or where such payment, discharge or other satisfaction would not reasonably be expected to be materially adverse to the Companies, taken as a whole;

(j) enter into any joint venture, strategic alliance, exclusive dealing, or noncompetition contract or arrangement;

(k) (i) amend any rights or obligations under, assign, extend, or terminate, any Material Contract, (ii) enter into any Contract that would be a Material Contract if in effect on the date hereof or (iii) waive, release or assign any rights or claims under any Material Contract; provided, that nothing in this Section 6.1 shall restrict any Company from renewing, extending or replacing any Material Contract as contemplated by Exhibit K or in the ordinary course termination thereof in accordance with its terms if such renewed, extended, or replacement Material Contract is expressly permitted under Exhibit K or does not result in a material adverse change to the current terms and conditions of the applicable agreement or commercial relationship;

(l) change or modify any material accounting practice or procedure, other than as may be required by the Accounting Principles;

(m) enter into, adopt, amend or terminate any collective bargaining Contract, other than any adoption, amendment or termination required by Law;

(n) (i) terminate (other than for cause under applicable Law) any Key Employee, (ii) hire any Employee to replace a Key Employee, or (iii) hire any Employee whose annual compensation exceeds $100,000;

(o) agree to increase or increase the compensation of, or pay or agree to pay any benefit to, any of their directors, officers or Employees, except if required by Law or if in the ordinary course of business in a manner consistent with past practice;

(p) enter into any new Related Party Contracts, other than any Related Party Contracts that are entered into for purposes of the consummation of the transactions set forth in this Agreement or that will be terminated prior to Closing with no Liability to any of the Companies;

(q) subject any of its material properties or material assets to any material Encumbrances, other than Permitted Encumbrances or Encumbrances that are removed or terminated prior to Closing;

(r) agree to provide for, improve or increase the indemnification of any Covered Person by amending Organizational Documents, entering into a Contract or otherwise;

(s) abandon, waive or terminate any material Permit of any of the Companies; or

(t) (i) make, revoke or modify any Tax election, (ii) adopt or change any Tax accounting method (or Tax year or any annual Tax accounting period), (iii) surrender any right to a refund of Taxes, (iv) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes (other than any automatic extension of the due date of a Tax Return or in the context of an audit, inquiry or proceeding by a Governmental Authority), (v) enter into any Tax allocation, Tax sharing, Tax receivable, Tax indemnity agreement, or, other than agreements entered into in the ordinary course of business, any closing or other agreement relating to Taxes, or (vi) amend any Tax Return for the purpose of utilizing any tax benefit.

Section 6.2. Access.

Subject to applicable Law, during the interim period between the date of this Agreement and the earlier of (x) the Closing Date and (y) the termination of this Agreement pursuant to Article IX, the Sellers and the Companies shall give, or cause to be given to, Purchaser and its Representatives, reasonable access during normal business hours and upon reasonable advance written notice, to the personnel, properties, books and records, counsel, accountants, consultants and Representatives of each of the Companies and to all matters related to the Pre-Closing Arrangements; provided that such access does not disrupt the normal operations of such Company and does not contravene applicable Law; provided, further, that the applicable rules of discovery shall apply to any claim between Purchaser and the Sellers’ Representative with respect to any of the transactions contemplated by this Agreement; provided, further, that the foregoing shall not require the Sellers or the Companies (i) to provide access to any personnel, properties, books and records, counsel, accountants, consultants and Representatives to the extent the foregoing do not pertain to any of the Companies or their business, (ii) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Sellers’ Representative would result in the disclosure of any trade secrets or violate any of its obligations with respect to confidentiality, (iii) to disclose any privileged information of the Companies or any of their Affiliates, (iv) to take any action that would cause material disruption to the business of, or cause significant competitive harm to, the Companies, (v) to contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date hereof or the Closing Date if entered into in accordance with the terms of Section 6.1, or jeopardize the health or safety of any personnel, (vi) to provide access to any information to the extent related to the sale or divestiture process conducted by the Company or any of its Affiliates vis-à-vis any Person other than Purchaser or any of its Affiliates, or any Seller’s or any of its respective Affiliates’ (or their Representatives’) evaluation of the business of the Companies in connection therewith, including projections, financial and other information related thereto, (vii) to permit any environmental sampling or testing with respect to any Real Property leased or subleased by the Companies or (viii) to disclose any information if the Companies reasonably determine upon the advice of counsel that such information should not be disclosed due to its competitively sensitive nature; provided, however, that any such competitive information shall be disclosed, if permitted under applicable Law, to a “clean team” subject to nondisclosure obligations reasonably satisfactory to the Sellers’ Representative. All requests for information made pursuant to this Section 6.2 shall be directed to such Persons designated by the Sellers’ Representative in a written notice given to Purchaser, and all such information shall be governed by the terms of Section 7.1 and the NDA. Within such access and information rights, the Parties agree that, to the extent it does not disrupt the normal operations of the Companies and does not contravene applicable Law, Purchaser and its Representatives, shall have the right to meet with senior management of the Companies whenever is convenient to all the parties involved and for periods of time that do not affect their ability to fulfill their day-to-day duties. Without limiting the generality of the foregoing but subject to the limitations set forth in this Section 6.2, from the date of this Agreement until the Closing, subject to any applicable Law, Sellers’ Representative shall provide Purchaser with reasonable access to the financial information of the Companies as Purchaser may reasonably require to comply with Purchaser’s public reporting obligations under the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

Section 6.3. Shareholder Meeting.

Promptly following the date hereof (but in any event no later than 90 days following the date hereof), Betterware shall or shall cause the appropriate corporate body or officer to, in accordance with its Organizational Documents and applicable Law, establish a record date for, duly call, give notice of, convene and hold one or several general meetings of its shareholders (the “Shareholder Meeting”) as required for the purpose of obtaining the Betterware Shareholder Approval.  Betterware shall, through its board of directors, recommend to the Betterware shareholders that they give the Betterware Shareholder Approval and solicit and use its reasonable efforts to obtain the Betterware Shareholder Approval. Betterware’s board of directors shall not withdraw, modify, or qualify its recommendation except as required by applicable Law or duty after consultation with outside counsel. Notwithstanding the foregoing provisions of this Section, Betterware may postpone, recess or adjourn such meeting (i) to the extent required by Law or Betterware’s bylaws, after consultation with outside counsel, or (ii) with the consent of the Sellers’ Representative. If as of the time for which a Shareholder Meeting is originally scheduled there are insufficient Betterware Shares represented (either in person or by proxy) to convene a Shareholder Meeting or voting to constitute a quorum necessary to obtain the Betterware Shareholder Approval, in each case, pursuant to Betterware’s bylaws, Betterware shall (and shall cause the appropriate corporate body or officer to) establish a record date for, duly call, give notice of, convene and hold a second (or subsequent) Shareholder Meeting as required to request the Betterware Shareholder Approval.  Betterware shall provide Sellers' Representative with (a) prompt notice of the record date and meeting date for the Shareholder Meeting, (b) copies of all materials disseminated to Betterware shareholders in connection with the Shareholder Meeting, (c) the voting results of the Shareholder Meeting and (d) prompt notice of any postponement or adjournment of the Shareholder Meeting. Prior to obtaining the Betterware Shareholder Approval, Betterware shall not authorize, issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any Betterware Shares or other shares of its capital stock or any of their other voting securities or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or voting securities to the extent that such action by Betterware would cause Campalier, S.A. de C.V. to no longer hold the requisite voting power to cause the Betterware Shareholder Approval. If all the conditions set forth in Article VIII (except for (x) the condition to obtain the Betterware Shareholder Approval under each of Section 8.1(f) and Section 8.2(f), and (y) the conditions which, by their nature, are to be satisfied on the Closing Date but subject to the satisfaction or waiver of those conditions) have been satisfied or waived, any failure to obtain the Betterware Shareholder Approval on or prior to the 90th day following the date of this Agreement shall constitute a breach of, and a failure to comply with, this Agreement by Betterware.

Section 6.4. Registration Rights; Lock-Up.

Sellers acknowledge and agree that the Stock Consideration may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities laws, except pursuant to an exemption from such registration under such act and such laws, and that, upon the consummation of the transactions contemplated under this Agreement, including the issuance of the Stock Consideration to the Sellers, and the Sellers entering into the Registration Rights and Lock-Up Agreement, Sellers shall also be restricted in their ability to sell, assign or otherwise transfer the Stock Consideration in accordance with the terms of the Registration Rights and Lock-Up Agreement.

Section 6.5. Debt Financing and Alternative Financing.

(a) Prior to the Closing, the Sellers and the Companies shall use their reasonable best efforts to cooperate with Purchaser, in each case at Purchaser’s sole cost and expense, as reasonably requested by Purchaser in connection with the arrangement, negotiation, syndication and/or closing of the Debt Financing or any Alternative Financing in connection with the transactions contemplated by this Agreement and as is customary for financings of the type contemplated by the Debt Commitment Letter; provided that such requested cooperation shall not unreasonably interfere with the business or ongoing operations of the Companies; provided, further, that nothing in this Agreement shall require such cooperation to the extent it would require any of the Sellers or the Companies (i) until the Closing Date occurs, (A) to pay any commitment or any other fees, (B) to have any Liability or any obligation under any credit agreement or any related document or any other agreement or document related to the Debt Financing (or Alternative Financing in connection with the transactions contemplated by this Agreement) or (C) to incur any other Liability in connection with the Debt Financing (or any Alternative Financing in connection with the transactions contemplated by this Agreement), (ii) to adopt resolutions to authorize the Debt Financing (or, if applicable, any Alternative Financing in connection with the transactions contemplated by this Agreement) or execute and deliver any definitive financing agreements, in each case, the effectiveness of which is not conditioned upon the occurrence of the Closing, (iii) to take any action that could reasonably be expected to conflict with, or violate, any of the Companies’ Organizational Documents or applicable Law in any material respect or result in a breach of the terms of this Agreement, (iv) to provide any post-Closing pro forma financial statements, any information regarding post-Closing pro forma cost savings, synergies, adjustments, or projections or (v) to disclose or provide any information that is subject to attorney-client privilege or could reasonably be expected to result in the disclosure of any trade secrets or the violation of any of their confidentiality obligations.

(b) Purchaser shall indemnify and hold harmless the Sellers, the Companies and their respective Representatives from and against any and all Losses suffered or incurred by them in connection with the performance of their respective obligations under Section 6.5(a), except to the extent such Losses arise from the bad faith, gross negligence, willful misconduct or Fraud of, or a material breach of this Agreement by, any of the Sellers, the Companies or their respective Representatives. Purchaser shall, promptly upon written request by the Sellers’ Representative, reimburse the Sellers and the Companies for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees of counsel only to the extent such fees are not included within the definition of Transaction Expenses) incurred by the Sellers and the Companies in connection with the cooperation required by Section 6.5(a).

(c) Purchaser shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the Debt Financing (or any Alternative Financing in connection with the transactions contemplated by this Agreement) and on the terms and subject only to the conditions set forth in the Debt Commitment Letter, including using reasonable best efforts to (i) maintain in effect the Debt Commitment Letter and, on and after the Credit Agreement Signing Date, the Credit Agreement and the other definitive agreements entered into on the Credit Agreement Signing Date in connection with the Debt Financing (together with the Credit Agreement, the “Credit Documentation”), (ii) satisfy or cause to be satisfied (or, if deemed advisable by Purchaser, to obtain the waiver of) on a timely basis all conditions applicable to Purchaser and its Affiliates in the Debt Commitment Letter and, on and after the Credit Agreement Signing Date, the Credit Agreement that are within its control, including the payment of any commitment or other fees required as a condition to the Debt Financing (or any Alternative Financing in connection with the transactions contemplated by this Agreement), (iii) consummate the Debt Financing (or any Alternative Financing in connection with the transactions contemplated by this Agreement) at or prior to the Closing, including using its reasonable best efforts to cause the Debt Financing Parties and the other persons committing to fund the Debt Financing (or any Alternative Financing in connection with the transactions contemplated by this Agreement) to fund the Debt Financing (or such Alternative Financing) at the Closing, and (iv) comply with its covenants and other obligations under the Debt Commitment Letter and, on and after the Credit Agreement Signing Date, the Credit Documentation. Purchaser shall not, without the prior written consent of the Sellers’ Representative, agree to any termination of or amendment or modification to be made to, or grant any waiver of any provision under, the Debt Commitment Letter or any Credit Documentation, other than amendments, modifications or waivers that would not (and would not be reasonably expected to) (I) reduce the aggregate amount of the Debt Financing (or any Alternative Financing in connection with the transactions contemplated by this Agreement) to an amount below the Required Amount, (II) impose new or additional conditions or otherwise amend, modify or expand any conditions to the occurrence of the Credit Agreement Signing Date or the receipt of the Debt Financing (or any Alternative Financing in connection with the transactions contemplated by this Agreement), in each case, in a manner adverse to Purchaser, (III) materially delay or prevent the occurrence of the Credit Agreement Signing Date or the Closing or (IV) make the occurrence of the Credit Agreement Signing Date or the funding of the Debt Financing (or any Alternative Financing in connection with the transactions contemplated by this Agreement) (or the satisfaction of the conditions to the occurrence of the Credit Agreement Signing Date or obtaining the Debt Financing (or such Alternative Financing)) less likely to occur or otherwise adversely affect the ability of Purchaser to enforce its rights under the Debt Commitment Letter or the Credit Documentation. Purchaser will fully pay, or cause to be paid, all commitment and other fees payable by it under or arising pursuant to the Debt Commitment Letter or the Credit Documentation as and when they become due.

(d) Purchaser shall keep the Sellers’ Representative informed on a reasonably current basis and in reasonable detail of the status of the Debt Financing (or any Alternative Financing in connection with the transactions contemplated by this Agreement) and shall give the Sellers’ Representative prompt written notice of, and keep the Sellers’ Representative informed on a current basis and in reasonable detail of, (i) any breach, default, termination or repudiation by any party to any Debt Commitment Letter or any Credit Documentation of which Purchaser becomes aware, (ii) the receipt of any written notice or other written communication from any Debt Financing Party with respect to any (A) breach, default, termination or repudiation by any party to any portion of the Debt Commitment Letter or any Credit Documentation or (B) material dispute or disagreement between or among any parties to the Debt Commitment Letter or any Credit Documentation (in each case, other than ordinary course negotiations) and (iii) the occurrence of an event or development that would reasonably be expected to adversely impact the occurrence of the Credit Agreement Signing Date on or prior to the Debt Commitment Letter Termination Date or the ability of Purchaser to obtain all or any portion of the Debt Financing (or any Alternative Financing in connection with the transactions contemplated by this Agreement) contemplated by the Debt Commitment Letter and the Credit Documentation on the terms and conditions contemplated by the Debt Commitment Letter and the Credit Documentation.

(e) In the event that the Debt Commitment Letter or any Credit Documentation (or any Alternative Financing in connection with the transactions contemplated by this Agreement) is amended, replaced, supplemented or otherwise modified in accordance with its terms, or if Purchaser substitutes other debt or equity financing for all or a portion of the Debt Financing (or any Alternative Financing in connection with the transactions contemplated by this Agreement), in each case, in accordance with Section 6.5(c), each of Purchaser, the Sellers and the Companies shall comply with their respective covenants in this Section 6.5 with respect to the Debt Commitment Letter or such Credit Documentation, as applicable, as so amended, replaced, supplemented or otherwise modified and with respect to such other financing to the same extent that Purchaser, the Sellers and the Companies would have been obligated to comply with respect to the Debt Financing (or any Alternative Financing in connection with the transactions contemplated by this Agreement), and any references to the Debt Commitment Letter or such Credit Documentation herein shall be deemed to be references to the Debt Commitment Letter or such Credit Documentation as so amended, replaced, supplemented or otherwise modified.

(f) In the event that any portion of the Debt Financing (x) becomes unavailable or (y) would reasonably be expected to become unavailable in the manner or from the sources contemplated in the Debt Commitment Letter and the Credit Documentation, (i) Purchaser shall promptly notify Sellers’ Representative in writing and (ii) in the case of subclause (x), Purchaser shall use its reasonable best efforts to arrange and obtain, and to negotiate and enter into finance commitments and definitive agreements with respect to, an additional or alternative financing from additional or alternative financial institutions in an amount sufficient to fund the Required Amount (when taken together with other cash on hand of Purchaser or other sources of cash, in each case, available to Purchaser on the Closing Date to fund the consummation of the transactions contemplated by this Agreement) upon terms and conditions no less favorable in all material respects, taken as a whole, to Purchaser than those in the Debt Commitment Letter and the draft Credit Agreement as in effect on the date of this Agreement, which shall not (A) include any conditions to the occurrence of the Credit Agreement Signing Date or funding of the Debt Financing that are not contained in the Debt Commitment Letter as in effect on the date of this Agreement and (B) be reasonably expected to prevent, impede or materially delay the occurrence of the Credit Agreement Signing Date or the consummation of the Debt Financing or such additional or alternative financing of the transactions contemplated by this Agreement (such financing in such amount on such terms, the “Alternative Financing”), as promptly as practicable following the occurrence of such event. Purchaser shall furnish to Sellers’ Representative complete, correct and executed copies of the commitment letter or the definitive documents with respect to the Debt Financing promptly upon their execution. For purposes of this Agreement, unless the context otherwise requires, references to (x) the “Debt Financing” shall include the financing contemplated by the Debt Commitment Letter and the Credit Documentation as permitted to be amended, modified, supplemented or replaced by this Section 6.5 and any Alternative Financing, (y) the “Debt Commitment Letter” shall include such documents as permitted to be amended, modified, supplemented or replaced by this Section 6.5 and any commitment letter with respect to any Alternative Financing, and (z) the “Credit Agreement” and the “Credit Documentation” shall include such documents as permitted to be amended, modified, supplemented or replaced by this Section 6.5 and any definitive agreements with respect to any Alternative Financing.

(g) Purchaser acknowledges and agrees that its obligations hereunder are not subject to or conditioned in any manner on Purchaser obtaining any financing (including the Debt Financing or any Alternative Financing).

Section 6.6. Indemnification of Covered Persons; D&O Insurance.

(a) The Companies agree that all rights to indemnification, exculpation or expense reimbursement for acts or omissions occurring prior to the Closing now existing in favor of the current or former directors, managers or officers (or persons holding similar positions) of the Companies currently indemnified by such Companies (collectively, the “Covered Persons”) as provided in the Organizational Documents of such Companies or as provided pursuant to an indemnity or indemnification agreement of such Companies with any Covered Person, as applicable, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect in accordance with their terms for a period of not less than six years from the Closing. Without limiting the foregoing, for a period of not less than six years from the Closing, the Companies shall not amend, modify or terminate any Organizational Document or Contract regarding or related to such indemnification matters if the effect of such amendment, modification or termination would be to deny, diminish or encumber the right to indemnification, exculpation or expense reimbursement thereunder.

(b) To the fullest extent permitted by applicable Law, the Companies shall honor all of the Companies’ obligations to indemnify (including any obligations to advance funds for expenses) the Covered Persons for acts or omissions by such Covered Persons occurring prior to the Closing to the extent that such obligations of the Companies exist on the date of this Agreement, whether pursuant to Organizational Documents or indemnity or indemnification agreements, and such obligations shall survive the Closing and continue in full force and effect in accordance with their terms for a period of not less than six years from the Closing.

(c) If requested in writing by the Sellers’ Representative, the Companies shall purchase, at Sellers’ sole cost and expense, a six-year extended reporting period endorsement under the existing directors’ and officers’ liability insurance policies of the Companies, for the benefit of the Companies’ directors, managers and officers (the “D&O Insurance”), providing that such endorsement shall extend the directors’ and officers’ liability coverage in force as of the date hereof for a period of six years from the Closing for any claims arising from events which occurred prior to the Closing. All fees and expenses of the D&O Insurance shall be paid by the Sellers.

(d) The provisions of this Section 6.6 are (i) intended to be for the benefit of, and shall be enforceable by, each Covered Person entitled to indemnification under this Section 6.6, and each such Person’s heirs, legatees, representatives, successors and assigns, it being expressly agreed that such Persons shall be third party beneficiaries of this Section 6.6 and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise. If the Purchaser, any Company or their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Purchaser or such Company, as applicable, shall assume all of the obligations of the Purchaser set forth in this Section 6.6.

Article VII

OTHER COVENANTS

Section 7.1. Confidentiality.

(a) From the date hereof and until the Closing Date (x) Purchaser shall, and shall cause its Affiliates and Representatives to which any Transaction Confidential Information, Seller Confidential Information or Companies Confidential Information has been provided to, hold confidential all such Transaction Confidential Information, Seller Confidential Information and Companies Confidential Information in accordance with the NDA, and (y) Sellers and the Companies shall, and shall cause their Affiliates and Representatives to which any Transaction Confidential Information or Betterware Confidential Information has been provided to hold confidential all such Transaction Confidential Information and Betterware Confidential Information in accordance with the NDA.

(b) In the event that Closing occurs pursuant to Article II hereof, from the Closing Date and until the date that is two years following the Closing Date, then:

(i) the Sellers and their Affiliates shall, and shall cause their respective Representatives, to hold confidential all Transaction Confidential Information, Companies Confidential Information and Betterware Confidential Information; and

(ii) Purchaser and its Affiliates shall, and shall cause their respective Representatives, to hold confidential all Transaction Confidential Information and Seller Confidential Information;

provided, however, that the foregoing covenants in this Section 7.1(b) shall not apply to (I) (a) information that is or becomes generally available to the public other than as a result of a disclosure by any Party or any of its Representatives, (b) information that is or becomes available to any Party or any of its Representatives on a non-confidential basis prior to its disclosure by any of the Parties hereto or that is permitted to be disclosed under Section 6.2, (c) information that is independently developed by any Party or any of its Representatives without the use of any confidential information protected hereunder, and (d) information that is required to be disclosed by any Party or any of its Representatives as a result of any applicable Law of any Governmental Authority or stock exchange or as a result of any Governmental Order; (II) any Confidential Information provided or otherwise used after the Closing Date in connection with the License Agreement, which shall be subject to the obligations relating to confidential information set forth in the License Agreement; or (III) Trade Secrets, which shall be held confidential for as long as such information remains a Trade Secret under applicable Law. In the circumstances described in subclause (I)(d) above, the Party that is required to disclose such Confidential Information shall, if practicable, first have given notice to the other Parties and made a reasonable effort not to disclose such Confidential Information or at least to obtain a protective order requiring that such Confidential Information so disclosed be used only for the purposes for which disclosure is required; provided, however, that the foregoing shall not apply to the use of Confidential Information disclosed as a result of any Party’s status as a publicly held company (including as a result of the rules and regulations of any stock exchange on which such Party’s securities are listed) but, in any case, only to the extent that such Confidential Information is required to be disclosed pursuant to applicable Law and the rules and regulations of any such stock exchange. The Parties may disclose Confidential Information to any of their Representatives who need to know such Confidential Information for purposes of this Agreement, the Ancillary Agreements or the consummation of the transactions contemplated hereunder or thereunder, and will inform such Representatives of the confidential nature of the Confidential Information and instruct them to comply with the terms of this Section 7.1(b). Each Party will be responsible for any actions taken by their respective Representatives that would be deemed a breach of this Section 7.1(b) had the actions been taken by the respective Party and each Party hereby assumes Liability for all Losses arising out of or relating to any disclosure of Confidential Information by any of such Party’s respective Representatives. The Confidential Information may only be used by the receiving Party for purposes of consummating the transactions contemplated under this Agreement and the Ancillary Agreements (as well as reasonable financial reporting, Tax reporting, or other internal purposes that would not be prejudicial to the owner of such Confidential Information) and may not be used by the receiving Party for any other purpose.

(c) The Parties expressly understand and agree that the Confidential Information (i) is a valuable asset of each Party, has competitive value and is confidential and the restrictions contained above represent a reasonable and necessary protection of the legitimate interests of each Party and its Affiliates, (ii) that failure to observe and comply with the terms and conditions of this Agreement will cause irreparable harm to each Party and its Affiliates, the value of which is and will continue to be difficult to ascertain, and (iii) a remedy at law for such failure by any of the Parties will be inadequate. Accordingly, it is the Parties intention that, in addition to any other rights and remedies each of them may have in the event of any breach of Section 7.1(b), the Parties and their Affiliates are expressly and irrevocably authorized to demand and obtain, specific performance, including without limitation temporary and permanent injunctive relief, and all other appropriate equitable relief against the defaulting Party in order to enforce, or in order to prevent any breach or any threatened breach by any of the Parties of Section 7.1(b). The defaulting Party further agrees to waive, and to use its reasonable best efforts to cause its Representatives to waive, any requirements for the securing or posting of any bond in connection with such remedy.

Section 7.2. Publicity

The Sellers and Purchaser will consult with each other and will mutually agree upon any press release or public announcement pertaining to the transactions contemplated by this Agreement and the Ancillary Agreements and shall not issue any such press release or public announcement prior to such consultation and agreement, except for public announcements or filings required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange, in which case the Party proposing to issue such press release or public announcement will, to the extent permitted under applicable Law and practicable, deliver a draft of such announcement to Purchaser and the Sellers’ Representative and shall give Purchaser and the Sellers’ Representative a reasonable opportunity to comment thereon. Subject to compliance with the terms of Section 7.1 and the NDA, the foregoing shall not be construed to restrict or prevent any Party from making any internal announcements or communicating with its Affiliates and its Affiliates’ investors (including announcements to any general or limited partners or potential limited partners of any Party or Affiliate of any Party) regarding the transactions contemplated by this Agreement or any Ancillary Agreement, or from disclosing and communicating such information to its Affiliates, and its and its Affiliates’ respective directors, members, limited or general partners, equityholders, officers, employees, agents, financing sources, counsel, advisors or other representatives, including outside legal counsel, accountants, financial advisors and insurers.

Section 7.3. Antitrust Approval and Other Approvals from Governmental Authorities.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of Purchaser, the Companies and each Seller shall, and shall cause their respective Affiliates, as applicable, to, use their reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, and (ii) to obtain (and to cooperate with the other Parties to obtain) any consents, authorizations, orders and approvals from any Governmental Authorities that are required to be obtained by Purchaser, any of the Companies, any of the Sellers or any of their respective Affiliates, as applicable, in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Additionally, Purchaser and Sellers shall (and, to the extent required, shall cause their Affiliates to), (i) as promptly as practicable, and in no event later than thirty days from the date hereof, jointly make the necessary filings and submissions with the Mexican Antitrust Authority for the review, authorization, and approval required to consummate the transactions contemplated in this Agreement (the “Antitrust Approval”), and (ii) comply in a timely manner with any request for any additional or supplemental information, documents, or other materials of such Party (or their respective Affiliates) or the industry in which such Party operates, from the Mexican Antitrust Authority or, prior to filing, from the other Party, in respect of the filing referred to in clause (i) above. Purchaser, on the one hand, and the Sellers, on the other hand, shall each bear 50% of any Antitrust Filing Fees. The Parties agree to make such filings and submissions with the Mexican Antitrust Authority in compliance with all requirements under applicable Law, including Mexican Antitrust Law. Purchaser shall act as common representative of both Purchaser and Sellers in connection with all filings and submissions with the Mexican Antitrust Authority and shall keep Sellers’ Representative reasonably informed of the status of any communications with, and any inquiries or requests for additional information from, the Mexican Antitrust Authority. Notwithstanding the foregoing, with respect to any substantive communication with the Mexican Antitrust Authority and subject to Mexican Antitrust Law, Purchaser will exercise reasonable best efforts to (x) inform the Sellers’ Representative before delivering any substantive communication to the Mexican Antitrust Authority, and (y) keep Sellers’ Representative reasonably informed promptly after receiving any communication from the Mexican Antitrust Authority and, in each case of clauses (x) and (y), promptly furnish to the Sellers’ Representative copies of any written communication to be delivered to or received from the Mexican Antitrust Authority regarding the transactions contemplated hereunder. Subject to Mexican Antitrust Law, the Sellers’ Representative, on behalf of the Sellers, shall have the right (or, to the extent restricted, shall cause its counsel) to review any substantive submission prior to it being made to the Mexican Antitrust Authority in connection with transactions contemplated hereunder. Any materials exchanged in connection with this Section 7.3(b) may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns (including with respect to other business segments of Purchaser and each of their Affiliates, or Sellers or their Affiliates, including any funds affiliated with, managed, sponsored or advised thereby), and to remove competitively sensitive material; provided, that the Parties may, as they deem advisable and necessary, designate any materials provided to the other under this Section 7.3(b) as “outside counsel only.” Neither Party will participate in any material meeting with the Mexican Antitrust Authority in respect of any such filings, investigation, or other inquiry relating to matters that are the subject of this Agreement without giving the other party prior notice of the meeting and, to the extent permitted by the Mexican Antitrust Authority, the opportunity to attend and participate (including through counsel designated by such Party). Sellers and the Companies shall furnish Purchaser, as promptly as reasonably practicable after Purchaser’s request, with such necessary information and reasonable assistance as Purchaser may reasonably request in connection with the preparation of any filing or submission that is necessary under Mexican Antitrust Law or any other applicable Laws and to comply with any formal or informal request for additional information or documentation received from the Mexican Antitrust Authority. The Parties acknowledge and agree that any translation of this Agreement or any exhibits hereto will be made only for purposes of the filings with the Mexican Antitrust Authority and shall therefore have no legal effects among any of the Parties. For the avoidance of doubt, in the event of any inconsistency or conflict between this Agreement and any translation of this Agreement or any of its exhibits hereto into any other language, the English language in this Agreement and its exhibits shall prevail.

(c) In furtherance and not in limitation of the foregoing, Purchaser, Sellers and the Companies agree to use their respective reasonable best efforts to take any and all steps necessary to (i) resolve, avoid or eliminate impediments or objections, investigations or other inquiry if any, that may be asserted under Mexican Antitrust Law or any other applicable Law with respect to the transactions contemplated under this Agreement or any Ancillary Agreement, and (ii) avoid the entry of, effect the dissolution of, and have vacated, lifted, reversed or overturned, any Governmental Order that would prevent, prohibit, restrict or delay the consummation of the transactions contemplated under this Agreement or any Ancillary Agreement so as to enable the Parties hereto to close the transactions contemplated hereby and thereby expeditiously (but in any event prior to the Termination Date or Extended Termination Date, as applicable).

(d) In using its “reasonable best efforts” to obtain the Antitrust Approval as necessary to consummate the transactions contemplated by this Agreement, Purchaser shall, and shall cause its Affiliates to, take any and all steps necessary, proper, or advisable to avoid or eliminate each and every impediment under Mexican Antitrust Law or required by the Mexican Antitrust Authority to obtain the Antitrust Approval, so as to enable the consummation of such transactions to occur as expeditiously as possible, including (x) opposing vigorously (without initiating litigation) and fully and promptly appealing any adverse decision or order by the Mexican Antitrust Authority or other Governmental Authority in respect of the Antitrust Approval or the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement; and (y) proposing and negotiating (to the extent that the Antitrust Approval may not be reasonably obtained otherwise), committing to and effecting the sale, licensure, divestiture or disposition of such assets, businesses, services, products, product lines, relationships or contractual rights or otherwise taking or committing to take any action (including any behavioral remedies or prior approval requirements) that limits the freedom of action with respect to, or its ability to retain, any assets, businesses, services, products, product lines, relationships, or contractual rights as may be required or advisable in order to obtain any clearance under the Mexican Antitrust Law or to avoid any adverse decision or order by the Mexican Antitrust Authority or other Governmental Authority, which would otherwise have the effect of preventing or delaying the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement.

Section 7.4. Third Party Consents.

Each of Purchaser, the Sellers and the Companies shall, and shall cause their respective Affiliates, as applicable, to use their reasonable best efforts to obtain any consents, authorizations, orders and approvals from third parties which are required to be obtained by any of them in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. Notwithstanding the foregoing and except as expressly set forth in this Agreement (including Section 7.3 hereunder), neither the Sellers nor, prior to the Closing, the Companies, nor any of their respective Affiliates shall be required, in respect of any consents, authorizations, orders or approvals which are required to be obtained or requested from third parties in connection with the transactions contemplated by this Agreement (including without limitation, pursuant to the Pre-Closing Arrangements), to pay any fees, expenses or other amounts to any Governmental Authority or any such third party (excluding, for the avoidance of doubt, ordinary course fees and expenses of their respective Representatives), or to commence or participate in any Action to obtain any such consents, authorizations, orders and approvals from third parties.

Section 7.5. Further Assurances and Notifications.

From time to time, as and when requested by any Party hereto, the other Parties shall execute, or cause to be executed, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, including actions on or after the Closing Date, as such Party may reasonably deem necessary or desirable to consummate the transactions contemplated under this Agreement and the Ancillary Agreements. From the date hereof until the Closing, each Party shall promptly notify each other Party of any written notice or other written communication from any Governmental Authority in connection with or with respect to the transactions contemplated under this Agreement and/or the Ancillary Agreements (other than the Mexican Antitrust Authority, which shall be governed by Section 7.3 above).

Section 7.6. Pre-Closing Transactions and Arrangements.

The Purchaser, Sellers and the Companies shall perform their applicable obligations to undertake the transactions and arrangements described on Exhibit K hereto in accordance with the terms thereof (the “Pre-Closing Arrangements”), including their reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Pre-Closing Arrangements as soon as reasonably practicable after the date hereof (as and to the extent required by Exhibit K). For the avoidance of doubt, to the extent that a third party does not cooperate, approve, consent or agree to any of the matters described in the Pre-Closing Arrangements notwithstanding the Parties performance of their respective obligations under Exhibit K, such lack of cooperation, approval, consent or agreement by a third party shall not constitute a condition to the Closing.

Section 7.7. Further Assurances on Intellectual Property.

(a) From the date hereof, the Sellers and the Companies shall cause Party Licensor to exercise reasonable best efforts to, as soon as possible after the date hereof, (i) submit to the applicable Governmental Authority in the Territory for recordation all assignments and other documents necessary for Party Licensor to be the owner of record of each item of Companies Registered Intellectual Property in the Territory that is Companies Licensed Intellectual Property, and thereafter take such actions as are reasonably necessary to complete the processing of such recordation, and (ii) obtain and file documents necessary to release any and all security interests recorded against any Companies Registered Intellectual Property in the Territory that is Companies Licensed Intellectual Property that has not been released as of the date hereof.

(b) From the date hereof until the Closing Date, the Sellers and the Companies shall use good faith efforts to identify and provide written notice to Purchaser of any active issued, registered or applied for Intellectual Property in the Territory that is not being used or is not relevant to the business of the Companies in the Territory (“Unused Intellectual Property”), it being understood that no unintentional or inadvertent failure to provide such identification or notice shall constitute a breach of clause (a). If within ten (10) Business Days from the date Purchaser receives any such written notice, Purchaser does not elect in writing to maintain in full force and effect such Unused Intellectual Property at Purchaser’s sole cost and expense, the Sellers and the Companies will have the right to abandon, allow to lapse, and fail to maintain in full force and effect such Unused Intellectual Property.

Section 7.8. Termination of Related Party Contracts.

Other than those Related Party Contracts set forth on Section 7.8 of the Disclosure Schedules, the Sellers and the Companies shall cause, prior to the Closing, that all Related Party Contracts be settled and terminated at no cost to any of the Companies.

Section 7.9. Exclusive Dealing.

From the date hereof, and until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, none of the Sellers or the Companies, nor any of their respective Affiliates or Representatives, shall solicit, encourage or initiate any offer or proposal from, or engage in any discussions or negotiations with, or provide any information to, any Person concerning any inquiries or proposals for (a) the acquisition of all or any part of the capital stock of any of the Companies or the sale of a substantial portion of the assets of any of the Companies, (b) the assignment or license of any Intellectual Property licensed or owned by the Companies or to be licensed or owned by Purchaser and/or the Companies under this Agreement and the Ancillary Agreements other than non-exclusive licenses granted in the ordinary course of business consistent with past practice, or (c) any other transaction that is competitive with or otherwise precludes any of the transactions contemplated under this Agreement and/or the Ancillary Agreements. Should any of the Sellers or the Companies, or their respective Affiliates, or Representatives receive any unsolicited offers or proposals for any such transactions from any third party, such Party shall promptly advise such third party that the Sellers and the Companies are engaged in exclusive discussions with a prospective investor, and are precluded from proceeding with any third party. The Sellers agree that the rights and remedies for noncompliance with this Section 7.9 shall include equitable relief under Section 12.4(b), it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Purchaser and that money damages would not provide an adequate remedy to Purchaser.

Section 7.10. Sellers Release.

Each Seller agrees that, effective as of the Closing Date, such Seller will be deemed to have released and discharged each of the Companies from any and all claims, whether known or unknown, liquidated or contingent, solely to the extent based upon or arising out of the dealings among such Seller, on the one hand, and any Company or Affiliate of any Company in the Territory, on the other hand, on or prior to the Closing, including, for the avoidance of doubt, such Seller’s ownership of any capital stock or equity interest in the Companies; provided, however that such Seller shall retain and does not release its rights, interests, claims, demands, actions or causes of action under the terms and conditions of this Agreement and the Ancillary Agreements (collectively, the “Seller Released Claims”). Such Seller further agrees that it will not, directly or indirectly, (a) institute a lawsuit or other legal proceeding solely to the extent based upon, arising out of, or relating to any of the Seller Released Claims or (b) participate, assist, or cooperate in any such proceeding.

Section 7.11. Tax Matters.

(a) Purchaser shall prepare, or cause to be prepared, all Tax Returns required to be filed by any of the Companies after the Closing Date with respect to a Pre-Closing Tax Period and any taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period,” and such Tax Returns, “Special Returns”). All Special Returns shall be prepared in a manner consistent with past practice in all material respects (unless otherwise required by applicable Law, as determined in Purchaser’s sole reasonable discretion exercised in good faith). All Special Returns shall be submitted by Purchaser to the Sellers’ Representative at least 30 days prior to the due date (including extensions) of such Special Return or at least five Business Days prior to the due date (including extensions) in connection to Tax Returns filed more frequently than semi-annually. If the Sellers’ Representative wishes to object to any item on any such Special Return, the Sellers’ Representative shall, within ten days after delivery of such Special Return, notify Purchaser in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered by the Sellers’ Representative to Purchaser, Purchaser and the Sellers’ Representative shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Purchaser and the Sellers’ Representative are unable to reach such agreement within ten days after receipt by Purchaser of such written notice, the disputed items in the Special Return shall be resolved by the Accounting Firm and any determination by the Accounting Firm shall be final. The Accounting Firm shall resolve any disputed items within 20 days of having the item referred to it pursuant to such procedures as it may require. If the Accounting Firm is unable to resolve any disputed items before the due date for such Special Return, the Special Return shall be filed as prepared by Purchaser and then, if requested in writing by the Sellers’ Representative, amended to reflect the Accounting Firm’s resolution. The costs, fees and expenses of the Accounting Firm shall be borne equally by Purchaser and the Sellers’ Representative. The preparation and filing of any Tax Return of any of the Companies that does not relate to a Pre-Closing Tax Period or Straddle Period shall be exclusively within the control of Purchaser.

(b) In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Taxes that are treated as Taxes incurred during a Pre-Closing Tax Period for purposes of this Agreement shall:

(i) be in the case of Taxes (A) based upon, or related to, income, receipts, profits, wages, capital or net worth, (B) imposed in connection with the sale, transfer or assignment of property or (C) required to be withheld, deemed equal to the amount which would be payable if the taxable period ended with the Closing Date (except that (x) solely for purposes of determining the marginal Tax rate applicable to income or receipts during such period in a jurisdiction in which such Tax rate depends upon the amount or level of income or receipts, annualized income or receipts may be taken into account if appropriate for an equitable sharing of such Taxes and (y) exemptions, allowances and deductions that are otherwise calculated on an annual basis shall be apportioned proportionately to the payment of the related Taxes);

(ii) be in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the portion of the period ending on the Closing Date and the denominator of which is the number of days in the entire period; and

(iii) include any Taxes arising from, or attributable to, the settlement of any intercompany balances of the Companies occurring prior to the Closing Date or during the Straddle Period;

provided, however, that no Taxes arising from, or attributable to, the Pre-Closing Arrangements shall be treated as Taxes incurred during a Pre-Closing Tax Period for any purpose of this Agreement.

(c) Sellers, the Sellers’ Representative and Purchaser shall cooperate and provide each other with such information and cooperation as the other Parties reasonably may request in (i) filing any Tax Return, amended Tax Return or claim for refund, including amending any Tax Returns relating to the Pre-Closing Tax Period, (ii) determining a Liability for Taxes or a right to a refund of Taxes, or (iii) participating in or conducting any audit or other proceeding, in respect of Taxes with respect to any Pre-Closing Tax Period and any Straddle Period. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof to the extent related to the Companies, together with related work papers and documents relating to rulings or other determinations by Governmental Authorities. Each Party hereto shall make itself and its employees reasonably available on a mutually convenient basis to provide explanations of any documents or information provided under this Section 7.11(c).

(d) The Sellers’ Representative, on behalf of the Sellers, shall be entitled to receive prompt payment from Purchaser of, any Tax refund or credit (including refunds and credits arising by reason of amended Tax Returns filed after the Closing Date or otherwise) to which any of the Companies becomes entitled with respect to any Tax period ending on or before the Closing Date. Purchaser and the Sellers’ Representative shall equitably apportion any refund or credit with respect to Taxes with respect to a Straddle Period.

(e) Without the prior written consent of the Sellers’ Representative (such consent not to be unreasonably withheld, conditioned, or delayed), none of the Companies shall enter into any closing agreement, settle any Tax claim or assessment, extend or waive the limitation period applicable to any Tax claim or assessment, surrender any right to claim a refund of Taxes, enter into a voluntary disclosure agreement or similar agreement, amend any Tax Returns with respect to a Pre-Closing Tax Period or revoke any election with respect to a Pre-Closing Tax Period or take any other similar action.

(f) Except as otherwise set forth in this Agreement, Purchaser, on the one hand, and the Sellers, on the other hand, (in each case, as and to the extent required in respect of such Party by applicable Law) shall be responsible for all stock transfer Taxes, real property transfer or mortgage Taxes, sales Taxes, documentary stamp Taxes, recording charges and other similar Taxes, if any, arising from the transactions contemplated herein (“Transfer Taxes”), if any, and Purchaser shall prepare and file all necessary Tax Returns and other documentation in connection with such Transfer Taxes and the Sellers’ Representative shall cooperate as necessary in filing any such Tax Returns. For the avoidance of doubt, any income, capital gains, withholding and similar Taxes imposed on or with respect to the transactions contemplated by this Agreement and any Ancillary Agreement, including the payment of any portion of the Total Consideration and other amounts of consideration paid pursuant to this Agreement or any Ancillary Agreement, whether imposed directly on the sale of the Shares or on the transfer of any of the Companies, and including any income, capital gains, withholding and similar Taxes imposed by the Governmental Authorities in the Territory (collectively, “Capital Gains Taxes”), shall not constitute Transfer Taxes and, to extent collectible by any Governmental Authority by withholding or a similar mechanic, shall be subject to the procedures described in Section 2.5.

(g) The Sellers and Purchaser agree that the Total Consideration shall be allocated among the Shares of the Companies for Tax purposes in accordance with the percentages set forth on Exhibit B-1.

Section 7.12. Post-Closing Brazilian Filings.

Purchaser shall, and shall cause the Companies to, take all actions necessary to (i) file the Brazil Amendments with the competent Board of Trade, and (ii) update the foreign direct investment registration with the Central Bank of Brazil in the SCE-IED system, reflecting the transfer of Dart Brazil Shares and Cav Sul Shares by Sellers pursuant to this Agreement, in each case within 30 days of the Closing Date (or earlier if required under applicable Law). Sellers shall cooperate in good faith in providing any documents or information reasonably required to effect such registrations. Any fines, penalties, or additional registration costs arising from the failure to timely complete such fillings shall be borne solely by Purchaser, unless such failure resulted from Sellers’ delay or wrongful conduct.

Article VIII

CONDITIONS PRECEDENT

Section 8.1. Conditions To Obligations Of Purchaser.

Unless waived in writing by Purchaser (if permissible under applicable Law) on or prior to the Closing Date, the obligations of Purchaser to consummate the transactions contemplated by this Agreement will be subject to the fulfillment at or prior to the Closing of each of the following conditions:

(a) No Governmental Order or Injunction. No (i) Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order of any nature which is in effect and has the effect of (A) making any of the transactions contemplated by this Agreement illegal or (B) restraining or prohibiting any of the transactions contemplated by this Agreement, and (ii) Action will have been commenced by any Governmental Authority for the purpose of obtaining any such Governmental Order described in Section 8.1(a)(i).

(b) Governmental Approvals. All consents, approvals, orders and authorizations of any Governmental Authority, including the Antitrust Approval, required in connection with the execution or performance of this Agreement will have been obtained and be in full force and effect.

(c) Representations and Warranties of the Companies and Sellers.

(i) The representations and warranties of (A) the Sellers and the Companies set forth in Section 3.3 (Capitalization), and (B) each Seller set forth in Section 4.2 (Ownership of Shares), shall in each case be true and correct in all respects (except for de minimis inaccuracies) on and as of the Closing Date with the same effect as though made at and as of the Closing Date (except to the extent that any such representation or warranty is expressly stated to relate to a particular time, date or period, in which case such representation or warranty only needs to be true and correct in all respects as of such time, date or period, as applicable).

(ii) The representations and warranties of (A) the Sellers and the Companies set forth in Section 3.1 (Organization and Authority), Section 3.2 (Representatives’ Authority), Section 3.24 (Related Party Transactions), and Section 3.25 (Brokers), and (B) each Seller set forth in Section 4.1 (Organization and Authority), Section 4.3 (Representatives’ Authority), and Section 4.8 (Brokers) shall in each case be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect), in each case on and as of the Closing Date with the same effect as though made at and as of the Closing Date (except to the extent that any such representation or warranty is expressly stated to relate to a particular time, date or period, in which case such representation or warranty only needs to be true and correct in all respects as of such time, date or period, as applicable).

(iii) All other representations and warranties of the Sellers and the Companies set forth in Article III and of each Seller set forth in Article IV (other than those referenced in Section 8.1(c)(i) or Section 8.1(c)(ii)) shall be true and correct in all respects on and as of the Closing Date with the same effect as though made at and as of the Closing Date (except to the extent that any such representation or warranty is expressly stated to relate to a particular time, date or period, in which case such representation or warranty only needs to be true and correct in all respects as of such time, date or period, as applicable), except where the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect.

(d) Performance of Covenants by the Companies and Sellers. The Companies and the Sellers shall have performed and complied in all material respects with the covenants and provisions of this Agreement required to be performed or complied with by the Companies and the Sellers at or prior to the Closing Date.

(e) No Material Adverse Effect. From the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(f) Betterware Shareholder Approval. The Betterware Shareholder Approval shall have been obtained.

(g) Delivery of Certificates. An authorized officer of the Companies and the Sellers shall have executed and delivered to Purchaser a certificate as to compliance with the conditions set forth in Section 8.1(c) and Section 8.1(d).

(h) Deliverables. The Sellers’ Representative shall have delivered the items to be delivered pursuant to Section 2.2(c).

Section 8.2. Conditions to Obligations of the Companies and the Sellers.

Unless waived in writing by the Sellers’ Representative (if permissible under applicable Law) on or prior to the Closing Date, the obligations of the Companies and the Sellers to consummate the transactions contemplated by this Agreement will be subject to the fulfillment at or prior to the Closing of each of the following conditions:

(a) No Governmental Order or Injunction. No (i) Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order of any nature which is in effect and has the effect of (A) making any of the transactions contemplated by this Agreement illegal or (B) restraining or prohibiting any of the transactions contemplated by this Agreement, and (ii) Action will have been commenced by any Governmental Authority for the purpose of obtaining any such Governmental Order described in Section 8.2(a)(i).

(b) Governmental Approvals. All consents, approvals, orders and authorizations of any Governmental Authority, including the Antitrust Approval, required in connection with the execution or performance of this Agreement will have been obtained and be in full force and effect.

(c) Representations and Warranties of Purchaser.

(i) The representations and warranties of Purchaser set forth in Section 5.12 (Stock Consideration) shall in each case be true and correct in all respects (except for de minimis inaccuracies) on and as of the Closing Date with the same effect as though made at and as of the Closing Date (except to the extent that any such representation or warranty is expressly stated to relate to a particular time, date or period, in which case such representation or warranty only needs to be true and correct in all respects as of such time, date or period, as applicable).

(ii) The representations and warranties of Purchaser set forth in Section 5.1 (Organization and Authority), Section 5.2 (Capitalization), Section 5.3 (Representatives’ Authority), and Section 5.13 (Brokers) shall in each case be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Purchaser Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Purchaser Material Adverse Effect), in each case on and as of the Closing Date with the same effect as though made at and as of the Closing Date (except to the extent that any such representation or warranty is expressly stated to relate to a particular time, date or period, in which case such representation or warranty only needs to be true and correct in all respects as of such time, date or period, as applicable).

(iii) All other representations and warranties of Purchaser set forth in Article V (other than those referenced in Section 8.2(c)(i) or Section 8.2(c)(ii)) shall be true and correct in all respects on and as of the Closing Date with the same effect as though made at and as of the Closing Date (except to the extent that any such representation or warranty is expressly stated to relate to a particular time, date or period, in which case such representation or warranty only needs to be true and correct in all respects as of such time, date or period, as applicable), except where the failure of such representations and warranties to be so true and correct would not have a Purchaser Material Adverse Effect.

(d) Performance of Covenants by Purchaser. Purchaser shall have performed and complied in all material respects with the covenants and provisions of this Agreement required to be performed or complied with by Purchaser at or prior to the Closing Date.

(e) Delivery of Certificates. An authorized officer of Purchaser shall have executed and delivered to the Sellers’ Representative a certificate as to compliance with the conditions set forth in Section 8.2(c) and Section 8.2(d).

(f) Betterware Shareholder Approval. The Betterware Shareholder Approval shall have been obtained.

(g) Deliverables. Purchaser shall have delivered the items to be delivered pursuant to Section 2.2(b).

Article IX

TERMINATION

Section 9.1. Termination.

This Agreement may be terminated, and all the transactions contemplated herein abandoned at any time prior to Closing only:

(a) by mutual written consent of the Sellers’ Representative and Purchaser;

(b) by either the Sellers’ Representative or Purchaser, upon written notice to the other Party, if the Closing shall not have occurred by July 19, 2026 (the “Termination Date”); provided, however, that if on the Termination Date all of the conditions set forth in Section 8.1 and Section 8.2 have been satisfied (or, with respect to the conditions that by their terms must be satisfied at the Closing, are capable of being so satisfied if the Closing would have occurred) or duly waived other than the conditions set forth in Section 8.1(b) and Section 8.2(b), then either Sellers’ Representative or Purchaser may extend the Termination Date up until October 19, 2026 (the “Extended Termination Date”), by delivery of written notice of such extension to the other Party prior to the Termination Date, in which case either Sellers’ Representative or Purchaser will have the right to terminate this Agreement upon written notice to the other Party if the Closing shall not have occurred by the Extended Termination Date; provided, further that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose own failure (or failure of any of its Affiliates) to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to the Termination Date or Extended Termination Date, as applicable;

(c) by Purchaser, upon written notice from Purchaser to the Sellers’ Representative, if (i) Purchaser is not then in material breach of any provision of this Agreement, and (ii) there has been a violation or breach by any Seller or any of the Companies of any covenant, representation or warranty contained in this Agreement, or there has been any event, in each case, that would cause any of the conditions set forth in Section 8.1(c) and Section 8.1(d) not to be satisfied and such violation or breach is either not capable of being cured prior to the Termination Date or the Extended Termination Date, as applicable, or if curable, is not cured by the applicable Sellers and/or Companies within the earlier of (A) 30 days after the giving of written notice by Purchaser to the Sellers’ Representative and (B) five days prior to the Termination Date or the Extended Termination Date, as applicable, and such violation or breach has not been waived by Purchaser; or

(d) by the Sellers’ Representative, upon written notice from the Sellers’ Representative to Purchaser, if (i) each Seller and each of the Companies is not then in material breach of any provision of this Agreement, and (ii) there has been a violation or breach by Purchaser of any covenant, representation or warranty contained in this Agreement, or there has been any event, in each case, that would cause any of the conditions set forth in Section 8.2(c) and Section 8.2(d) not to be satisfied and such violation or breach is either not capable of being cured prior to the earlier to occur of the Termination Date or the Extended Termination Date, as applicable, or if curable, is not cured by Purchaser within the earlier of (A) 30 days after the giving of written notice by the Sellers’ Representative to Purchaser and (B) five days prior to the Termination Date or the Extended Termination Date, as applicable, and such violation or breach has not been waived by the Sellers’ Representative.

Section 9.2. Effect of Termination. If this Agreement is terminated and the transactions contemplated herein are abandoned as described in Section 9.1, this Agreement shall have no further force and effect, except for the provisions of Section 7.2, Section 9.2, Article X, Article XI, and Article XII (and any related definitional provisions in Exhibit A-1); provided, however, that no termination of this Agreement pursuant to the provisions of Section 9.1 shall (a) relieve any Party of Liability for a breach of or failure to perform any of its obligations under this Agreement occurring prior to such termination or (b) impair the right of any Party to seek specific performance by any other Party of its obligations under this Agreement. For the avoidance of doubt, the Parties hereto agree that if any Party does not close the transactions contemplated hereby in circumstances in which all of the conditions set forth in Section 8.1 (other than conditions to be performed at the Closing) have been satisfied or waived by the applicable Party (including, without limitation, in the case of Purchaser, under circumstances in which Purchaser has not obtained the Debt Financing or any Alternative Financing), such failure or refusal to close shall be deemed to be a breach of this Agreement by such Party. The Parties hereto acknowledge and agree that in connection with the foregoing, Purchaser, the Sellers and Party Licensor may petition a court to award damages (in addition to any other remedies provided at law or in equity, including specific performance, injunctive and other equitable relief) in connection with any breach by a Party of the terms and conditions set forth in this Agreement, and each Party agrees that such damages shall not be limited to reimbursement of expenses or out-of-pocket costs, but shall include the benefit of the bargain lost by the non-breaching Parties (taking into consideration relevant matters, including other license or transaction or combination opportunities and the time value of money).

Article X

SURVIVAL

Section 10.1. Survival. The Parties, intending to modify any applicable statute of limitations, agree that other than with respect to claims against a Party involving the Fraud of such Party, (a) the representations and warranties contained in this Agreement (as qualified by the Disclosure Schedules), and in any certificate delivered hereunder, shall terminate effective as of the Closing without the need for any further action by any Person and the representations and warranties contained in this Agreement and in any certificate delivered hereunder shall not survive the Closing for any purpose whatsoever, and thereafter there shall be no liability or obligation on the part of, nor shall any claim be made by, any Party or any of their respective Affiliates or Non-recourse Parties in respect thereof, (b) the covenants and agreements set forth in this Agreement to be performed prior to the Closing shall terminate effective as of the Closing without the need for any further action by any Person and shall not survive the Closing for any purpose whatsoever, and thereafter there shall be no liability or obligation on the part of, nor shall any claim be made by, any Party or any of their respective Affiliates or Non-Recourse Parties in respect thereof, in connection therewith or related thereto, and (c) the covenants and agreements set forth herein to be performed after the Closing shall survive the Closing in accordance with their respective terms only for such period as shall be required for the Party required to perform under such covenant or agreement to complete the performance required thereby. This Article X shall survive the Closing.

Article XI

PARTIES’ ACKNOWLEDGMENT AND NON RECOURSE

Section 11.1. Purchaser’s Further Acknowledgments.

(a) PURCHASER HAS SUCH KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT IT IS CAPABLE OF EVALUATING THE MERITS AND RISKS OF ITS PURCHASE OF THE SHARES AND THE COMPANIES. PURCHASER CONFIRMS THAT IT CAN BEAR THE ECONOMIC RISK OF ITS INVESTMENT IN THE SHARES AND THE COMPANIES AND CAN AFFORD TO LOSE ITS ENTIRE INVESTMENT IN THE SHARES AND THE COMPANIES, HAS BEEN FURNISHED THE MATERIALS RELATING TO THE PURCHASE OF THE SHARES AND THE COMPANIES WHICH PURCHASER HAS REQUESTED, AND THE SELLERS AND THE COMPANIES HAVE PROVIDED PURCHASER AND ITS REPRESENTATIVES THE OPPORTUNITY TO ASK QUESTIONS OF THE OFFICERS AND MANAGEMENT OF THE COMPANIES AND TO ACQUIRE ADDITIONAL INFORMATION ABOUT THE COMPANIES AND FINANCIAL CONDITION OF THE COMPANIES. PURCHASER IS ACQUIRING THE SHARES FOR INVESTMENT AND NOT WITH A VIEW TOWARD OR FOR SALE IN CONNECTION WITH ANY DISTRIBUTION THEREOF, OR WITH ANY PRESENT INTENTION OF DISTRIBUTING OR SELLING THE SHARES. PURCHASER AGREES THAT THE SHARES MAY NOT BE SOLD, TRANSFERRED, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF WITHOUT COMPLIANCE WITH APPLICABLE SECURITIES LAWS, EXCEPT PURSUANT TO APPLICABLE EXEMPTIONS THEREFROM.

(b) Excluding, for the avoidance of doubt, claims of Fraud on the part of any Seller or Company, none of the Companies, the Sellers, or any Non-Recourse Party of any of the foregoing, whether in an individual, corporate or any other capacity, will have or be subject to any liability or obligation (indemnification or otherwise) to Purchaser or any of Purchaser’s Non-Recourse Parties resulting from (nor shall Purchaser or any of its Non-Recourse Parties have any claim with respect to) the distribution to Purchaser or any of its Non-Recourse Parties, or Purchaser’s, or any of its Non-Recourse Parties’ use of, or reliance on, any information, documents, projections, forecasts or other material made available to Purchaser or any of its Non-Recourse Parties in the Data Room or presentations (including, for the avoidance of doubt, any “management presentations”) in expectation of, or in connection with, the transactions contemplated by this Agreement, or otherwise, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise.

(c) Without in any way limiting the generality of the foregoing, Purchaser and its Affiliates acknowledge that there are uncertainties inherent in attempting to make projections, forward looking statements, forecasts, estimates, and future business plan information, that Purchaser and its Affiliates are familiar with such uncertainties, that Purchaser and its Affiliates are taking full responsibility for making their own evaluation of the adequacy and accuracy of any such projections, forward looking statements, forecasts, estimates and future business plan information provided to it in connection with the transactions contemplated by this Agreement (including the reasonableness of the assumptions underlying such projections, forward looking statements, forecasts, estimates and future business plan information), and that, except as expressly and specifically set forth in Article III and Article IV, respectively, as qualified by the Disclosure Schedules, no other representations, warranties or statements (including by omission) of any kind are being made by any of the Sellers or the Companies or their respective Non-Recourse Parties, including with respect to such projections, forward looking statements, forecasts, estimates and future business plan information.

(d) Other than with respect to claims against a Party involving the Fraud of such Party, Purchaser acknowledges and agrees that after the Closing, none of Purchaser or any of its Affiliates or any other Person shall have any recourse against any Seller or any of their respective Affiliates or Non-Recourse Parties with respect to claims of whatever kind and nature, in Law, equity or otherwise, known or unknown, which such Persons have now or may have in the future, resulting from, arising out of, or related to any inaccuracy in, or breach of, (i) any representation or warranty of the Companies or Sellers contained in this Agreement or any certificate delivered hereunder, or any Ancillary Agreement (except as otherwise expressly set forth therein), or (ii) any covenant or agreement made herein or any certificate delivered in connection herewith that contemplates performance at or prior to Closing.

(e) Other than with respect to claims against a Party involving the Fraud of such Party, Purchaser acknowledges that, after the Closing, the sole and exclusive remedy (in lieu of any and all other rights and remedies any such Party otherwise may have of whatever kind or nature, in Law, equity or otherwise (including any rescissory rights Purchaser may have under any theory)) Purchaser, the Companies, the Sellers or any Non-Recourse Party of the foregoing may have under, arising out of, resulting from, or incurred under this Agreement or any certificate provided hereunder shall be (i) the Companies’, Sellers’ and Purchaser’s right to make claims with respect to the covenants and agreements of the Sellers, Purchaser and the Companies hereunder that are required to be performed by any such Person after the Closing, and (ii) the rights of the parties to the Ancillary Agreements to make claims with respect to the covenants and agreements thereunder. In furtherance of the foregoing and except as expressly set forth in the immediately preceding sentence, from and after the Closing, Purchaser hereby waives, on behalf of itself and each of its respective Affiliates (including, for the avoidance of doubt, the Companies, except to the extent the Companies have any rights under subsection (i) and (ii) of the immediately preceding sentence), successors and permitted assigns, to the fullest extent permitted under applicable Law, any and all other rights, claims and causes of action that it or they may have against any of the Sellers or any of their respective Affiliates (including Party Licensor and Party Operations) or Non-Recourse Parties with respect to this Agreement or in respect of the transactions contemplated hereby (excluding, for the avoidance of doubt, claims under (i) and (ii) of the immediately preceding sentence), or with respect to the Shares or the Companies or the ownership or operation thereof, arising under or based upon any applicable Law or otherwise.

Section 11.2. Sellers’ Further Acknowledgments.

(a) EACH OF THE SELLERS HAS SUCH KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT IT IS CAPABLE OF EVALUATING THE MERITS AND RISKS OF ITS INVESTMENT IN THE STOCK CONSIDERATION AND BETTERWARE AND ITS SUBSIDIARIES. EACH OF THE SELLERS CONFIRMS THAT IT CAN BEAR THE ECONOMIC RISK OF ITS INVESTMENT IN THE STOCK CONSIDERATION AND BETTERWARE AND ITS SUBSIDIARIES AND CAN AFFORD TO LOSE ITS ENTIRE INVESTMENT IN THE STOCK CONSIDERATION AND BETTERWARE AND ITS SUBSIDIARIES, HAS BEEN FURNISHED THE MATERIALS RELATING TO THE INVESTMENT IN THE STOCK CONSIDERATION AND BETTERWARE AND ITS SUBSIDIARIES WHICH EACH OF THE SELLERS HAS REQUESTED, AND PURCHASER HAS PROVIDED THE SELLERS AND THEIR REPRESENTATIVES THE OPPORTUNITY TO ASK QUESTIONS OF THE OFFICERS AND MANAGEMENT OF BETTERWARE AND ITS SUBSIDIARIES AND TO ACQUIRE ADDITIONAL INFORMATION ABOUT BETTERWARE AND ITS SUBSIDIARIES AND THE FINANCIAL CONDITION OF BETTERWARE AND ITS SUBSIDIARIES. EACH OF THE SELLERS IS ACQUIRING THE STOCK CONSIDERATION FOR INVESTMENT AND NOT WITH A VIEW TOWARD OR FOR SALE IN CONNECTION WITH ANY DISTRIBUTION THEREOF, OR WITH ANY PRESENT INTENTION OF DISTRIBUTING OR SELLING THE STOCK CONSIDERATION. EACH OF THE SELLERS AGREES THAT THE STOCK CONSIDERATION MAY NOT BE SOLD, TRANSFERRED, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF WITHOUT COMPLIANCE WITH APPLICABLE SECURITIES LAWS, EXCEPT PURSUANT TO APPLICABLE EXEMPTIONS THEREFROM.

(b) Excluding, for the avoidance of doubt, the representations and warranties expressly set forth in Article V (as qualified by the Disclosure Schedules and which, for the avoidance of doubt, shall not survive the Closing), the Ancillary Agreements and claims of Fraud involving Purchaser, none of Purchaser or any of its Non-Recourse Parties, whether in an individual, corporate or any other capacity, will have or be subject to any liability or obligation (indemnification or otherwise) to any of the Sellers or any of Sellers’ Non-Recourse Parties resulting from (nor shall any of the Sellers or any of Sellers’ Non-Recourse Parties have any claim with respect to) the distribution to any of the Sellers or any of Sellers’ Non-Recourse Parties, or any of the Sellers’ or any of their Non-Recourse Parties’ use of, or reliance on, any information, documents, projections, forecasts or other material made available to any of the Sellers or any of Sellers’ Non-Recourse Parties or presentations (including, for the avoidance of doubt, any “management presentations”) in expectation of, or in connection with, the transactions contemplated by this Agreement, or otherwise, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise.

(c) Without in any way limiting the generality of the foregoing, each of the Sellers and their Affiliates acknowledge that there are uncertainties inherent in attempting to make projections, forward looking statements, forecasts, estimates, and future business plan information, that the Sellers and their Affiliates are familiar with such uncertainties, that the Sellers and their Affiliates are taking full responsibility for making their own evaluation of the adequacy and accuracy of any such projections, forward looking statements, forecasts, estimates and future business plan information provided to any of them in connection with the transactions contemplated by this Agreement (including the reasonableness of the assumptions underlying such projections, forward looking statements, forecasts, estimates and future business plan information), and that, except as expressly and specifically set forth in Article V, as qualified by the Disclosure Schedules, no other representations, warranties or statements (including by omission) of any kind are being made by Purchaser, including with respect to such projections, forward looking statements, forecasts, estimates and future business plan information.

(d) Other than with respect to claims against a Party involving the Fraud of such Party, each of the Sellers acknowledges and agrees that after the Closing, none of the Sellers or any of their Affiliates or any other Person shall have any recourse against Purchaser or any of its Affiliates or Non-Recourse Parties with respect to claims of whatever kind and nature, in Law, equity or otherwise, known or unknown, which such Persons have now or may have in the future, resulting from, arising out of, or related to any inaccuracy in, or breach of, (i) any representation or warranty of Purchaser contained in this Agreement or any certificate delivered hereunder, or any Ancillary Agreement (except as otherwise expressly set forth therein), or (ii) any covenant or agreement made herein or any certificate delivered in connection herewith that contemplates performance at or prior to Closing.

(e) Other than with respect to claims against a Party involving the Fraud of such Party, each of the Sellers acknowledges that, after the Closing, the sole and exclusive remedy (in lieu of any and all other rights and remedies any such Person otherwise may have of whatever kind or nature, in Law, equity or otherwise) Purchaser, the Companies, the Sellers or any Non-Recourse Party of the foregoing may have under, arising out of, resulting from, or incurred under this Agreement or any certificate provided hereunder shall be (i) the Companies’, Sellers’ and Purchaser’s right to make claims with respect to the covenants and agreements of the Sellers, Purchaser and the Companies hereunder that are required to be performed by any such Person after the Closing, and (ii) the rights of the parties to the Ancillary Agreements to make claims with respect to the covenants and agreements thereunder. In furtherance of the foregoing and except as expressly set forth in the immediately preceding sentence, from and after the Closing, each of the Sellers hereby waives, on behalf of itself and each of its respective Affiliates, successors and permitted assigns, to the fullest extent permitted under applicable Law, any and all other rights, claims and causes of action that it or they may have against any other Parties to this Agreement or any of their respective Affiliates or Non-Recourse Parties with respect to this Agreement or in respect of the transactions contemplated hereby (excluding, for the avoidance of doubt, claims under (i) and (ii) of the immediately preceding sentence), arising under or based upon any applicable Law or otherwise.

Section 11.3. Non-Recourse.

Each Party hereby acknowledges and agrees that it has no right of recovery against, and no personal liability shall attach to any Non-Recourse Party of any of the Parties that are not signatories to this Agreement, whether by or through attempted piercing of the corporate, partnership, limited partnership or limited liability company veil, by the enforcement of any assessment, by any legal or equitable Action, or by virtue of any Law or otherwise, except for each Party’s rights to recover from (a) any of the other Parties under and to the extent provided for in this Agreement and (b) any parties to any of the Ancillary Agreements under and to the extent provided for in the Ancillary Agreements, subject to the limitations described herein and therein. Recourse against the Parties under this Agreement (subject to the limitations described herein) shall be the sole and exclusive remedy of the Parties hereunder in respect of any Losses, liabilities or obligations arising under, or in connection with, this Agreement or any document, certificate or instrument delivered under this Agreement (excluding, for the avoidance of doubt, all rights that the parties to the Ancillary Agreements may have thereunder), or the transactions contemplated hereby (excluding, for the avoidance of doubt, the transactions contemplated under the Ancillary Agreements which shall be governed under the terms thereunder). Each of the Parties hereby covenants and agrees, on behalf of itself and their Affiliates and Representatives, that it and they shall not institute, and it and they shall cause their respective Affiliates not to institute, any Action or bring any other claim against any Non-Recourse Party arising under, or in connection with, this Agreement or any document, certificate or instrument delivered under this Agreement (excluding, for the avoidance of doubt, rights that such Persons may have under the Ancillary Agreements) or the transactions contemplated hereby (excluding, for the avoidance of doubt, the transactions contemplated under the Ancillary Agreements which shall be governed in accordance with the terms thereunder), except for claims against the Parties under this Agreement subject to the limitations described herein. Notwithstanding anything to the contrary hereunder, nothing in this Agreement is intended to limit the rights any of the parties to the Ancillary Agreements may have thereunder.

Article XII

MISCELLANEOUS.

Section 12.1. Notices.

(a) All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand, (ii) on the second Business Day if sent by internationally recognized overnight courier or other similar delivery method, or (iii) on the date sent when sent by electronic mail transmission (with written confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, in each case, to the following physical and electronic mail addresses (or to such other physical and electronic mail address as a Party may have specified by notice pursuant to this provision):

if to Purchaser:

Betterware de Mexico, S.A.P.I de C.V.
Cruce Carretera Guadalajara Ameca Huaxtla, Kilómetro 5,
Colonia El Arenal, El Arenal Jalisco, C.P. 45350.

Attention:	Luis Campos
Email:	camposlg@better.com.mx

With a copy (without constituting notice) to:

Greenberg Traurig, P.A.
333 S.E. 2nd Avenue, Suite 4400
Miami, Florida 33131

Attention:	Antonio Peña
Email:	Antonio@gtlaw.com

if to the Seller or the Companies (prior to Closing):

Tupperware Services México
Paseo de los Laureles 458, Piso 1, Oficina 101 Bis
Bosques de las Lomas, C.P. 05120
Ciudad de México, Mexico

Attention:	Benjamin Robledo López
Miguel Angel Zúñiga Hernandez
Email:	benjaminrobledo@tupperware.com;
miguelzuniga@tupperware.com

With copy (without constituting notice) to:

Dechert LLP
Three Bryant Park
1095 Avenue of the Americas
New York, New York 10036

Attention:	Allan Brilliant;
David Cosgrove
E-Mail:	allan.brilliant@dechert.com;
david.cosgrove@dechert.com

or to such other address for any Party as such Party shall hereafter designate by like notice. Rejection or other refusal to accept such notice, request or other communication, or the inability to deliver such notice, request or other communication because of changed address for which no notice was given, shall be deemed to be receipt of such notice, request or other communication as of the date of such rejection, refusal or inability to deliver

Section 12.2. Governing Law; Submission to Jurisdiction and Exclusive Venue.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof that would require or permit the application of the laws of another jurisdiction.

(b) Each of the Parties irrevocably agrees that any Action of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal theory under which any Liability or obligation may be sought to be imposed, whether sounding in contract or in tort or under statute, or whether at law or in equity, or otherwise under any legal or equitable theory, that may be based upon or arising out of this Agreement or the negotiation, execution, or performance of this Agreement or the transactions contemplated by this Agreement and any questions concerning the construction, interpretation, validity and enforceability of this Agreement (each, an “Agreement Dispute”) brought by any other Party or its successors or assigns will be brought and determined only exclusively in (x) the Chancery Court of the State of Delaware located in the State of Delaware, (y) if no such state court has proper jurisdiction, the Federal District Court for the District of Delaware located in Wilmington, Delaware or (z) if such federal court does not have jurisdiction, any state or federal court sitting in New Castle County, Delaware (together with the appellate courts thereof, the “Chosen Courts”), and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the Chosen Courts for itself and with respect to its property, generally and unconditionally, with regard to any Agreement Dispute. Except as set forth in Section 12.2(c), each of the Parties agrees not to commence any Agreement Dispute except in the Chosen Courts, and no Party will file a motion to dismiss any Agreement Dispute filed in a Chosen Court on any jurisdictional or venue-related grounds, including the doctrine of forum non-conveniens. The Parties irrevocably agree that venue would be proper in any of the Chosen Courts, and hereby irrevocably waive any objection that any such court is an improper or inconvenient forum for the resolution of any Agreement Dispute. Each of the Parties further irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 12.1. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

(c) Notwithstanding anything herein to the contrary, (i) nothing in this Section 12.2 shall prohibit any Party from seeking or obtaining orders for conservatory or interim relief from any court of competent jurisdiction and (ii) each Party hereto agrees that any judgment issued by a Chosen Court may be recognized, recorded, registered or enforced in any jurisdiction in the world and waives any and all objections or defenses to the recognition, recording, registration or enforcement of such judgment in any such jurisdiction.

Section 12.3. Waiver of Jury Trial.

EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.3, (III) UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND (IV) MAKES THIS WAIVER VOLUNTARILY.

Section 12.4. Remedies.

(a) Except as otherwise provided in this Agreement, any and all remedies herein expressly conferred upon any Party will be deemed cumulative with and not exclusive of any other remedy expressly conferred hereby, and the exercise by any Party of any one such remedy will not preclude the exercise of any other such remedy.

(b) The Parties hereby expressly recognize and acknowledge that immediate, extensive and irreparable damage would result, no adequate remedy at law would exist and damages would be difficult to determine if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Each Party further acknowledges that a breach or violation of this Agreement cannot be sufficiently remedied by money damages alone and, accordingly, each Party shall be entitled, without the need to post a bond or other security, in addition to damages and any other remedies provided at law or in equity, to specific performance, injunctive and other equitable relief to enforce or prevent any violation. Each Party agrees not to oppose the granting of such equitable relief, and to waive, and to cause its representatives to waive, any requirement for the securing or posting of any bond in connection with such remedy.

Section 12.5. Binding Effect.

Subject to Section 12.12, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.

Section 12.6. Entire Agreement and Amendment.

This Agreement and the Ancillary Agreements, along with the Schedules and Exhibits hereto and thereto, constitute the entire agreement among the Parties hereto relating to the subject matter hereof, and supersede all prior agreements (written or oral), representations and understandings of the Parties, including, but not limited to any letter of intent, term sheet, non-disclosure agreement or related correspondence. No amendment, variation or modification of this Agreement or of any of the terms and provisions hereof shall be deemed valid unless in writing signed by Purchaser and the Sellers’ Representative. Notwithstanding the foregoing, none of this Section 12.6, Section 12.7 or Section 12.18 (or any of the defined terms used therein or any other provision of this Agreement to the extent a modification, waiver or termination of such defined term or provision would modify the substance of the foregoing sections) may be amended in any manner materially adverse to the Debt Financing Parties without the written consent of the Debt Financing Parties that are a party to the Debt Commitment Letter and, on and after the Credit Agreement Signing Date, the Credit Agreement.

Section 12.7. Exculpation of Debt Financing Parties.

Notwithstanding anything to the contrary contained herein, the Sellers and the Companies (on behalf of each such Party and their respective Affiliates, equityholders, members and Representatives) hereby agree, and shall cause the Companies to agree: (a) to waive any rights or claims against any Debt Financing Parties in connection with this Agreement, the Debt Financing or in respect of any other document (including the Debt Commitment Letter, any Credit Documentation and any other joinder agreements, indentures or credit agreements) entered into pursuant to the Debt Financing or relating thereto or in respect of any oral or written representations made or alleged to be made in connection herewith or therewith and (b) not to commence any such Action or proceeding against any Debt Financing Party in connection with any of the foregoing.

Section 12.8. Waivers.

No failure by any Party hereto to insist on the performance of any covenant, agreement, term or condition of this Agreement, or to exercise any right or remedy consequent upon the breach thereof, shall constitute a waiver of any such breach or any subsequent breach of such covenant, agreement, term or condition. No covenant, agreement, term or condition of this Agreement and no breach thereof shall be waived, altered or modified except by written instrument signed by the Party that is entitled to the benefits of such waived terms or provisions. No waiver of any breach shall affect or alter this Agreement, but each and every covenant, agreement, term and condition of this Agreement shall continue in full force and effect with respect to any other than existing or subsequent breach thereof.

Section 12.9. Headings.

Headings of Clauses, Articles, Representations, Sections and items are for convenience of reference only and are not intended to define, limit or describe the scope or intent of any provision of this Agreement.

Section 12.10. Severability.

If any provision set forth in this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, the other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement and the Ancillary Agreements is not affected in any manner that is materially adverse to any Party to this Agreement. Upon such determination that any provision is invalid, illegal or incapable of being enforced by any law or public policy, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties to this Agreement as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement and the Ancillary Agreements are consummated as originally contemplated by the Parties to this Agreement to the greatest extent possible.

Section 12.11. Fees and Costs.

Except as otherwise expressly provided herein, each of the Parties will pay its own fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees, costs and expenses of its financial advisors, accountants and counsel. For the avoidance of doubt, all Transaction Expenses shall be borne and payable by the Sellers (either directly or pursuant to the determination of the Final Cash Consideration). This Section 12.11 shall survive the Closing.

Section 12.12. Assignment.

This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any Party hereto without the prior written consent of the Sellers’ Representative and Purchaser; provided, however, that Purchaser may freely transfer its rights or obligations hereunder without written consent from any other Party so long as such transfer is made to an Affiliate of Purchaser; provided, further, that Purchaser shall remain jointly and severally liable with such Affiliate for any obligations of Purchaser or such Affiliate under this Agreement. Any attempted assignment in violation of this Section 12.12 shall be null and void.

Section 12.13. Counterparts.

This Agreement may be executed in several counterparts (including by facsimile, “.pdf,” “DocuSign” or other electronic transmission), each of which shall be deemed an original and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by all the Parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

Section 12.14. Interpretation.

In this Agreement and in the Disclosure Schedules:

(a) Unless the context otherwise requires, when a reference is made in this Agreement to (i) Articles, Sections, Schedules or Exhibits, such reference shall be to an Article of, Section of, Schedule to or Exhibit to this Agreement; (ii) “paragraphs” or “clauses” shall be deemed references to separate paragraphs or clauses of the section or subsection in which the reference occurs; (iii) any Contract (including this Agreement) or Law shall be deemed references to such Contract or Law as amended, supplemented or modified from time to time in accordance with its terms and the terms hereof, as applicable, and in effect at any given time (and, in the case of any Law, to any successor provisions thereof); (iv) any reference to a Person shall also be deemed references to such Person’s successors and permitted assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and in the case of any Governmental Authority, any Persons succeeding to its functions and capacities, and any reference to a Person in a particular capacity excludes such Person in any other capacity or individually; and (v) any Law shall be deemed references to all rules and regulations promulgated thereunder. Notwithstanding the foregoing, for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any Law shall be deemed to refer to such Law, as amended as of such date or dates.

(b) Any capitalized term used in any Exhibit, Schedule or Section of the Disclosure Schedules but not otherwise defined therein will have the meaning given to such term in this Agreement.

(c) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(d) Unless the context otherwise requires, the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(e) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context clearly requires otherwise, words using the singular or plural number also include the plural or singular number, respectively and terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear. The word “or” shall not be exclusive, unless used in conjunction with “either” or the like. Each reference to “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.”

(f) Any reference to “days” means calendar days unless Business Days are expressly specified. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded but the relevant last day of such period shall be included and such period shall end at the end of such day or date. The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement.

(g) References to “Dollars” or “$” mean United States Dollars, unless otherwise clearly indicated to the contrary. Any and all payments made pursuant to this Agreement shall be made in United States Dollars.

(h) Each Party acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and the Ancillary Agreements, such Party and its independent counsel have reviewed this Agreement and the Ancillary Agreements, and that it has executed the same with consent and upon the advice of said counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement, the Ancillary Agreements and other documents referred to herein, and any and all drafts relating thereto, shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Accordingly, any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement and is hereby expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intentions of the Parties and this Agreement.

Section 12.15. Accounting Terms.

Unless otherwise expressly defined or specified in this Agreement, all accounting terms shall have the meaning given to such terms under the Accounting Principles.

Section 12.16. Sellers’ Counsel.

The Parties acknowledge that (a) Dechert LLP (“Seller Counsel”), before the Closing, acted as legal counsel to the Sellers and their Affiliates (including the Companies), including in connection with the negotiation, preparation, execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereunder and thereunder, and the sale process leading up to the execution of this Agreement, (b) Seller Counsel has not acted as legal counsel for any other Person in connection with the transactions contemplated in this Agreement and the Ancillary Agreements, and (c) Seller Counsel may continue to represent the Sellers and their Affiliates (which will no longer include the Companies) after the Closing in connection with any post-Closing matters and disputes adverse to Purchaser and any of its Affiliates (including the Companies). There may come a time, including after consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, when the interests of the Sellers and their Affiliates, on the one hand, and the Companies, on the other hand, may no longer be aligned or when, for any reason, the Sellers and their Affiliates, Seller Counsel or the Companies believes that Seller Counsel cannot or should no longer represent both the Sellers and their Affiliates, on the one hand, and the Companies, on the other hand. The Parties understand and specifically agree that Seller Counsel may withdraw from representing the Companies and continue to represent the Sellers and their Affiliates, even if the interests of the Sellers and their Affiliates, and the interests of the Companies are or may be adverse, including in connection with any dispute arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby, and even though Seller Counsel may have represented the Companies in a matter substantially related to such dispute or may be handling ongoing matters for any Affiliates of the Companies, and Purchaser and the Companies hereby consent thereto and waive any conflict of interest arising therefrom. Each of the Parties further agrees that, as to all communications among Seller Counsel, the Company, and the Sellers and their Affiliates, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege that attach as a result of Seller Counsel representing the Companies shall survive the Closing and shall remain in effect; provided, that any such privilege, from and after the Closing, shall belong to the Sellers and their Affiliates and shall not pass to or be claimed by Purchaser, the Companies or any of their respective Affiliates. In furtherance of the foregoing, after the Closing, Purchaser and the Companies, at the Sellers’ cost and expense, agree to reasonably cooperate with the Sellers and their Affiliates to ensure that any privilege attaching as a result of Seller Counsel representing the Companies survives the Closing, remains in effect and is controlled by the Sellers and their Affiliates. As to any privileged attorney client communications between Seller Counsel and the Companies prior to the Closing Date (collectively, the “Privileged Communications”), Purchaser and the Companies, together with any of their respective Affiliates, successors or assigns, agree that no such Person may use or rely on any of the Privileged Communications in any action or claim against or involving any of the Parties hereto after the Closing. In addition, if the transactions contemplated by this Agreement are consummated, Purchaser, the Companies and their respective Affiliates and Representatives shall have no right of access to or control over any of Seller Counsel’s records related to the transactions contemplated by this Agreement or the Privileged Communications, which shall become the property of (and be controlled by) the Sellers and their Affiliates. Furthermore, in the event of a dispute between the Sellers and their Affiliates, on the one hand, and the Companies, on the other hand, arising out of or relating to any matter in which Seller Counsel acted for them both, none of the attorney-client privilege, the expectation of client confidence or any other rights to any evidentiary privilege will protect from disclosure to the Sellers and their Affiliates any information or documents developed or shared during the course of Seller Counsel’s joint representation of the Sellers and their Affiliates, on the one hand, and the Companies, on the other hand.

Section 12.17. Sellers’ Representative.

(a) Each Seller hereby irrevocably appoints the Sellers’ Representative as such Seller’s true and lawful attorney-in-fact with full power of substitution to act on behalf of such Seller for all purposes under this Agreement, including the sole, exclusive and full power and authority to act on such Seller’s behalf: (i) to consummate the transactions contemplated by this Agreement and the Ancillary Agreements; (ii) to negotiate disputes arising under, or relating to, this Agreement and the Ancillary Agreements; (iii) to receive and disburse to such Sellers any funds received on behalf of Sellers contemplated by this Agreement and the Ancillary Agreements; (iv) to withhold any amounts received on behalf of Sellers pursuant to this Agreement and the Ancillary Agreements or otherwise to satisfy any and all obligations or liabilities incurred by any of the Sellers or Sellers’ Representative in the performance of their duties hereunder and thereunder; (v) to execute and deliver any amendment or waiver to this Agreement as well as notices in connection with this Agreement, including relating to indemnification matters and termination of this Agreement; and (iv) to take all other actions to be taken by or on behalf of Sellers in connection with this Agreement and the Ancillary Agreements. For the avoidance of doubt, (A) any notice or communication in connection with this Agreement and the Ancillary Agreements may be delivered to the Sellers’ Representative, who shall have the power to notify and communicate with Purchaser and all other Parties of this Agreement and the Ancillary Agreements on behalf of the Sellers (without the need of any of the Sellers’ prior approval in such notices and communications); and (B) under all circumstances, Sellers shall act solely through the Sellers’ Representative and the Sellers’ Representative’s determination with respect to all matters shall be final and binding on each such Seller. Each Seller further agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Sellers’ Representative and shall survive bankruptcy, dissolution or liquidation of such Seller. Except in the event of Fraud, all decisions and actions by the Sellers’ Representative shall be binding upon Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest the same. The Sellers’ Representative shall have no duties or obligations hereunder, including any fiduciary duties, except those set forth herein, and such duties and obligations shall be determined solely by the express provisions of this Agreement.

(b) For the purposes of this Section 12.17, each Seller has delivered to the Sellers’ Representative the relevant documentation effective as of the date of this Agreement that is necessary to grant to the Sellers’ Representative all powers and authority as may be required under applicable Law for the Sellers’ Representative to legally perform its obligations under this Section 12.17.

(c) In the event that the Sellers’ Representative becomes unable or unwilling to continue in its capacity as Sellers’ Representative, or if the Sellers’ Representative resigns as Sellers’ Representative, Sellers may, by the vote or written consent of a majority in interest of the Sellers (in accordance with such Sellers’ Percentage Interest), appoint a new representative as the Sellers’ Representative. Notice and a copy of the written consent appointing such new representative and bearing the signatures of Sellers, together with a copy of any power of attorney or other document that may be required under applicable Law, must be delivered to Purchaser and each Seller.

(d) Purchaser shall be entitled to rely upon any action or decision of, or instruction by, or any document or other paper delivered by, the Sellers’ Representative on behalf of any of the Sellers (without any obligation to inquire into the authority of the Sellers’ Representative or the genuineness or correctness of such document or other paper or any signature of the Sellers’ Representative), and Purchaser shall not be liable to any Seller or its Affiliates for any action taken or omitted to be taken by Purchaser in such reliance or with respect to actions, decisions and determinations of the Sellers’ Representative.

Section 12.18. Parties in Interest.

Except as otherwise set forth in this Agreement, nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties and their respective successors and assigns any rights or remedies under or by virtue of this Agreement; provided that (a) Section 12.6, Section 12.7 and Section 12.18 shall inure to the benefit of the Debt Financing Parties, it being understood that the Debt Financing Parties are intended to be third party beneficiaries thereof with full rights of enforcement; (b) Section 6.6 shall inure to the benefit of the Covered Persons, it being understood that the Covered Persons are intended to be third party beneficiaries thereof with full rights of enforcement; (c) Party Licensor shall be a third party beneficiary of this Agreement with full rights of enforcement, including as to any breach under this Agreement on the part of Purchaser to (i) complete the Closing, (ii) execute and deliver the License Agreement, and/or (iii) pay the One Time License Fee; and (d) Exhibit K shall inure to the benefit the Persons referred to in Section 9 thereof as third party beneficiaries.

Section 12.19. Disclosure Schedules.

The disclosure of any matter, or reference to any Contract, in any Section of the Disclosure Schedules shall be deemed to be also a disclosure of such matter or Contract in any other Section of the Disclosure Schedules, whether or not an explicit cross-reference appears, if the applicability of such matter or Contract to the other Section of the Disclosure Schedules is reasonably apparent on its face, but shall not be deemed to constitute an admission by Purchaser, the Sellers, or the Companies or to otherwise imply that any such matter or Contract is material for the purposes of this Agreement and shall not affect the interpretation of such term for the purposes of this Agreement. In particular, (a) certain matters may be disclosed on the Disclosure Schedules that may not be required to be disclosed because of certain minimum thresholds or materiality standards set forth in this Agreement, (b) the disclosure of any such matter does not mean that it meets or surpasses any such minimum thresholds or materiality standards and (c) no disclosure in the Disclosure Schedules relating to any possible breach or violation of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. In no event shall the listing of such matters in the Disclosure Schedules be deemed or interpreted to expand the scope of Purchaser’s, the Companies’ or the Sellers’ representations and warranties contained in this Agreement. Each Section of the Disclosure Schedules is qualified in its entirety by reference to specific provisions of this Agreement and does not constitute, and shall not be construed as constituting, representations, warranties or covenants of Purchaser, the Sellers or the Companies or their respective Affiliates, except as and to the extent provided in this Agreement. Matters or Contracts reflected in a section of the Disclosure Schedules are not necessarily limited to matters or Contracts required by this Agreement to be disclosed in such section of the Disclosure Schedules. Regardless of the existence or absence of cross-references, the disclosure of any matter or Contract in any section of the Disclosure Schedules shall be deemed to be a disclosure for purposes of this Agreement under every other section of the Disclosure Schedules to the extent that the relevance of such disclosure is reasonably apparent on its face. The section headings in the Disclosure Schedules are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any information disclosed herein or any provision of this Agreement. All attachments to the Disclosure Schedules are incorporated by reference into the section of the Disclosure Schedule in which they are directly or indirectly referenced. The information contained in the Disclosure Schedules is in all events subject to Section 7.1 and the NDA.

[SIGNATURE PAGES FOLLOW]

PURCHASER

BETTERWARE DE MÉXICO, S.A.P.I. DE C.V.

By:
	Name:	Luis Campos
	Title:	Chairman of the Board

SELLER AND SELLERS’ REPRESENTATIVE

TUPPERWARE SERVICES MÉXICO, S. DE R.L. DE C.V.

By:
	Name:	Benjamin Robledo López
	Title:	Legal Representative

SELLERS

PREMIERE BRANDS INTERNATIONAL COÖPERATIEF U.A.

By:
	Name:	Steve Ramos
	Title:	Managing Director A

By:
	Name:	Carol Ho
	Title:	Managing Director B

TUPPERWARE BRANDS AMERICAS B.V.

By:
	Name:	Steve Ramos
	Title:	Managing Director A

By:
	Name:	Carol Ho
	Title:	Managing Director B

LATIN AMERICA INVESTMENTS, INC.

By:
Name:	Steve Ramos
Title:	Vice President & Treasurer

COMPANIES

DART, S.A. DE C.V.

By:
	Name:	Miguel Ángel Zúñiga Hernández
	Title:	Legal Representative

DART DO BRASIL INDUSTRIA E COMERCIO LTDA.

By:
	Name:	Andres Uribe
	Title:	Authorized Signatory

CAV SUL CENTRO DE APOIO DE VENDAS DE PRODUTOS PESSOAIS E ARTIGOS PARA LAR LTDA.

By:
	Name:	Luiz Barili
	Title:	Authorized Signatory

Exhibit A-1

DEFINED TERMS

The following terms shall have the respective meanings indicated below:

“Accounting Principles” means (a) with respect to Dart Mexico, Mexican Normas de Información Financiera, (b) with respect to each of Dart Brazil and Cav Sul, Brazilian GAAP, and (c) with respect to Betterware, IFRS.

“Accrued Taxes” means, with respect to any jurisdiction, an amount equal to the aggregate accrued and unpaid Tax Liabilities of the Companies for Pre-Closing Tax Periods (including the pre-Closing portion of any Straddle Period in accordance with Section 7.11) with respect to such jurisdiction for which as of the Closing Date an originally filed Tax Return has not yet become due and has not yet been filed, or for which a Tax return has been filed but all Tax Liabilities shown thereon have not yet been paid prior to the Closing Date. In the determination of Accrued Taxes, (a) the calculation shall be prepared in accordance with the past practices (including any reporting positions, elections, and accounting methods) of the Companies in preparing Tax Returns, unless otherwise required by applicable Law or Accounting Principles, (b) any deferred Tax Liabilities and deferred Tax assets shall be excluded, and (c) any prepaid or advanced amounts received on or prior to the Closing Date or deferred revenue accrued on or prior to the Closing Date in respect of any Pre-Closing Tax Period, in each case, that would not otherwise be included in taxable income for any Pre-Closing Tax Period shall be included in taxable income for a Pre-Closing Tax Period.

“Actions” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Adjustment Escrow Amount” means $1,090,000.

“Adjustment Escrow Fund” means the Adjustment Escrow Amount plus any interest or other amounts earned thereon and minus any disbursements therefrom in accordance with the Escrow Agreement.

“Affiliate”, with respect to any specified Person, means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For the purposes of this definition, the term “control” (including the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Ancillary Agreements” means the Escrow Agreement, the License Agreement, the Manufacturing Agreement, the Molds Purchase Agreement, the Registration Rights and Lock-up Agreement, the NDA Termination, the Transaction Support Agreement, and any other written agreement entered into by the Sellers and/or Sellers’ Representative and Purchaser in connection with this Agreement or the transactions contemplated hereunder.

“Anti-Corruption Laws” means anti-bribery and anti-corruption Laws applicable to the Companies and their respective operations from time to time, including without limitation, and to the extent applicable to the Sellers and the Companies: (a) the Foreign Corrupt Practices Act of 1977, (b) the Federal Criminal Code (Código Penal Federal), (c) the General Law of Administrative Responsibilities (Ley General de Responsabilidades Administrativas), (d) the United Kingdom Bribery Act, (e) anti-bribery legislation promulgated by the European Union and implemented by its member states, (f) Brazilian Federal Law No. 12,846, dated as of August 1, 2013, as amended, (g) Brazilian Federal Law No. 9,613, dated as of March 3, 1998, as amended, (h) sections 333 and 337-B of the Penal Code of Brazil (Brazilian Law-Decree No. 2,848, dated as of December 7, 1940, as amended), (i) any similar Law prohibiting corruption, bribery or money laundering in any jurisdiction in which any Seller or any of the Companies conduct their business and to which any Seller or any of the Companies may be subject, and, solely for purposes of Section 5.10(b), in which Purchaser or any of its subsidiaries conducts business or is otherwise subject to jurisdiction, and (j) applicable anti-bribery Law adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

“Anti-Money Laundering Laws” means any law or regulation in a U.S. or relevant non-U.S. jurisdiction regarding money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes, including (a) the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), (b) the USA PATRIOT Act, and (c) the Brazilian law on Money Laundering (Federal Law No. 12,683/2012, dated as of March 3, 1998, as amended), in each case as applicable to Purchaser, the Sellers and/or the Companies and their respective operations from time to time.

“Antitrust Filing Fees” means all the fees required to be paid to the Mexican Antitrust Authority pursuant to Mexican Antitrust Law (including in connection with any filing made in connection therewith) with respect to the filing to obtain the authorization for the transactions contemplated by this Agreement.

“Base Cash Consideration” means $30,000,000.

“Benefit Plan” means any (a) all benefit, pension, retirement, group insurance, severance pay, deferred compensation, excess or supplemental benefit, vacation, stock, stock option, equity-based compensation, phantom stock, fringe benefit and incentive plans, Contracts, schemes, programs, funds, commitments, or arrangements of any kind, and (b) all other plans, Contracts, schemes, programs, funds, commitments, or arrangements providing money, services, property, or other benefits, whether written or oral, formal or informal, qualified or nonqualified, funded or unfunded, and including any that have been frozen or terminated, which pertain to any current or former Employee, director, officer or Independent Contractor (or any dependent or beneficiary thereof), or with respect to which any of the Companies may have any Liability.

“Betterware Confidential Information” means all information and documentation related to Betterware, its subsidiaries and their businesses, assets, employees, operations, prospects, strategies or agreements, and the documents and transactions contemplated thereby including all memoranda and forecasts, budgets and any documents or files shared with any of the Sellers, any of the Companies or any of their respective Representatives for purposes of the transactions contemplated under this Agreement and the Ancillary Agreements.

“Betterware Shares” means common shares of Betterware, each having no par value.

“Betterware Shareholder Approval” means the approval by the shareholders of Betterware of (a) the adoption and approval of this Agreement, the Ancillary Agreements, and the transactions contemplated hereby and thereby, including the issuance of the Stock Consideration, and (b) such other matters as Betterware shall hereafter determine to be necessary or appropriate to effect such transactions by the affirmative vote of at least the majority of the outstanding voting shares of Betterware’s capital stock represented at a general ordinary shareholders’ meeting at which a quorum of at least the majority of the outstanding shares of Betterware’s capital stock is present.

“Brazilian Antitrust Authority” means the Brazilian Administrative Council for Economic Defense (Conselho Administrativo de Defesa Econômica).

“Brazilian GAAP” means the accounting principles generally accepted in Brazil as per (a) the International Financial Reporting Standards - IFRS issued by the International Accounting Standards Board - IASB; (b) the Brazilian Corporations Law (Brazilian Federal Law No. 6,404, dated as of December 15, 1976, as amended); and (c) the accounting standards issued by the Brazilian Accounting Pronouncements Committee (Comitê de Pronunciamentos Contábeis - CPC), as approved by the Brazilian Federal Accounting Council (Conselho Federal de Contabilidade - CFC) and Comissão de Valores Mobiliários - CVM, the Brazilian Securities Commission.

“Business Day” means any day other than a Saturday, a Sunday or any day on which banks in New York, New York or Mexico City, Mexico, are authorized or required by applicable Law to be closed for business.

“Cash Consideration” means (a) the Base Cash Consideration plus (b) the amount, if any, by which Closing Cash is greater than the Required Minimum Cash, minus (c) the amount, if any, by which Closing Cash is less than the Required Minimum Cash, plus (d) the amount, if any, by which Net Working Capital is greater than the NWC Target, minus (e) the amount, if any, by which Net Working Capital is less than the NWC Target, minus (f) Closing Indebtedness, minus (g) Transaction Expenses.

“Closing Cash” means all unrestricted cash and cash equivalents (including all cash in bank accounts and cash on hand) of the Companies, determined in accordance with the Accounting Principles, minus cash on deposit with third parties (including deposits held by third parties such as landlords), minus cash posted for bonds or with respect to escrows, minus the amount of outstanding and uncleared checks and drafts of the Companies, in each case, as of the Closing Time. Cash or cash equivalents received through the Closing Time (including cash in transit, such as wires or checks received through the Closing Time in the Companies’ bank accounts or lockbox accounts) shall be included as Closing Cash. Such cash to be included in Closing Cash shall not include any cash, cash in transit or other items otherwise convertible into cash received by or channeled through accounts of a Company solely as a result of the transactions contemplated by this Agreement. For the avoidance of doubt, amounts included in the calculation of Net Working Capital shall not be included in the calculation of Closing Cash.

“Closing Indebtedness” means the Indebtedness of the Companies as of the Closing Time.

“Closing Time” means 12:01 a.m., New York time, on the Closing Date.

“Commercial Agent” means an individual or entity third party who (a) has a commercial or mercantile relationship with any of the Companies or any of their Affiliates in the Territory, in connection with the acquisition, sale, promotion or distribution of Companies Products, (b) obtains a financial benefit from the promotion or distribution of Companies Products, and (c) has entered into a commercial or mercantile Contract with any of the Companies or any of their Affiliates in the Territory in connection with the acquisition, sale or distribution of Companies Products.

“Companies Confidential Information” means all information and documentation related primarily to the Companies and their businesses, assets, employees, operations, prospects, strategies or agreements, and the documents and transactions contemplated thereby including all memoranda and forecasts, budgets and any documents or files shared with Purchaser or any of its Representatives for purposes of the transactions contemplated under this Agreement and the Ancillary Agreements.

”Companies Intellectual Property” means the Companies Owned Intellectual Property and the Companies Licensed Intellectual Property.

“Companies IP Agreements” means any Contract pursuant to which (a) any Company is granted a right to use any Intellectual Property owned by any third party or (b) any Company granted to any third party any license or other rights under any Companies Owned Intellectual Property, in each case other than Incidental Licenses.

“Companies Licensed Intellectual Property” means all Intellectual Property that is (a) licensed pursuant to the License Agreement, and (b) used in the conduct of the business of the Companies as currently conducted, other than the Companies Owned Intellectual Property.

“Companies Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned by the Companies.

“Confidential Information” means, as applicable, the Transaction Confidential Information, the Betterware Confidential Information, the Seller Confidential Information and the Companies Confidential Information.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Corporate Records” means the original corporate books and records of each of the Companies, and any other corporate books and records required to be maintained by the Companies under applicable Law, duly signed by such Persons to the extent required under applicable Law, including, the shareholders’ meeting minutes book (libro de actas de asamblea or livro de atas de assembleias), stock registry book (libro de registro de acciones or livro de registro de ações nominativas), stock transfer book (livro de registro de transferência de ações nominativas), capital variations registry (registro de variaciones de capital) and the board of directors’ meeting minutes book (libro de actas de sesiones del consejo de administración or livro de atas da administração).

“Credit Agreement Signing Date” has the meaning assigned to the defined term “Signing Date” under the Debt Commitment Letter as in effect on the date hereof.

“Data Privacy and Security Requirements” means (a) all Privacy and Security Laws, (b) any Companies’ own respective internal and external past and present rules, policies, and procedures, (c) the Payment Card Industry Data Security Standard, and (d) Contracts or other binding representations, obligations, or commitments (including security controls) governing the Processing of Personal Information to which any of the Companies is bound or has made or agreed to comply with.

“Data Room” means the Datasite virtual data room labeled “TB Diligence”.

“Debt Commitment Letter Termination Date” has the meaning assigned to the defined term “Termination Date” under the Debt Commitment Letter as in effect on the date hereof.

“Debt Financing Parties” means (a) any agent, arranger, lender, underwriter, initial purchaser, placement agent or other Person, in each case, that has committed to provide, arrange, underwrite or replace, or has entered into definitive agreements (including the Credit Documentation) related to, the Debt Financing or any Alternative Financing provided to Purchaser or its Affiliates for purposes of funding the transactions contemplated under this Agreement and the Ancillary Agreements, and (b) any of such Person’s Affiliates, or its or their respective officers, directors, managers, employees, representatives, partners, trustees, shareholders, controlling persons, agents, successors and assigns.

“Encumbrances” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, license, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Enforceability Exceptions” means the limitations on the enforcement of a particular agreement or instrument resulting from bankruptcy, insolvency, reorganization, moratorium, rehabilitation, liquidation, fraudulent conveyance, preferential transfer or other similar Laws now or hereafter in effect relating to or affecting the rights and remedies of creditors and general principles of equity (whether considered in a proceeding at law) affecting the availability of specific performance and other equitable remedies.

“Environmental Laws” means all Laws relating to the regulation or protection of the environment, including, without limitation, Ley General del Equilibrio Ecológico y la Protección al Ambiente, Ley de Aguas Nacionales, Ley General para la Prevención y Gestión Integral de los Residuos, Ley Federal de Responsabilidad Ambiental, and Official Mexican Standard NOM-052-SEMARNAT-2005.

“Escrow Agent” means JP Morgan Chase Bank, N.A.

“Escrow Agreement” means the Escrow Agreement to be entered into by Purchaser, the Sellers’ Representative and the Escrow Agent at the Closing, substantially in the form of Exhibit D.

“Fraud” means, with respect to any Party to this Agreement, (a) a knowing and intentional misrepresentation of a material fact made in any of the representations and warranties set forth in Article III (in the case of the Sellers and the Companies), Article IV (in the case of the Sellers) and Article V (in the case of Purchaser); provided, that such knowing and intentional misrepresentation of a material fact shall only be deemed to exist with respect to a Party hereunder (and not with respect to any other Person that is not a Party and/or that is acting on its behalf (including any Affiliates or Representatives)), (b) with the intent that another Party relies on such fact, and (c) and coupled with such other Party’s detrimental reliance on such fact under circumstances that constitute common law fraud under the Laws of the State of Delaware. In no event shall “Fraud” include constructive fraud or claims based on constructive knowledge, negligent misrepresentation, or other claims or theories of fraud that do not require actual knowledge.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, arbitration panel, court or tribunal.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, assessment or award entered by or with any Governmental Authority.

“IFRS” means the International Financial Reporting Standards, as issued by the International Accounting Standards Board, consistently applied.

“Incidental License” means any Contract where the only rights or licenses to Intellectual Property consist of: (a) permitted use of confidential information in a written non-disclosure agreement entered into by any Company in the ordinary course of business; (b) non-exclusive license or assignment to a Company, covenant not to sue, or waiver of rights granted by any current or former employees of any Company to any Company pursuant to standard Contracts for the engagement of employees entered in the ordinary course of business; (c) non-exclusive click-wrap, shrink-wrap or off-the-shelf Software license, or any other non-exclusive Software license, in each case, that is generally commercially available (including software as a service) on standard, non-discriminatory terms and conditions granted to a Company for Software used by any Company in the ordinary course of business; (d) open source license to a Company for Software used by any Company in the ordinary course of business; and (e) non-exclusive license contained in a Contract that was entered into in the ordinary course of business between any Company and a customer or service provider engaged to provide services to such Company and is merely incidental to the transaction contemplated by the Contract containing such license, where the primary purpose of such Contract is something other than such license.

“Indebtedness” means without duplication, all (a) indebtedness for borrowed money, (b) obligations for the deferred purchase price of property or services (other than if included in the calculation of Net Working Capital), (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments, (d) obligations of the Companies under any interest rate, currency swap or other hedging agreement or arrangement, (e) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions, (f) Accrued Taxes, (g) guarantees made by any Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing subclauses (a) through (f), and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing subclauses (a) through (g). Notwithstanding the foregoing, “Indebtedness” shall not include any undrawn letters of credit or contingent liabilities under surety or similar bonds.

“Independent Contractor” means any third-party, non-employee Person who (a) provides services to one or more Companies or their Affiliates in the Territory and (b) directly receives compensation from any Company or any of their Affiliates in the Territory for the performance of such services, but excluding, for the avoidance of doubt, the Commercial Agents.

“Intellectual Property” means all intellectual property and other proprietary rights, which may exist or be created under the laws of any jurisdiction worldwide, whether registered or unregistered, including all rights pertaining to or deriving from: (a) patents, patent applications and patent disclosures (collectively, “Patents”), (b) inventions, invention disclosures, discoveries and improvements, whether or not patentable, (c) trademarks, trade names, service marks, certification marks, service names, brands, trade dress, corporate names, logos, social media accounts and handles, and Internet domain names, together with all goodwill associated with each of the foregoing and all common law rights with respect thereto (collectively, “Trademarks”), (d) rights associated with works of authorship, whether or not copyrightable, including copyrights, design rights, and moral rights (collectively, “Copyrights”), (e) Trade Secrets, (f) Software, (g) rights in information, data, databases and data collections, (h) all rights of publicity, including rights to use of the names, likenesses, voices, signatures, and biographical information of real individuals, and (i) rights in or relating to registrations, renewals, extensions, combinations, reexaminations, continuations, continuations-in-part, divisions, and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(h)” above.

“Key Employee” means Paola Kiwi, Luciano Andres Azum, Marcelo Rodrigues, Benjamin Robledo, Jorge Cortes, Miguel Zuñiga, and Andres Uribe.

“Knowledge of Purchaser” or any other similar knowledge qualification, means the actual knowledge, after reasonable inquiry, of the natural Persons listed on Exhibit E hereto. For the avoidance of doubt, none of the foregoing individuals listed on Exhibit E shall have any personal liability or obligations regarding such knowledge.

“Knowledge of the Companies” or any other similar knowledge qualification, means the actual knowledge, after reasonable inquiry, of the natural Persons listed on Exhibit F hereto. For the avoidance of doubt, none of the foregoing individuals listed on Exhibit F shall have any personal liability or obligations regarding such knowledge.

“Labor Laws” means all applicable Laws governing or concerning labor relations, unions and collective bargaining, terms and conditions of employment, employment discrimination, harassment, wages, hours or occupational safety and health, including the Federal Labor Law of Mexico (Ley Federal del Trabajo), the Social Security Act of Mexico (Ley del Seguro Social), the Retirement Savings Systems Law (Ley de los Sistemas de Ahorro para el Retiro) and the National Housing Fund Law (Ley del Instituto del Fondo Nacional de la Vivienda para los Trabajadores), and the Brazilian Consolidation of the Labor Laws (Consolidação das Leis do Trabalho, Decree-Law No. 5,452, dated as of May 1, 1943).

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” means any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“License Agreement” means the License Agreement by and between Party Licensor and Betterware or one of its Affiliates, to be entered into as part of the Closing with respect to certain Companies Licensed Intellectual Property in the form attached as Exhibit G hereto.

“Losses” means losses, damages, Liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, Taxes, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive or exemplary damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Manufacturing Agreement” means the Master Production Agreement by and between Party Operations and Betterware, to be entered into as part of the Closing and pursuant to which Betterware or its Affiliates will produce and sell to Party Operations certain products identified thereunder in the form attached as Exhibit L hereto.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, operations, results of operations or condition (financial or otherwise) of the Companies, taken as a whole, or on the ability of any of the Sellers, the Companies or their respective Affiliates to perform their respective obligations hereunder or under the Ancillary Agreements, or to consummate the transactions contemplated hereunder or thereunder; provided, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, will be, would or could be, or could or would reasonably be expected to have or result in, a Material Adverse Effect: (a) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting (i) general national, regional, local, international or global economic or political conditions, (ii) conditions generally affecting the industries in which the Companies operate (including industries from which the Companies obtain or purchase supplies or raw materials for use in the Companies Products), (iii) any changes in financial or securities markets in general, or (iv) currency or interest rate fluctuations, (b) any adverse change, effect, event, occurrence, state of facts or development arising in connection with natural disasters or acts of nature, hostilities, pandemics or other health emergencies, acts of war (whether or not declared), sabotage, armed hostilities or terrorism, or the escalation or worsening thereof (which for the avoidance of doubt shall include any incident of school shootings or mass shootings in the United States of America or any other country or any similar attacks) or military actions existing or underway as of the date hereof, (c) any adverse change, effect, event, occurrence, state of facts or development resulting from or relating to compliance with the terms of, or the taking of any action required or permitted by, this Agreement, any Exhibit hereto, or any of the Ancillary Agreements, or taken with Purchaser’s prior written consent, (d) any adverse change, effect, event, occurrence, state of facts or development arising from, or relating to actions required to be taken under, any actual or proposed tariffs, quotas, Taxes or Laws or the interpretation or enforcement thereof, (e) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to any of the matters set forth in the Disclosure Schedules, (f) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to any change in the Accounting Principles or other accounting requirements or principles applicable to the Companies, (g) any failure (in and of itself) by the Companies to achieve any earnings projections, financial projection or other forecast, (h) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the public announcement, pendency or completion of the transactions contemplated by this Agreement (including the Exhibits hereto) or any of the Ancillary Agreements (including by reason of the identity of Purchaser or any of its Affiliates or any communication by Purchaser or any of its Affiliates regarding its plans or intentions with respect to the business of the Companies, and including the impact thereof on relationships with customers, suppliers, distributors, partners, landlords, employees or others having relationships with the Companies or any of their Affiliates), (i) any adverse change, effect, event, occurrence, state of facts or development arising from, relating to or that becomes know as a result of any tax audit or review of the Companies or any of their Affiliates, (j) any adverse change, effect, event, occurrence, state of facts or development any adverse change, effect, event, occurrence, state of facts or development in the credit rating or any other measure of financial strength of the Companies, (k) any earthquakes, natural disasters, or weather-related, or other force majeure event, (l) any adverse change in or effect on the Companies that is caused by any delay in consummating the Closing as a result of any violation or breach by Purchaser of any representation, warranty, covenant or agreement contained in this Agreement, (m) any adverse change in or effect on the Companies that is cured prior to the Closing, (n) any existing event or occurrence or circumstance of which Purchaser or its Representatives has Knowledge as of the date hereof, or (o) changes or effects that are the result of any action taken by Purchaser or any of its Affiliates with respect to the transactions contemplated hereby, or the financing thereof; provided, further, however, that any change, effect, event, occurrence, state of facts or development referred to in (a), (b) and (k) of this definition shall be taken into account in determining whether there has been, will be, would or could be, or could or would reasonably be expected to have or result in, a Material Adverse Effect to the extent that such change, effect, event, occurrence, state of facts or development has a disproportionate effect on the Companies compared to other participants in the industries in which the Companies conduct their businesses. References in this Agreement to Dollar amount thresholds shall not be deemed to be evidence of a Material Adverse Effect or materiality.

“Mexican Antitrust Authority” means the Mexican Federal Economic Competition Commission (Comisión Federal de Competencia Económica), or any or any Governmental Authority which substitutes it or assumes its functions).

“Mexican Antitrust Law” means the Mexican Federal Economic Competition Law (Ley Federal de Competencia Económica).

“Mexican Normas de Información Financiera” means the Normas de Información Financiera (formerly, the Mexican generally accepted accounting principles) issued, from time to time, by the Mexican Financial Reporting Standard Board (Consejo Mexicano de Normas de Información Financiera A.C.), consistently applied.

“Molds” means all of the molds and other assets identified in Exhibit A and Exhibit B to the Molds Purchase Agreement.

“Molds Purchase Agreement” means the agreement by and between Party Licensor and Dart Mexico, to be entered into on or prior to the Closing and pursuant to which Party Licensor will sell, assign and transfer to Dart Mexico, free and clear of all Encumbrances (other than Permitted Encumbrances), molds and other assets identified thereunder that are required to produce certain products sold by the Companies and their Affiliates in the Territory, in exchange for a $10,000,000 cash payment at Closing (or an arrangement to setoff an equivalent amount of intercompany payables to Dart Mexico in advance of Closing as contemplated by Schedule 6.1) payable by Purchaser to Party Licensor, on behalf of Dart Mexico in the form attached as Exhibit M hereto.

“NDA” means that certain Nondisclosure Agreement dated March 3, 2025, by and between Purchaser and Party Holdings.

“NDA Termination” means the termination agreement by and between Purchaser and Party Holdings, to be entered into as part of the Closing and pursuant to which the parties thereunder will terminate the NDA in the form attached as Exhibit N hereto.

“Non-Recourse Party” means, with respect to any Party to this Agreement and excluding every other Party to this Agreement, any of such Party’s former, current and future direct or indirect equityholders, controlling Persons, directors, officers, employees, agents, incorporators, representatives, attorneys, Affiliates, members, managers, general or limited partners, successors or assignees (or any former, current or future direct or indirect equityholder, controlling Person, director, officer, employee, agent, incorporator, representative, attorney, Affiliate, member, manager, general or limited partner, successor or assignee of any of the foregoing).

“NWC Target” means $21,800,000.

“Offset Agreement” means that certain agreement by and between Sellers’ Representative, the Sellers and Purchaser, entered into as part of the Closing and in the form attached as Exhibit H hereto.

“Organizational Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs, including, as applicable, its articles of incorporation (acta constitutiva), by-laws (estatutos sociales), articles of association (statuts or statuten; control social) or similar corporate or organizational documents, as amended, supplemented or restated from time to time.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from any Governmental Authority.

“Permitted Encumbrances” means (a) liens that secure obligations reflected as liabilities in any Financial Statements (or the existence of which is referred to in the notes accompanying any Financial Statements) and any other liens reflected or reserved against or otherwise disclosed in the balance sheet that is a part of the Interim Financial Statements, (b) liens for Taxes and other assessments or charges made by any Governmental Authority that are not yet due and payable, but not delinquent and for which proper reserves are maintained, (c) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice, (d) with respect to real property, (i) easements, rights-of-way, rights of re-entry or other similar restrictions which are not, individually or in the aggregate, material to the business of any of the Companies, and (ii) zoning, building, subdivision or other similar ordinances or restrictions, (e) liens in favor of Purchaser or any of its Affiliates that are created by this Agreement or any of the Ancillary Agreements, or created in favor of Purchaser or any of its Affiliates in connection with the transactions contemplated hereby or thereby; (f) non-exclusive licenses or sublicenses of Intellectual Property granted to manufacturers, vendors or other services providers granted solely for the purpose of allowing such third party to provide services for the Companies and (g) non-exclusive licenses contained in a Contract that was entered into in the ordinary course of business between any Company and a customer.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Personal Information” means information in any form that is capable, directly or indirectly, of being associated with, related to or linked to, or used to identify a natural Person, device or household including name, address, telephone number, email address, billing information, financial account number, driver’s license number, other government-issued identifier, vehicle identification number, online identifier, device identifier, IP address, account user names and passwords, cookie information, browsing history, search history or other website, application or online activity or usage data, location data, payment card information, biometric data, health or medical information and any other information that is considered “personally identifiable information,” “personal information,” “personal data,” “protected health information,” or any similar term by any Laws applicable to the Companies.

“Post-Closing Covenants” shall mean the covenants and agreements contained in this Agreement, to the extent such covenants and agreements require, by their terms, performance at or after Closing.

“Pre-Closing Tax Period” shall mean all taxable periods (or portions thereof) ending on or before the Closing Date, and, with respect to a Straddle Period, the portion of such Tax period ending on and including the Closing Date.

“Privacy and Security Laws” means any applicable Laws relating to the privacy, security, Processing of Personal Information, data security breach notification, website and mobile application privacy policies and practices, the Processing and security of payment card information, advertising or marketing, and email, text message, or telephone communications, including: Brazil’s General Personal Data Protection Law, and Mexico’s Federal Law on the Protection of Personal Data Held by Private Parties.

“Process,” “Processed” or “Processing” means any operation or set of operations which is performed on information, including Personal Information, such as the use, collection, creation, receipt, access, processing, analysis, monitoring, storage, recording, organization, adaption, alteration, transfer, sharing, sale, retrieval, consultation, disclosure, dissemination, destruction, combination, aggregation, enhancement or disposal of such Personal Information, or is considered “processing” (or the analogous concept) by any applicable Laws.

“Purchaser Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, operations, results of operations or condition (financial or otherwise) of Purchaser and its subsidiaries, taken as a whole, or on the ability of Purchaser or its Affiliates to perform their respective obligations hereunder or under the Ancillary Agreements, or to consummate the transactions contemplated hereunder or thereunder; provided, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, will be, would or could be, or could or would reasonably be expected to have or result in, a Purchaser Material Adverse Effect: (a) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting (i) general national, regional, local, international or global economic or political conditions, (ii) conditions generally affecting the industries in which Purchaser and its subsidiaries operate (including industries from which Purchaser and its subsidiaries obtain or purchase supplies or raw materials for use in their products), (iii) any changes in financial or securities markets in general or (iv) currency or interest rate fluctuations, (b) any adverse change, effect, event, occurrence, state of facts or development arising in connection with natural disasters or acts of nature, hostilities, pandemics or other health emergencies, acts of war (whether or not declared), sabotage, armed hostilities or terrorism, or the escalation or worsening thereof (which for the avoidance of doubt shall include any incident of school shootings or mass shootings in the United States of America or any other country or any similar attacks) or military actions existing or underway as of the date hereof, (c) any adverse change, effect, event, occurrence, state of facts or development resulting from or relating to compliance with the terms of, or the taking of any action required or permitted by, this Agreement, any Exhibit hereto, or any of the Ancillary Agreements, or taken with the Sellers’ Representative’s prior written consent, (d) any adverse change, effect, event, occurrence, state of facts or development arising from, or relating to actions required to be taken under, any actual or proposed tariffs, quotas, Taxes or Laws or the interpretation or enforcement thereof, (e) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to any change in the Accounting Principles or other accounting requirements or principles applicable to Purchaser and its subsidiaries or any change in Laws applicable to Purchaser and its subsidiaries, (f) any failure (in and of itself) by Purchaser and its subsidiaries to achieve any earnings projections, financial projection or other forecast, (g) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the public announcement, pendency or completion of the transactions contemplated by this Agreement (including the Exhibits hereto) or any of the Ancillary Agreements, (h) any adverse change, effect, event, occurrence, state of facts or development in the credit rating or any other measure of financial strength of Purchaser and its subsidiaries, (i) any earthquakes, natural disasters, or weather-related or other force majeure event, (j) any adverse change in or effect on Purchaser that is caused by any delay in consummating the Closing as a result of any violation or breach by the Sellers or the Companies of any representation, warranty, covenant or agreement contained in this Agreement, (k) any adverse change in or effect on Purchaser and its subsidiaries that is cured prior to the Closing, (l) any existing event or occurrence or circumstance of which any of the Sellers or their Representatives have Knowledge as of the date hereof, or (m) changes or effects that are the result of any action taken by the Companies or the Sellers or any of their Affiliates with respect to the transactions contemplated hereby, or the financing thereof; provided, further, however, that any change, effect, event, occurrence, state of facts or development referred to in (a), (b) and (i) of this definition shall be taken into account in determining whether there has been, will be, would or could be, or could or would reasonably be expected to have or result in, a Purchaser Material Adverse Effect to the extent that such change, effect, event, occurrence, state of facts or development has a disproportionate effect on Purchaser and its subsidiaries compared to other participants in the industries in which Purchaser and its subsidiaries conduct their businesses. References in this Agreement to Dollar amount thresholds shall not be deemed to be evidence of a Purchaser Material Adverse Effect or materiality.

“Real Property” means the real property owned, leased or subleased by the Companies, together with all buildings, structures and facilities located thereon.

“Registration Rights and Lock-up Agreement” means the Registration Rights and Lock-up Agreement by and among Betterware, TSM, Coöperatief, Brands Americas BV and Investments, entered into as part of the Closing with respect to the purchase of Shares in the form attached as Exhibit I hereto.

“Releases of Hazardous Substances” means any release, spill, emission, effluent, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including ambient air, surface water, ground water and surface or subsurface strata) or into or out of any property.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Required Minimum Cash” means $15,900,000.

“Sanctioned Country” means, at any time, a country or territory that is the subject of comprehensive country- or territory-wide Sanctions (including without limitation, the Crimea, Donetsk People’s Republic, and Luhansk People’s Republic regions of Ukraine, Cuba, Iran, and North Korea).

“Sanctioned Person” means at any time: (a) any Person listed on any Sanctions-related list of designated or blocked persons, (b) any Person located in, ordinarily resident in, or organized under the Laws of, a Sanctioned Country, or (c) any Person majority-owned or controlled or acting on behalf of any of the foregoing.

“Sanctions” means, in each case as applicable to such Person, those trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures (in each case having the force of law) imposed, administered or enforced from time to time by: (a) the European Union and implemented by its member States, (b) the United Nations Security Council, (c) His Majesty’s Treasury of the United Kingdom, (d) the United States (including without limitation the Department of the Treasury’s Office of Foreign Assets Control), and (e) Mexico.

“Security Incident” means any (a) unlawful or unauthorized access, use, loss, exfiltration, disclosure, alteration, destruction, encryption, compromise, or other unauthorized Processing of Personal Information, (b) accidental, unlawful or unauthorized occurrence or series of related occurrences on or conducted through any of the Companies IT Systems that compromised the confidentiality, integrity, or availability of the Companies IT Systems or any Personal Information Processed therein, or (c) occurrence that constitutes a “data breach,” “security breach,” “personal data breach,” “security incident,” “cybersecurity incident,” or any similar term under any applicable Law.

“Seller Confidential Information” means all information and documentation related to Sellers, their Affiliates and their businesses, assets, employees, operations, prospects, strategies or agreements, and the documents and transactions contemplated thereby including all memoranda and forecasts, budgets and any documents or files shared with Betterware or any of its Representatives for purposes of the transactions contemplated under this Agreement and the Ancillary Agreements, but not including any Companies Confidential Information.

“Sellers’ Percentage Interest” means, with respect to the Sellers, the percentage set forth opposite each Seller’s name on Exhibit B-1.

“Software” means computer programs, whether in source code, object code, or other form, or provided as a service, and including (a) electronic databases, (b) software implementations of algorithms, models, and methodologies, firmware, application programming interfaces, (c) descriptions, schematics, specifications, flow charts and other work product used to design, plan, organize and develop any of the foregoing, and (d) documentation, including user documentation, user manuals and training materials, files, and records relating to any of the foregoing.

“Tax” or “Taxes” means any and all income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, disability, social security, capital stock, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, value added, alternative minimum, windfall profits, customs, guaranty fund assessments, duties or other taxes (including any contribuciones and aprovechamientos), fees, assessments or charges of any kind whatsoever imposed by a Taxing Authority, together with any interest, additions or penalties thereto and any interest in respect of such additions or penalties.

“Tax Returns” means any return, declaration, report, claim for refund, certificate, bill, estimate, information return or statement or other document relating to, or required to be filed in connection with, any Tax, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Authority responsible for the assessment, administration, enforcement or collection of any Tax.

“Territory” means each of the countries listed on Exhibit J-1.

“Trade Secrets” means, collectively, (a) trade secrets and other confidential or sensitive information (including of third parties), data, inventions (whether or not patentable or reduced to practice), ideas, know-how, processes, methods, techniques, research and development, Software source code, confidential drawings, specifications, layouts, designs, formulae, algorithms, compositions, industrial models, architectures, plans, proposals, technical data, financial, business and marketing plans and proposals, customer and supplier lists, and price and cost information, in each case constituting “trade secrets” (“secreto industrial”) as defined under applicable Law, and (b) privileged or proprietary information which, if compromised through any theft, interruption, modification, corruption, loss, misuse or unauthorized access or disclosure, could cause serious harm to the organization owning it.

“Transaction Confidential Information” means all information and documentation concerning this Agreement, the Ancillary Agreements, and the transactions contemplated hereunder and thereunder (including the proposed and definitive terms of such transactions, the fact that any discussions or negotiations are taking place among the Parties and their respective Representatives, or the status of such discussions or negotiations).

“Transaction Expenses” means to the extent incurred and not paid by the Companies on or prior to the Closing Time, (a) all costs and expenses incurred or payable by any of the Companies in connection with the negotiation, preparation, execution and delivery of this Agreement and the Ancillary Agreements, and the performance and consummation of the transactions contemplated hereby and thereby, including fees and expenses of any advisors, experts, brokers, consultants, accountants, auditors, lawyers, investment bankers and other advisors, (b) fifty percent (50%) of the fees and expenses of the Escrow Agent due in connection with the Closing (it being understood that all other fees and expenses of the Escrow Agent shall be paid fifty percent (50%) by Purchaser and fifty percent (50%) by the Sellers’ Representative pursuant to the Escrow Agreement), and (c) except as set forth in Section 5 of Exhibit K, all sale bonuses, change in control bonuses, transaction bonuses, retention bonuses, “single trigger” severance payments and any similar payments or obligations payable to any current or former officer, director, employee or independent contractor of the Companies or any of their respective subsidiaries that become payable solely by reason of the consummation of any of the transactions contemplated by this Agreement (and in no event as a result of a “double trigger” severance provision where the Closing is the first such trigger and the second such trigger is a termination of employment without “cause” initiated by Purchaser or its applicable Affiliate (including, following the Closing, the Companies or any of their respective subsidiaries)), together with the employer portion of any payroll, employment and similar Taxes due on the foregoing amounts; provided, that, for the avoidance of doubt, only the portion of any such payments described in (a) and (b) that remain unpaid as of the Closing shall constitute “Transaction Expenses”; and provided, further, that, for the avoidance of doubt, amounts included in the calculation of “Net Working Capital” or “Closing Indebtedness” shall not be included in the calculation of “Transaction Expenses.”

“Transaction Support Agreement” means the Transaction Support Agreement by and between Sellers’ Representative and Campalier, S.A. de C.V., entered into on the date hereof.

“VWAP” means the volume-weighted average price per share, rounded to the nearest four decimal points, of Betterware Shares on the New York Stock Exchange (as reported on Bloomberg L.P. under the function “VWAP”), for the relevant period.

Exhibit A-2

INDEX OF DEFINED TERMS

Defined Terms	Section
Accounting Firm	Section 2.4(d)
Alternative Financing	Section 6.5(a)
Agreement	Recitals
Agreement Dispute	Section 12.2(b)
Antitrust Approval	Section 7.3(b)
Annual Financial Statements	Section 3.6(a)
Betterware	Preamble
Betterware SEC Reports	Section 5.8(a)
Brands Americas BV	Preamble
Brands International BV	Preamble
Brands LLC	Preamble
Brazil Amendments	Section 2.2(c)(v)
Capital Gains Taxes	Section 7.11(e)
Cav Sul	Preamble
Cav Sul Shares	Recitals
Chosen Courts	Section 12.2(b)
Claims	Section 6.6(c)
Closing	Section 2.2(a)
Closing Date	Section 2.2(a)
Closing Statement	Section 2.3
Companies	Preamble
Companies IT Systems	Section 3.12(g)
Companies Products	Section 3.18(b)
Companies Registered Intellectual Property	Section 3.12(a)
Companies Software	Section 3.12(i)
Coöperatief	Preamble
Covered Person	Section 6.6(a)
Credit Agreement	Section 5.11(a)
Credit Documentation	Section 6.5(c)
D&O Insurance	Section 6.6(d)
Dart Brazil	Preamble
Dart Brazil Shares	Recitals
Dart Mexico	Preamble
Dart Mexico Coöperatief Share	Recitals
Dart Mexico Shares	Recitals
Dart Mexico TSM Shares	Recitals
Data Partners	Section 3.13(a)
Debt Commitment Letter	Section 5.11(a)
Debt Financing	Section 5.11(a)
Debt Financing Commitments	Section 5.11(a)
Disclosure Schedules	Article III

Defined Terms	Section
Disputed Amounts	Section 2.4(d)
Employees	Section 3.20(a)
Environmental Permits	Section 3.10(a)
Estimated Cash Consideration	Section 2.3
Estimated Closing Indebtedness	Section 2.3
Estimated Net Working Capital	Section 2.3
Estimated Transaction Expenses	Section 2.3
Exchange Act	Section 5.5
Extended Termination Date	Section 9.1(b)
Final Cash Consideration	Section 2.4(f)
Final Overage	Section 2.4(f)(ii)
Final Statement	Section 2.4(f)
Final Underage	Section 2.4(f)(iii)
Financial Statements	Section 3.6(a)
Interim Financial Statements	Section 3.6(a)
Investments	Preamble
Malicious Code	Section 3.12(g)
Material Contract	Section 3.11(a)
Mexican Income Tax Statute	Section 2.5(c)
Mexican Resident Seller	Section 2.5(c)
Net Working Capital	Exhibit B-2
NWC Exclusion Categories	Exhibit B-2
Parties	Preamble
Party Holdings	Section 2.2(b)(x)
Party Licensor	Recitals
Party Operations	Recitals
Post-Closing Statement	Section 2.4(a)
Post-Closing Covenants	Section 2.3
Pre-Closing Arrangements	Section 7.6
Privileged Communications	Section 12.16
Purchaser	Preamble
Reference Date	Section 3.6(a)
Related Party Contracts	Section 3.24(a)
Releasee(s)	Section 6.6(c)
Releasors	Section 6.6(c)
Required Amount	Section 5.11(d)
Review Period	Section 2.4(b)
SEC	Section 5.8(a)
Securities Act	Section 4.7(a)
Sellers	Recitals
Seller Counsel	Section 12.16
Seller Released Claims	Section 7.10
Sellers' Representative	Recitals
Shareholder Meeting	Section 6.3
Shares	Recitals

Defined Terms	Section
Special Returns	Section 7.11(a)
Statement of Objections	Section 2.4(b)
Stock Consideration	Section 2.2(b)(ii)
Percentage Interest and Allocation Schedule	Section 2.2(b)(ii)
Straddle Period	Section 7.11(a)
Suppliers	Section 3.14
Termination Date	Section 9.1(b)
Total Consideration	Section 2.3
Transfer Taxes	Section 7.11(e)
TSM	Preamble
Unused Intellectual Property	Section 7.7

Exhibit B-1

PERCENTAGE INTEREST AND ALLOCATION SCHEDULE

Seller	Percentage Interest
Tupperware Services México, S. de R.L. de C.V.	61.538461123%
Premiere Brands International Coöperatief U.A.	0.000000415%
Tupperware Brands Americas B.V.	29.437160554%
Latin America Investments, Inc.	9.024377908%

Exhibit b-2

SAMPLE CLOSING STATEMENT

Exhibit C

RESIGNATIONS

Dart, S.A. de C.V.

Board of Administrators
Luciano Andrés Azum
Benjamín Robledo López
Steven Marcus Ramos

Officers:
Yvonne Avalos Cázares
José Luis Garduño Martínez
Luciano Andrés Azum
Benjamín Robledo López

Exhibit D

FORM OF ESCROW AGREEMENT

Exhibit E

KNOWLEDGE OF PURCHASER

1.	Luis Campos

2.	Daniel Salim

3.	Martin Werner

Exhibit F

KNOWLEDGE OF THE COMPANIES

1.	Paola Kiwi

2.	Luciano Andres Azum (only as to Dart Mexico)

3.	Marcelo Rodrigues (only as to Cav Sul and Dart Brazil)

4.	Benjamin Robledo (only as to Dart Mexico)

5.	Jorge Cortes

6.	Miguel Zuñiga (only as to Dart Mexico)

7.	Andres Uribe (only as to Cav Sul and Dart Brazil)

Exhibit G

FORM OF LICENSE AGREEMENT

Exhibit H

FORM OF OFFSET AGREEMENT

Exhibit I

FORM OF REGISTRATION RIGHTS AND LOCKUP AGREEMENT

Exhibit J-1

TERRITORY

1.	Mexico

2.	Guatemala

3.	Honduras

4.	El Salvador

5.	Nicaragua

6.	Costa Rica

7.	Panama

8.	Colombia

9.	Venezuela

10.	Ecuador

11.	Peru

12.	Bolivia

13.	Chile

14.	Argentina

15.	Uruguay

16.	Paraguay

17.	Brazil

18.	Belize

19.	Guyana

20.	Suriname

EXHIBIT J-2

Recordation Condition

1.	Mexico

2.	Guatemala

3.	Colombia

4.	Ecuador

5.	Peru

6.	Chile

7.	Argentina

8.	Uruguay

9.	Brazil

Exhibit K

Pre-Closing arrangements

Exhibit L

manufacturing Agreement

Exhibit M

Molds purchase agreement

Exhibit N

Nda termination